Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIVOPOWER INTERNATIONAL PLC

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

England and Wales	4931	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

VivoPower International PLC

The Scalpel, 18th Floor, 52 Lime Street

London EC3M 7AF

United Kingdom

+44-794-116-6696

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Corporation Service Company

251 Little Falls Drive Wilmington, DE 19808

United States

Telephone: +1 302 636 5400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Elliott M. Smith White & Case LLP 1221 Avenue of the Americas New York, New York 10020 Telephone: (212) 819-8200	Louis Taubman 950 Third Avenue, 19th Floor New York, NY 10022 Telephone: (917) 512-0827

Approximate date of commencement of proposed sale to the public: as and when appropriate after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED JULY 26, 2024

Up to [●] Ordinary Shares

VivoPower International PLC (“VivoPower,” “we,” “us” or the “Company”) is offering in a best efforts offering under this prospectus of up to [●] Ordinary Shares, nominal value $0.12 (the “Ordinary Shares”).

Our Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “VVPR.” The last sale price of our Ordinary Shares on July 25, 2024 was $2.49 per share.

We have engaged Chardan Capital Markets LLC (“Chardan”) as our exclusive placement agent, or the Placement Agent, to use its reasonable best efforts to solicit offers to purchase our securities in this offering. The Placement Agent is not purchasing or selling any of the securities we are offering and is not required to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering the actual public offering amount, placement agent’s fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth below and throughout this prospectus. We have agreed to pay the Placement Agent the placement agent fees set forth in the table below. See “Plan of Distribution” on page 88 of this prospectus for more information.

We have assumed a public offering price of $[●] per Ordinary Share. The actual public offering price will be negotiated between us, the Placement Agent and the investors in this offering which may be based on, among other things, the trading of our Ordinary Shares prior to the offering and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final public offering price.

Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the Ordinary Shares offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of Ordinary Shares sufficient to pursue the business goals described in this prospectus. Because there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of Ordinary Shares offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan.

This offering will terminate on [●], unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We intend to have one closing for all the securities purchased in this offering, but may undertake one or more closings on a rolling basis. The public offering price per Ordinary Share will be fixed for the duration of this offering.

Total
Public offering price
Placement agent fees (1)(2)
Proceeds to us (before expenses) (1)

(1)	Assumes the sale of 100% of the Ordinary Shares offered in this offering. Since this is a best efforts offering, we may not sell all or any of the Ordinary Shares offered pursuant to this prospectus.

(2)	In connection with this offering, we have agreed to pay to Chardan as placement agent a cash fee equal to seven percent (7%) of the gross proceeds received by us in the offering. For a description of the additional compensation to be received by Chardan, see “Plan of Distribution.”

Investing in our Ordinary Shares is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus to read about factors you should consider before buying our Ordinary Shares.

We are a “foreign private issuer” as defined under the federal securities laws, and, as such, we are subject to reduced public company reporting requirements. See the section entitled “Prospectus Summary—Implications of Being a Foreign Private Issuer” for additional information.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.

We will deliver the Ordinary Shares being issued to the investors electronically, upon closing and receipt of investor funds for the purchase of the Ordinary Shares offered pursuant to this prospectus.

The date of this prospectus is July 26, 2024

Chardan

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ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part that we filed with the Securities and Exchange Commission (the “SEC”) includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC before making your investment decision.

You should rely only on the information provided in this prospectus or in a prospectus supplement or any amendments thereto. Neither we nor the Placement Agent have authorized anyone else to provide you with different information. We do not, and the Placement Agent and its affiliates do not, take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date .

On October 5, 2023, we effected a 1-for-10 reverse share split of our issued and outstanding Ordinary Shares (the “Reverse Stock Split”). Unless indicated or the context otherwise requires, all per share amounts and numbers of Ordinary Shares in this prospectus have been adjusted to account for the Reverse Stock Split.

As a U.K. incorporated company, we are subject to applicable laws of England and Wales including the Companies Act 2006. Under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

For investors outside of the United States: we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “VivoPower,” the “Group,” the “company,” “we,” “us” and “our” refer to VivoPower International PLC and its consolidated subsidiaries, except where the context otherwise requires.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations, market position and market opportunity, is based on our management’s estimates and research, as well as industry and general publications and research, surveys and studies conducted by third parties. We believe that the information from these third-party publications, research, surveys and studies included in this prospectus is reliable. Management’s estimates are derived from publicly available information, their knowledge of our industry and their assumptions based on such information and knowledge, which we believe to be reasonable. These data involve a number of assumptions and limitations which are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates.

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PROSPECTUS SUMMARY

This summary highlights selected information about us and the Ordinary Shares that we are offering. It may not contain all of the information that may be important to you. Before investing in the Ordinary Shares, you should read this entire prospectus and other information incorporated by reference from our other filings with the SEC carefully for a more complete understanding of our business and this offering, including our consolidated financial statements, and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus.

Company Overview

VivoPower is an award-winning global sustainable energy solutions B Corporation company focused on electric solutions for customised and ruggedised fleet applications, battery and microgrids, solar and critical power technology and services. The Company’s core purpose is to provide its customers with turnkey decarbonisation solutions that enable them to move toward net-zero carbon status. VivoPower has operations and personnel in Australia, Canada, the Netherlands, the United Kingdom, the United States, the Philippines, and the United Arab Emirates.

VivoPower was incorporated on February 1, 2016, under the laws of England and Wales, with company number 09978410, as a public company limited by shares. VivoPower recertified as a B Corporation in 2022 and was recognized in the Best For The World program as being in the top 5% amongst B Corporations for Governance.

Management analyses the business in five segments: Electric Vehicles, Solar Development, Sustainable Energy Solutions, Critical Power Services and Corporate Office.

Electric Vehicles

Tembo e-LV B.V. (“Tembo”) is the electric vehicle business unit and brand of VivoPower. It has operating subsidiaries in the Netherlands, Australia, the United Arab Emirates and Asia. Founded in the Netherlands in 1969, as a specialist off-road vehicle ruggedisation and modification company, Tembo now designs and develops of electric battery conversion kits to replace internal combustion engines (“ICE”) in light utility vehicle fleets, particularly for the mining sector. VivoPower first acquired a shareholding in Tembo in October 2020 before securing full control in February 2021. Since then, the Tembo business has been transformed into a global business and brand with partners and customers globally.

Today, Tembo has three divisions and product lines being the Electric Utility Vehicle (“EUV”) conversion kits for mining and other off-road and ruggedised or customised on-road applications, the Public Utility Vehicle (“PUV”) electric powertrain conversion kits for the jeepneys in the Philippines and the recently established full Tembo OEM light utility pick up truck range called the Tembo Tuskers (“Tuskers”).

Tembo’s customers and partners are located across the globe and span a broad spectrum of sectors including mining, infrastructure, construction, government services, humanitarian aid, tourism and agriculture.

Sustainable Energy Solutions

VivoPower’s Sustainable Energy Solutions (“SES”) segment designs, evaluates, sells, and implements renewable energy infrastructure. This segment complements our electric vehicle offerings, enabling clients to adopt comprehensive decarbonization measures through on-site renewable generation, batteries and microgrids, EV charging stations, emergency backup power solutions and digital twin technology.

Critical Power Services

VivoPower’s Critical Power Services business was known as Aevitas. Aevitas was a key player in the manufacture, distribution, installation and servicing of critical energy infrastructure solutions. Its portfolio spans the design, procurement, installation, and upkeep of power and control systems, including those catering to utility and industrial scale solar farms. Under Aevitas, there were three operating companies, J.A. Martin Electrical, NDT Services and Kenshaw Electrical. J.A. Martin and NDT Services were sold in July 2022 and Kenshaw Electrical was sold in July 2024. VivoPower is completing a restructure of Aevitas given it is now a discontinued operation.

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Solar Development

VivoPower’s portfolio of U.S. solar projects is held in its wholly owned subsidiary, Caret, LLC (“Caret”).

This segment has historically been characterized as the Solar Development segment and encompassed the Company’s solar development activities in the U.S. and Australia. The Company no longer has solar development activities in Australia following the sale of its interests in solar farm projects in FY2021.

In October 2023, VivoPower announced its board approved a plan to spin off the majority of its Caret business unit’s portfolio, comprising up to ten solar projects totaling 586MW-DC. This excluded two projects committed to a joint venture. VivoPower shareholders had approved this spinoff during the November 2022 Annual General Meeting (AGM.

VivoPower’s focus for its solar development business remains to monetise its portfolio of US solar projects, with the aim of using any funds generated to be redeployed to its Electric Vehicle and Sustainable Energy Solutions business units.

Recent Developments

On October 4, 2023, VivoPower announced 1-for-10 Reverse Stock Split.

On October 31, 2023, VivoPower announced the establishment of a Board-led ‘Illegal Market Manipulation Task Force’ to address alleged market manipulation involving its stock. This action includes collaborating with regulators and engaging an external forensic investigation firm, as well as UK and US legal counsel. The company suspects a coordinated scheme to artificially depress its stock price. VivoPower and its Board remain committed to upholding the highest standards of governance for the benefit of its stakeholders.

On November 14, 2023, VivoPower initiated a “sum of the parts” strategic value maximization review, prompted by inbound M&A expressions of interest for Tembo and Aevitas Kenshaw.

On April 2, 2024, VivoPower signed a heads of agreement to merge Tembo with Nasdaq-listed Cactus Acquisition Corp. 1 Limited (“CCTS”) at a pre-money equity value of US$838 million. Should this merger be consummated, it will result in Tembo becoming a separate listed company on Nasdaq. However, it is expected that VivoPower will continue to be the major shareholder and on that basis, Tembo will continue to be a controlled entity of VivoPower and consolidated in its financial statements. The merger is targeted to be completed by November 2024.

On April 3, 2024, VivoPower announced a capital management strategy including a stock buyback program authorized to purchase up to $5 million of its outstanding common stock, expiring April 3, 2025. This program will be funded by proceeds from business and asset divestitures. The buyback is subject to market conditions, legal requirements, shareholder approval, and other considerations, and can be modified by the Board at any time. Repurchases may be made in the open market or through privately negotiated transactions.

On April 8, 2024, VivoPower announced that its subsidiary Tembo met all milestones to secure the final $2.5 million investment from a UAE-based private investment office backed by a member of the Al Maktoum family. This brings the total investment to $10 million at a pre-money valuation of $120 million.

On May 29, 2024, VivoPower announced that its subsidiary, Tembo, has launched a fully electric OEM pickup utility vehicle. This strategic development allows Tembo to bypass the capex-intensive assembly process and accelerate revenue generation. The new vehicle features a range from 330 km on a single charge, 1-tonne payload capacity, and unbraked towing capacity of 750 kg. Initial orders have been secured, with full homologation expected by July 2024. This initiative significantly expands Tembo’s B2B market and complements its existing EUV conversion kit program, while reducing direct costs for both EUV and jeepney programs.

On July 2, 2024, VivoPower announced that its subsidiary, Tembo, agreed to a one-month extension of its exclusive heads of agreement with Nasdaq-listed Cactus Acquisition Corporation I (CCTS) to July 31, 2024. This extension provides additional time to finalize the definitive business combination agreement and the independent fairness opinion related to the proposed transaction.

On July 7, 2024, as part of the Company’s previously announced strategic focus on its fast-growing business units being Electric Vehicles and Sustainable Energy Solutions, the Company announced the sale of its non-core business unit, Kenshaw Electrical, for gross consideration of approximately A$5.0 million. By divesting non-core assets, VivoPower can concentrate on advancing its core sustainable energy solutions and electric vehicle businesses.

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On June 28, 2024, VivoPower signed an amendment and extension to its $34 million shareholder loan financing agreement with AWN Holdings Limited. The agreement consolidates all shareholder loans into a single tranche and reclassifies them as non-current, improving VivoPower’s balance sheet. AWN receives an option to acquire 1,150,000 Tembo shares post-business combination with Cactus Acquisition Corp 1 Limited at $1.35 per share.

Corporate Information

VivoPower International PLC, a public limited company incorporated under the laws of England, was formed on February 1, 2016. Our registered and principal executive offices are located at The Scalpel, 18th Floor, 52 Lime Street, London, U.K. Our general telephone number is +44-203-667-5158 and our internet address is http://www.vivopower.com. Our website and the information contained on or accessible through our website are not part of this prospectus, and our website address is included in this document as an inactive textual reference only. Our agent for service of process in the United States is Corporation Service Company, 251 Little Falls Drive Wilmington, DE 19808.

VivoPower, the VivoPower logo and other trademarks or service marks of VivoPower International PLC including Tembo appearing in this prospectus are the property of VivoPower International PLC. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, service marks and trade names.

Implications of Being a Foreign Private Issuer

We are a “foreign private issuer” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a foreign private issuer under the Exchange Act, we are exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic U.S. companies with securities registered under the Exchange Act, and we are not required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, our officers, directors, and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our Ordinary Shares.

The Nasdaq Listing Rules allow foreign private issuers, such as us, to follow home country corporate governance practices (in our case the U.K.) in lieu of the otherwise applicable Nasdaq corporate governance requirements, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws. We currently do not intend to take advantage of any such exemptions.

Risk Factor Summary

An investment in our securities involves a high degree of risk. A summary of the risk categories that affect us is set out below. These risks are discussed more fully in the “Risk Factors” section immediately following this Prospectus Summary.

Risks related to our business and operations

●	Our operational and financial results may vary significantly from period to period due to fluctuations in our operating costs and other factors.

●	We expect to require additional financing to execute our strategy to operate and grow our business and additional requisite funding may not be available to us when we need or want it.

●	If we continue to experience losses and we are not able to raise additional financing to grow the revenue streams of the Company to become profit making, or generate cash through sales of assets, we may not have sufficient liquidity to sustain our operations and to continue as a going concern.

●	If we fail to meet changing customer demands, we may lose customers and our sales could suffer.

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●	We face competition in the markets, industries and business segments in which we operate, which could adversely affect our business, operating results, financial condition and future prospects.

●	Our inability to protect our intellectual property could adversely affect our business. We may also be subject to intellectual property rights claims by third parties, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.

●	Our brand and reputation are key assets of our business, and if our brand or reputation is damaged, our business and results of operations could be materially adversely affected.

●	Our future business depends in part on our ability to make strategic acquisitions, investments and divestitures and to establish and maintain strategic relationships, and our failure to do so could have a material and adverse effect on our market penetration and revenue growth.

●	Our insurance coverage strategy may not be adequate to protect us from all business risks.

●	Our insurance coverage strategy may not be adequate to protect us from all business risks.

●	We may incur unexpected warranty and performance guarantee claims that could materially and adversely affect our financial condition or results of operations.

●	Our ability to scale up Tembo, our commercial EV segment, is dependent on securing new business opportunities and orders, meeting the requirements of customers and the timely delivery of orders across different market sectors.

●	The future growth and success of Tembo is dependent upon acceptance of its zero-emission specialist battery-electric off-road vehicle kits amongst key target customers in the mining, infrastructure, government services, humanitarian, tourism and utilities sectors.

●	Tembo faces certain operational risks as it seeks to scale up its assembly and delivery capabilities and if it fails to execute properly, this will expose us to material losses and compromise our cash flows.

●	Constant innovation and product development is required for Tembo to ensure it remains competitive and relevant.

●	If the Tembo business does not perform in line with our expectations, we may be required to write-down the carrying value of our investment, including goodwill and intangible assets.

●	The market value of our investment in our SES assets may decrease, which may cause us to take accounting charges or to incur losses if we decide to sell them following a decline in their values.

●	We have a limited operating track record in the development and sale of SES solutions and, as a result, we may not be successful developing and scaling up this business segment profitably.

●	Our Australian critical power services workforce and our Netherlands electric vehicle workforce may become unionized, resulting in higher costs of operations and reduced labor efficiency.

●	Development and sales of our solar projects may be delayed or may not be fully realized, which could have a material adverse effect on our financial condition, results of operations or cash flows.

Risks related to raising of capital and financing

●	We may not be able to generate sufficient cash flow to service all our indebtedness, any additional debt we may incur and our other ongoing liquidity needs, and we may be forced to take other actions to satisfy our obligations under our indebtedness or any additional debt we may incur, which may not be successful.

●	If we fail to adequately manage our planned growth, our overall business, financial condition and results of operations could be materially adversely affected.

●	We may be unable to obtain favorable financing from our vendors and suppliers, which could have a material adverse effect on our business, financial condition or results of operations and prospects.

●	If we are unable to enter into new financing agreements when needed, or upon desirable terms, or if any of our current financing partners discontinue or materially change our financing terms, we may be unable to finance our operations and development projects or our borrowing costs could increase, which would have a material adverse effect on our business, financial condition and results of operations.

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●	We are a holding company whose material assets consist of our holdings in our subsidiaries, upon whom we are dependent for distributions.

●	Tembo is currently engaged in discussions to complete a business combination with Nasdaq-listed Cactus Acquisition Corp. 1 Limited (CCTS). This process involves significant risks and uncertainties that could adversely affect our business, financial condition, results of operations, and prospects.

Risks related to ownership of our Ordinary Shares

●	The trading price of our Ordinary Shares is highly volatile and likely to continue to be so, presenting litigation risks.

●	We may issue additional securities in the future, which may result in dilution to our shareholders and may depress our share price.

●	We do not intend to pay any dividends on our Ordinary Shares at this time.

●	We cannot assure you that our Ordinary Shares will always trade in an active and liquid public market. In addition, at times trading in our Ordinary Shares on The Nasdaq Capital Market (“Nasdaq”) has been highly volatile with significant fluctuations in price and trading volume, and such volatility and fluctuations may continue to occur in the future. Low liquidity, high volatility, declines in our stock price or a potential delisting of our Ordinary Shares may have a negative effect on our ability to raise capital on attractive terms or at all and may have a material adverse effect on our operations.

●	As a foreign private issuer whose shares are listed on Nasdaq, we may follow certain home country corporate governance practices instead of certain Nasdaq requirements.

●	The market price of our shares may be significantly and negatively affected by factors that are not in our control.

●	Our largest shareholder has substantial influence over us and its interests may conflict with or differ from interests of other shareholders.

●	The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation.

Risks related to climate, economic and geopolitical factors

●	We face risks related to natural disasters, health epidemics, such as COVID-19, and other catastrophes, which could significantly disrupt our operations or compromise our business continuity.

●	General economic conditions, including levels of inflation and official interest rates in different jurisdictions in which we operate, could adversely impact demand for our solutions, products and services.

●	Commodity prices (particularly for natural gas and coal) could impact the economic viability of our businesses, in particular SES and Solar Development.

●	Our operations span multiple markets and jurisdictions, exposing us to numerous legal, political, operational, foreign currency exchange and other risks that could negatively affect our operations and profitability.

●	Seasonal variations in demand linked to construction cycles and weather conditions may influence our results of operations and severe weather, including extreme weather conditions associated with climate change, may negatively affect our operations.

●	A deterioration or other negative change in economic or financial conditions in the countries in which we operate or in the global financial markets could have a material adverse effect on our business or results of operations.

Risks related to information systems, internal controls, cybersecurity, record keeping and reporting

●	Our operations depend on proper performance of various information technology systems.

●	If we are unable to maintain effective internal controls over financial reporting or effective disclosure controls and procedures, or if material weaknesses in our internal controls over financial reporting or in our disclosure controls and procedures develop, it could negatively affect the reliability or timeliness of our financial reporting and result in a reduction of the price of our Ordinary Shares or have other adverse consequences.

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●	The accounting treatment for many aspects of our business is complex and any changes to the accounting interpretations or accounting rules governing our business could have a material adverse effect on our reported results of operations and financial results.

●	Security breaches, cyber-attacks, loss of data and other disruptions could compromise sensitive information related to our business or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.

●	We make estimates and assumptions in connection with the preparation of our consolidated financial statements, and any changes to those estimates and assumptions could have a material adverse effect on our reported results of operations.

●	We currently report our financial results under IFRS, which differs in certain significant respects from U.S. GAAP.

Risks related to regulations and governance

●	Regulations and policies governing the electric utility industry, as well as changes to these regulations and policies, may adversely affect demand for our solutions, projects and services and materially adversely affect our business, results of operations and/or financial condition.

●	Regulations and policies governing electric vehicles may materially adversely affect the adoption of electric vehicles and hence the demand for and/or financial viability of our electric vehicle business.

●	Regulations and policies governing solar power project development, installation and energy generation may adversely affect demand for solutions, products and services including SES, Critical Power and Solar Development.

●	Changes to our tax liabilities or changes to tax requirements in the jurisdictions in which we operate could significantly and negatively affect our profitability.

●	Changes in, or any failure to comply with, privacy laws, regulations, and standards may adversely affect our business.

●	As a foreign private issuer under the rules and regulations of the SEC, we are exempt from a number of rules under U.S. securities laws that apply to U.S.-based issuers and are permitted to file less information with the SEC than such companies.

●	U.S. holders of our shares could be subject to material adverse tax consequences if we are considered a “passive foreign investment company” for U.S. federal income tax purposes.

●	We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

●	U.S. investors may have difficulty enforcing civil liabilities against our Company, our directors or members of senior management and the experts named in this prospectus.

●	Changes in U.S. federal income tax policy, including in relation to investment tax credits, may affect the appetite of investors for renewable project investments that are eligible for such credits and could therefore have a negative impact on the economic viability of our U.S. solar development projects.

●	From time to time, we may become involved in costly and time-consuming litigation and other regulatory proceedings which require significant attention from our management.

●	We are subject to the U.K. Bribery Act, the U.S. Foreign Corrupt Practices Act (“FCPA”) and other anti-corruption laws, as well as export control laws, import and customs laws, trade and economic sanctions laws and other laws governing our operations.

Risks related to attracting and retaining talent

●	Our future success depends on our ability to retain our chief executive officer and other key executives.

●	The success of our Company is heavily dependent on the continuing services of key personnel as well as the recruitment and retention of additional personnel.

Risks related to this offering

●	The best efforts structure of this offering may have an adverse effect on our business plan.

●	Our management will have immediate and broad discretion over the use of the net proceeds from this offering and may not use them effectively.

●	Sales of a substantial number of our Ordinary Shares in the public market by the investors in this offering and/or by our existing shareholders could adversely affect the trading price of our Ordinary Shares.

●	You may experience future dilution as a result of future equity offerings.

●	The trading price of our Ordinary Shares has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.

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THE OFFERING

Ordinary shares offered by us	Up to Ordinary Shares on a best-efforts basis

Ordinary shares outstanding prior to this offering	Ordinary Shares

Offering price	$ per Ordinary Share

Ordinary shares to be outstanding after this offering	Ordinary Shares.

Use of proceeds	Assuming we sell the maximum number of Ordinary Shares offered in this offering, we estimate the net proceeds that we will receive from this offering will be approximately $ million based on an assumed public offering price of $ [●]- per share, which was the last reported sale price of our Ordinary Shares on The Nasdaq Capital Market on July [●], 2024, after deducting placement agent fees and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, to fund working capital needs in connection with the expansion of our operations to the commercial electronic vehicle segment and to reduce our debts, including monies owed to shareholders, as well as for general corporate purposes. See the “Use of Proceeds” section of this prospectus for additional information. However, this is a best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of these securities offered pursuant to this prospectus; as a result, we may receive significantly less in net proceeds. For example, if we sell only 25%, 50% or 75% of the maximum amount offered, our net proceeds will be approximately $[●], $[●], or $[●], respectively.

Risk Factors	You should read the “Risk Factors” section of this prospectus beginning on page 9 for a discussion of factors to consider carefully before deciding to invest in our Ordinary Shares.

Transfer Agent	The registrar and transfer agent for the Ordinary Share is Computershare Trust Company, N.A.

The Nasdaq Capital Market symbol	“VVPR”

Best Efforts	We have agreed to offer and sell the securities offered hereby to the purchasers through the placement agent. The placement agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 88 of this prospectus.

The number of our Ordinary Shares to be outstanding after this offering is based on 4,439,733 of our Ordinary Shares outstanding as of June 30, 2024, and excludes the following:

●	125,000 Ordinary Shares authorized for issuance to the Company’s Chairman and CEO in lieu of salary for the period 30 June 2023 to 31 December 2023;

●	423,077 Ordinary Shares upon exercise of Series A warrants issued to investors on August 2, 2022, at an exercise price of $13.00 per share;

●	25,000 Ordinary Shares upon exercise of warrants contracted to be conditionally issued to corporate advisors at an exercise price of $6.60 per share;

●	86,942 Ordinary Shares upon exercise of warrants issued at an exercise price of $6.00 per share to Kevin Chin in lieu of salary. In turn, Kevin Chin gifted this to a benevolent foundation; and

●	58,599 Ordinary Shares issued upon the settlement of outstanding restricted stock units, performance stock units or bonus stock awards under our equity plans as of April 4, 2024. Additional restricted stock units, performance stock units or bonus stock awards for the quarter up to June 30, 2024, are also excluded as they have yet to be granted.

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RISK FACTORS

Investing in our Ordinary Shares involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus before you decide to purchase our securities. Any of the risks and uncertainties set forth below could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of any securities offered by this prospectus. As a result, you could lose all or part of your investment.

Risks related to our business and operations

Our operational and financial results may vary significantly from period to period due to fluctuations in our operating costs and other factors.

In order to facilitate the growth of our Sustainable Energy Solutions (“SES”) strategy, we will need to make significant investments of both an operational expenditure and a capital expenditure nature.

We may not be profitable from period to period because we do not know the rate at which our revenue will grow, if it will grow at all, and we do not know the rate at which we will incur expenses. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our revenue and operating results are difficult to predict and may vary significantly from period to period. Sustained losses could have a material adverse effect on our business, financial condition or results of operations.

We expect our period to period financial results to vary based on our operating costs, which we anticipate will fluctuate as the pace at which we continue to design, develop and manufacture new products and to increase production capacity by expanding our current manufacturing facilities and adding future facilities. Additionally, our revenues from period to period may fluctuate as we introduce existing products to new markets for the first time and as we develop and introduce new products. Moreover, our financial results may not meet expectations of equity research analysts, ratings agencies or investors, who may focus on short-term financial results. Accordingly, the trading price of our stock could decline substantially, either suddenly or over time.

We expect to require additional financing to execute our strategy to operate and grow our business and additional requisite funding may not be available to us when we need or want it.

Our operations and our future plans for expansion are capital intensive requiring significant investment in operational expenditures and capital expenditures to realize the growth potential of our electric vehicle, critical power services, sustainable energy solutions and solar development businesses. In addition, we are subject to substantial and ongoing administrative and related expenses required to operate and grow a public company. Together these items impose substantial requirements on our cash flow and the specific timing of cash inflows and outflows may fluctuate substantially from period to period. As a result, we expect to require some combination of additional financing options in order to execute our strategy and meet the operating cash flow requirements necessary to operate and grow our business. We may need or want to raise additional funds through the issuance of equity, equity-related or debt securities or through obtaining credit from financial institutions to fund, together with our principal sources of liquidity, the costs of developing and manufacturing our current or future products, to pay any significant unplanned or accelerated expenses or for new significant strategic investments, or to refinance our significant consolidated indebtedness, even if not required to do so by the terms of such indebtedness. We may not be able to obtain the additional or requisite funding on favorable terms when required, or at all, in order to execute our strategic development plans or to meet our cash flow needs. Our inability to obtain funding or engage in strategic transactions could have a material adverse effect on our business, our strategic development plan for future growth, our financial condition, and our results of operations.

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If we continue to experience losses and we are not able to raise additional financing to grow the revenue streams of the Company to become profit making, or generate cash through sales of assets, we may not have sufficient liquidity to sustain our operations and to continue as a going concern.

We experienced a loss of $24.3 million, $22.1 million and $8.0 million for the years ended June 30, 2023, 2022 and 2021, respectively. For the half years ended 31 December 2023, 2022 and 2021 we experienced losses of $7.8 million, $11.2 million and $10.2 million, respectively.  If we are unable to generate sufficient revenue from the operation of our businesses, grow our electric vehicle sales, and generate sales of SES projects, or if we are unable to reduce our expenses sufficiently, we may continue to experience substantial losses.

The accompanying consolidated financial statements are prepared on a going concern basis and do not include any adjustments that result from uncertainty about our ability to continue as a going concern. However, if losses continue, and if we are unable to raise additional financing on sufficiently attractive terms or generate cash through sales of solar projects or other material assets or other means, then we may not have sufficient liquidity to sustain our operations and may not be able to continue as a going concern. Similarly, the report of our independent registered public accounting firm on our consolidated financial statements as of and for the year ended June 30, 2023 includes an explanatory paragraph indicating that a material uncertainty exists which may cast material doubt on the group’s ability to continue as a going concern if it is unable to secure sufficient funding. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

If we fail to meet changing customer demands, we may lose customers and our sales could suffer.

The industry in which we operate changes rapidly. Changes in our customers’ requirements result in new and more demanding technologies, product specifications and sizes, and manufacturing processes. Our ability to remain competitive will depend upon our ability to develop technologically advanced products and processes. We must continue to meet the increasingly sophisticated requirements of our customers on a cost-effective basis. We cannot be certain that we will be able to successfully introduce, market and cost-effectively source any new products, or that we will be able to develop new or enhanced products and processes that satisfy customer needs or achieve market acceptance. Any resulting loss of customers could have a material adverse effect on our business, financial condition or results of operations

We face competition in the markets, industries and business segments in which we operate, which could adversely affect our business, operating results, financial condition and future prospects.

We face competition in each of the business segments and jurisdictions in which we operate. Some of our competitors (i) have more financial, technological, engineering and manufacturing resources than we do to develop products, services and solutions that may compete favorably against our products; (ii) are developing or are currently producing products, services and solutions based on new technologies that may ultimately have costs similar to or lower than ours; (iii) have government-backed financial resources or parent companies with greater depths of resources than are available to us; (iv) have access to a lower cost of capital than we do; (v) have stronger distribution partnerships and channels than we do, enabling access to larger customer bases; and (vi) may have longer operating histories, greater name and brand recognition and greater economies of scale than we do.

In addition, new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, adversely impacting our business in the process.

We expect that our competitors will continuously innovate to improve their ability to deliver products, services and solutions to meet customer demands. Should we fail to compete effectively, this could have a material adverse effect on our business, results of operations and financial condition.

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Our inability to protect our intellectual property could adversely affect our business. We may also be subject to intellectual property rights claims by third parties, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.

Any failure to protect our proprietary rights adequately could result in our competitors offering similar sustainable energy solutions more quickly than anticipated, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue which would adversely affect our business prospects, financial condition and operating results. Our success depends, at least in part, on our ability to protect our core technology and intellectual property. We rely on intellectual property laws, primarily a combination of copyright and trade secret laws in the U.S., U.K., Europe, United Arab Emirates and Australia, as well as license agreements and other contractual provisions, to protect our proprietary technology and brand. We cannot be certain our agreements and other contractual provisions will not be breached, including a breach involving the use or disclosure of our trade secrets or know-how, or that adequate remedies will be available in the event of any breach. In addition, our trade secrets may otherwise become known or lose trade secret protection.

We cannot be certain our products and our business do not or will not violate the intellectual property rights of a third party. Third parties, including our competitors, may own patents or other intellectual property rights that cover aspects of our technology or business methods. Such parties may claim we have misappropriated, misused, violated or infringed upon third-party intellectual property rights and if we gain greater recognition in the market, we face a higher risk of being the subject of claims we have violated others’ intellectual property rights. Any claim we violated a third party’s intellectual property rights, whether with or without merit, could be time-consuming, expensive to settle or litigate and could divert our management’s attention and other resources, all of which could adversely affect our business, results of operations, financial condition and cash flows. If we do not successfully settle or defend an intellectual property claim, we could be liable for significant monetary damages and could be prohibited from continuing to use certain technology, business methods, content or brands. To avoid a prohibition, we could seek a license from third parties, which could require us to pay significant royalties, increasing our operating expenses. If a license is not available at all or not available on commercially reasonable terms, we may be required to develop or license a non-violating alternative, either of which could adversely affect our business, results of operations, financial condition and cash flows.

Our brand and reputation are key assets of our business, and if our brand or reputation is damaged, our business and results of operations could be materially adversely affected.

If we fail to deliver our renewable products, critical power services and electric vehicle (“EV”) conversion kits within planned timelines and contracted obligations, or our products and services do not perform as anticipated, or if we materially damage any of our clients’ properties, or cancel projects, our brand name and reputation could be significantly impaired. If customers or potential customers have or develop a less favorable view of our brand or reputation, for the reasons stated above or for any other reason, it could materially adversely affect our business, results of operations and financial condition.

Our future business depends in part on our ability to make strategic acquisitions, investments and divestitures and to establish and maintain strategic relationships, and our failure to do so could have a material and adverse effect on our market penetration and revenue growth.

We frequently look for and evaluate opportunities to acquire other businesses, make strategic investments or establish strategic relationships with third parties to improve our market position or expand our products and services. When market conditions permit and opportunities arise, we may also consider divesting part of our current business to focus management attention and improve our operating efficiency. Investments, strategic acquisitions and relationships with third parties could subject us to a number of risks, including risks associated with integrating their personnel, operations, services, internal controls and financial reporting into our operations as well as the loss of control of operations that are material to our business. If we divest any material part of our business, we may not be able to benefit from our investment and experience associated with that part of the business and may be subject to intensified concentration risks with less flexibility to respond to market fluctuations. Moreover, it could be expensive to make strategic acquisitions, investments, divestitures and establish and maintain relationships, and we may be subject to the risk of non-performance by a counterparty, which may in turn lead to monetary losses that materially and adversely affect our business. We cannot assure you that we will be able to successfully make strategic acquisitions and investments and successfully integrate them into our operations or make strategic divestitures or establish strategic relationships with third parties that will prove to be effective for our business. Our inability to do so could materially and adversely affect our market penetration, our revenue growth and our profitability.

Additionally, any acquisition involves potential risks, including, among other things:

●	mistaken assumptions about assets, revenues and costs of the acquired company, including synergies and potential growth;

●	an inability to successfully integrate the assets or businesses we acquire;

●	complexity of coordinating geographically disparate organizations, systems and facilities;

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●	the assumption of unknown liabilities for which we are not indemnified or for which our indemnity is inadequate;

●	mistaken assumptions about the acquired company’s suppliers or dealers or other vendors;

●	the diversion of management’s and employees’ attention from other business concerns;

●	unforeseen difficulties operating in new geographic areas and business lines;

●	customer or key employee losses at the acquired business; and

●	acquiring poor quality assets, systems and processes.

Our insurance coverage strategy may not be adequate to protect us from all business risks.

We may be subject, in the ordinary course of business, to losses resulting from products liability, accidents, acts of God and other claims against us, for which we may have no insurance coverage. Additionally, the policies that we do have may include significant deductibles or self-insured retentions, policy limitations and exclusions, and we cannot be certain that our insurance coverage will be sufficient to cover all future losses or claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which may harm our business, operating results and financial condition.

Our operations may be adversely affected by failure to maintain or renegotiate distribution, supply, manufacturing or license agreements on favorable terms

We have distribution, supply, manufacturing and license agreements for our businesses. These agreements vary depending on the particular business, but tend to be for a fixed number of years. There can be no assurance that our businesses will be able to renegotiate rights on favorable terms when these agreements expire or that they will not be terminated. Failure to renew these agreements on favorable terms, or any disputes with distributors of our businesses’ products or suppliers of materials, could have an adverse impact on our business and financial results.

In particular in the case of Tembo we depend on suppliers for the components of our kit to maintain or improve their prices as volumes ordered increase and to deliver their products to Tembo within agreed timeframes. There can be no assurance that our volumes of orders and our suppliers’ pricing and lead times will be aligned with our agreements or forecast, which may have an adverse impact on our business and financial results.

We may incur unexpected warranty and performance guarantee claims that could materially and adversely affect our financial condition or results of operations.

In connection with our products and services, we may provide various system warranties and/or performance guarantees. While we generally are able to pass through manufacturer warranties we receive from our suppliers to our customers, in some circumstances, our warranty period may exceed the manufacturer’s warranty period, or the manufacturer warranties may not otherwise fully compensate for losses associated with customer claims pursuant to a warranty or performance guarantee we provided. For example, most manufacturer warranties exclude many losses that may result from a system component’s failure or defect, such as the cost of de-installation, re-installation, shipping, lost electricity, lost renewable energy credits or other solar incentives, personal injury, property damage, and other losses. In addition, in the event we seek recourse through manufacturer warranties, we will also be dependent on the creditworthiness and continued existence of these suppliers. These risks are exacerbated in the event such manufacturers cease operations or fail to honor their warranties.

As a result, warranty or other performance guarantee claims against us that exceed reserves could cause us to incur substantial expense to repair or replace defective products. Warranty reserves include management’s best estimates of the projected costs to repair or to replace items under warranty, which are based on actual claims incurred to date and an estimate of the nature, frequency and costs of future claims. Such estimates are inherently uncertain and subject to change based on our historical or projected experience. Significant repair and replacement costs could materially and negatively impact our financial condition or results of operations, as well divert employee time to remedying such issues. In addition, quality issues can have various other ramifications, including delays in the recognition of revenue, loss of revenue, loss of future sales opportunities, increased costs associated with repairing or replacing products, and a negative impact on our reputation, any of which could also adversely affect our business or operating results.

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Our group SES strategy, including electric vehicles and electrical services to the solar power industry market, may not be successful, could disrupt our existing operations and increase costs, decrease profitability and reduce cash flows across the group.

Our strategy is to focus on delivering end-to-end sustainable energy solutions to corporate customers (including electric vehicles and electrical services to the solar power industry market) to help them accelerate achievement of their net zero carbon goals.

There can be no assurance that the SES strategy will succeed, especially as it is a new business model. For example, there may not be enough customers who engage us to deliver full end-to-end SES solutions to drive the growth that our management is targeting. We may not be able to perfect solutions that meet the expectations of customers, and we may be surpassed by competitors with better technologies. We may not be able to scale up Tembo appropriately or sufficiently integrate it with our existing business operations.

The new SES strategy may transform our growth trajectory but in doing so it will involve significant investment and place strain on our financial and management resources, as well as our business and compliance systems, people and processes. We may not be able to scale up our systems, hire enough people and upgrade our processes effectively so as to realize this growth. If we fail to achieve the targeted growth upon which our investments are made, this could have a material adverse effect on our business, results of operations and financial condition.

Any of the above could have a material adverse effect on our business, results of operations and financial condition.

Our ability to scale up Tembo, our commercial EV segment, is dependent on securing new business opportunities and orders, meeting the requirements of customers and the timely delivery of orders across different market sectors.

We plan to expand significantly in the commercial electric vehicle market, providing electric utility vehicles (“EUV”) with a key focus initially on servicing EUV customers in the mining, infrastructure, government services, humanitarian, tourism, and utilities sectors. As we look to develop these opportunities, monetise our pipeline and secure firm orders, we will incur increased operational expenditures and capital expenditures that may impact our profitability and cash flows.

We will continue to be engaged in product innovation with Tembo as we look to introduce new products, including EUV conversion kits with a longer range and/or greater payload capacity. To the extent that such innovation does not successfully meet regulatory requirements, quality and safety standards and/or customer expectations more generally, future sales could be impaired.

Following the acquisition of Tembo, we signed distribution agreements with a number of partners in North America, Australia, the Middle East, Africa, Southeast Asia and Europe to sell Tembo EUV conversion kits. If Tembo is not able to meet the technical specifications, quality and safety standards of our customers and partners, this will have a material adverse effect on Tembo’s brand, reputation, revenue and future prospects. Furthermore, if Tembo is unable to fulfill product delivery volumes in accordance with timelines agreed with our customers and partners, this could have a material adverse effect on future sales, operating results and the financial condition of the business.

The future growth and success of Tembo is dependent upon acceptance of its zero-emission specialist battery-electric off-road vehicle kits amongst key target customers in the mining, infrastructure, government services, humanitarian, tourism and utilities sectors.

Our strategy for Tembo is to focus its vehicle fleet electrification efforts on the ruggedized, customized and off-road segments of the electric vehicle market including for the mining, infrastructure, government services, humanitarian, tourism and utilities sectors. This market is relatively new, rapidly evolving, and characterized by rapidly changing technologies, new competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. If this market does not develop as we expect or develops more slowly than we expect, our business, results of operations, financial condition and prospects will be materially adversely affected.

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Factors that may influence the market acceptance of new zero-emission vehicles and the conversion of existing vehicles to zero-emission electric vehicles include:

●	perceptions about zero-emission electric vehicle quality, safety design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of any electric vehicle;

●	perceptions about the limitations on the range over which zero-emission electric vehicles may be driven on a single battery charge;

●	perceptions about vehicle safety in general, in particular safety issues that may be attributed to the use of advanced or new technology;

●	the availability of, and perceptions about, alternative fuel vehicles, including hydrogen, as well as the cost of these fuels, which may reduce demand for battery electric vehicles;

●	the availability of service infrastructure for zero-emission electric vehicles;

●	changes in the costs of oil, diesel and gasoline;

●	government regulations and economic incentives, including a change in the administrations and legislations of federal and state governments, promoting fuel efficiency and alternate forms of energy;

●	access to charging stations, standardization of electric vehicle charging systems and perceptions about convenience and cost to charge an electric vehicle;

●	the availability of tax and other governmental incentives and rebates to purchase and operate electric vehicles or future regulation requiring increased use of zero-emission or hybrid electric vehicles, such as the Infrastructure Investment and Jobs Act enacted in November 2021 in the United States; and

●	macroeconomic factors.

The influence of any of the factors described above may cause current or potential customers not to purchase Tembo’s electric vehicles, which would materially adversely affect our business, results of operations, financial condition and prospects.

Tembo faces certain operational risks as it seeks to scale up its assembly and delivery capabilities and if it fails to execute properly, this will expose us to material losses and compromise our cash flows.

The Tembo business faces operational risks as a maker of battery-electric ruggedized and off-road vehicles embarking on a scale up of its assembly and delivery capabilities. These risks include:

●	industrial accidents or pollution which may result in operational disruptions such as work stoppages and which could result in increased production costs as well as financial and regulatory liabilities;

●	actual and potential supply chain shortages, in particular with regard to batteries and other vehicle inputs, as well as increases in the prices of such inputs, which may have a material adverse effect on the operations, profits and cash flow of Tembo;

●	issues relating to design or manufacturing defects;

●	issues relating to safety, including compliance with safety regulations and standards;

●	inability to secure appropriate premises and equipment;

●	inability to attract and retain appropriately qualified personnel; and

●	delays in launching or scaling up production and assembly of new products and features.

Constant innovation and product development is required for Tembo to ensure it remains competitive and relevant.

Tembo operates in a market that is relatively new, rapidly evolving, and characterized by rapidly changing technologies, new competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. In order to stay competitive and relevant, it needs to continuously innovate and invest in product development and new technologies.

In particular, we are in the process of testing EV conversion kits with new battery platforms. Our ability to execute on the research, development and design of the EV conversion kit within the intended time and budget is key to deliver to our distribution partners and customers in accordance with our existing and upcoming agreements and to grow revenues at Tembo.

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If Tembo fails to innovate and evolve to meet customer demands and stay ahead of competing technologies and companies, it may become obsolete or non-competitive. This would have a material adverse effect on our business, results of operations and financial condition.

If the Tembo business does not perform in line with our expectations, we may be required to write-down the carrying value of our investment, including goodwill and intangible assets.

Under IFRS, we are required to test the carrying value of long-term assets or cash-generating units for impairment at least annually and more frequently if we have reason to believe that our expectations for the future cash flows generated by these assets may no longer be valid. If the results of operations and cash flows generated by Tembo are not in line with our expectations, we may be required to write-down the carrying value of the investment. Any write-down could materially affect our business, financial condition and results of operations.

The market value of our investment in our SES assets may decrease, which may cause us to take accounting charges or to incur losses if we decide to sell them following a decline in their values.

The fair market value of investments we have made in our U.S. solar projects may decline. The fair market values of the investments we have made or may make in the future may increase or decrease depending on a number of factors, many of which are beyond our control, including the general economic and market conditions affecting the renewable energy industry, wholesale electricity prices, expectations of future market electricity prices, land owners’ expectations on terms of their leases, availability of alternative opportunities to land owners, unforeseen development delays, unfavorable project development costs, prohibitive deposit requirements by power offtakers and utilities for interconnection, and long-term interest rates.

Any deterioration in the market values of our investments could cause us to record impairment charges in our financial statements, which could have a material adverse effect on our business, financial condition and results of operations. If we sell any of our investments when prices for such investments have fallen, the sale may be at less than the investments’ carrying value on our financial statements, which could result in a loss, which could also have a material adverse effect on our business, financial condition and results of operations.

We have a limited operating track record in the development and sale of SES solutions and, as a result, we may not be successful developing and scaling up this business segment profitably.

The SES business segment aims to deliver solutions that combine electrification of customers’ light commercial vehicles; the design, development, construction and electrification of renewable energy powered sites that address customers’ critical power requirements (which will typically involve a solar power system, microgrid and charging stations); and the reuse or recycling of batteries from fleets of electric vehicles once the batteries reach the end of their useful life for vehicle applications.

We have experience in developing, financing and building solar power systems. However, we have limited experience and track record in combining this experience to develop and offer a complete SES solution with electric vehicles, renewable microgrids, battery recycling and reuse and we are still in the process of developing such capabilities.

Should we fail to appropriately scale up the SES business segment, we may incur operating losses that reduce our cash flows and have a material adverse effect on our financial condition.

Our Australian critical power services workforce and our Netherlands electric vehicle workforce may become unionized, resulting in higher costs of operations and reduced labor efficiency.

A small number of our critical power services workforce is currently unionized. The critical power services business in Australia represents the largest proportion of our workforce. This part of our business operates in the Hunter Valley region of Australia whose economy is predominately driven by the mining industry and many businesses in the area are unionized. In periods of strong growth and activity in the mining sector, such as has been experienced over the past five years, the labor market usually becomes extremely competitive, which may entice our workforce to seek collective bargaining through union representation. Unionization of our critical power services workforce could result in additional costs for industrial relations, legal and consulting services, higher labor rates, new requirements for additional employment benefits, more restrictive overtime rules, and less flexible work scheduling, all of which could result in a significant increase in the cost of labor and the requirement for additional labor to maintain existing productivity.

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Our Netherlands workforce for our electric vehicles business segment is currently not unionized. However, as we grow that workforce, some of the expanded workforce may be unionized.

Should such increased unionization occur, it could have a material adverse effect on our business, financial condition or results of operation.

Development and sales of our solar projects may be delayed or may not be fully realized, which could have a material adverse effect on our financial condition, results of operations or cash flows.

In the U.S., we have a portfolio of 10 utility-scale solar projects under development, with total power generating capacity of 586 MW-DC. These projects are at varying stages of development and will take many months or even years to complete and sell. The successful development and sale of these projects is subject to a range of risks and uncertainties, including risks and uncertainties relating to economic and market conditions, political and regulatory conditions, and business and other factors beyond our control.

In addition, the attractiveness of these projects to potential purchasers is subject to numerous risks, including: (i) unfavorable changes in forecast construction costs; (ii) engineering or design problems; (iii) problems with obtaining permits, licenses, approvals or property rights necessary or desirable to consummate the projects; (iv) interconnection or transmission related issues; (v) environmental issues; (vi) force majeure events; (vii) access to project financing (including debt, equity or tax credits) on insufficiently attractive terms; and (viii) inability to secure off-takers, including pursuant to power purchase agreements (“PPA”). Failure to secure off-takers on terms favorable to us, or at all, may render projects economically unviable. Even if we are able to secure off-takers, we may experience extended delays in entering into PPAs for some of our solar power projects. Any delay in entering into PPAs may adversely affect our ability to secure the cash flows generated by such projects and impact the economics of those projects. Furthermore, any PPAs may be subject to price adjustments over time. If the price under any of our solar project PPAs is reduced below a level that makes a project economically viable, our financial conditions, cash flows and results of operations could be materially adversely affected.

Accordingly, the actual amount of proceeds from sales realized and the actual periods during which these proceeds are realized may vary substantially from our plans and projections. Our inability to realize some or all of the cash from the sale of solar projects could have a material adverse effect on our financial condition, results of operations or cash flows and create a risk that we will not be able to continue as a going concern.

Risks related to raising of capital and financing

We may not be able to generate sufficient cash flow to service all our indebtedness, any additional debt we may incur and our other ongoing liquidity needs, and we may be forced to take other actions to satisfy our obligations under our indebtedness or any additional debt we may incur, which may not be successful.

For the unaudited half-year period ending December 31, 2023, debt obligations amounted to $33.2 million, compared to June 30, 2023, where we had an aggregate of $32.4 million in debt obligations. Our ability to make scheduled payments on or to refinance our debt obligations and to fund our ongoing liquidity needs depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. There can be no assurance that we will maintain a level of cash flow from operating activities or that future borrowings will be available to us in an amount or on terms sufficient to permit us to pay the principal and interest on our indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, sell material assets, or to seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

We could also face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations or risk not being able to continue as a going concern. In addition, we may be able to incur additional indebtedness in the future. If new indebtedness is added to our current debt levels, the related risks that we now face could intensify. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations or prospects.

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If we fail to adequately manage our planned growth, our overall business, financial condition and results of operations could be materially adversely affected.

We are targeting significant growth across our businesses over the next 5 years, underpinned by strong industry tailwinds including the electrification of fleet vehicles, the adoption and acceleration of net zero carbon goals by corporate customers, and growth of the renewable and infrastructure sectors in our key geographic markets.

We expect that this significant growth in activity will place significant stress on our operations, management, employee base and ability to meet working capital requirements sufficient to support this growth over the next 12 to 36 months. Any failure to address the needs of our growing business successfully could have a material adverse effect on our business, operating results and financial condition.

We may be unable to obtain favorable financing from our vendors and suppliers, which could have a material adverse effect on our business, financial condition or results of operations and prospects.

In addition to obtaining financing from certain financial parties, we have also historically utilized financing from our vendors and suppliers through customary trade payables or account payables. At times, we have increased the number of days’ payables outstanding. There can be no assurance that our vendors and suppliers will continue to allow us to maintain existing or planned payables balances, and if we were forced to reduce our payables balances below our planned level without obtaining alternative financing, our inability to fund our operations would materially adversely affect our business, financial condition and results of operations. We could also face substantial liquidity problems and might be required to dispose of material assets or enter into economically unfavorable financing arrangements to meet creditor demands or risk not being able to continue as a going concern.

If we are unable to enter into new financing agreements when needed, or upon desirable terms, or if any of our current financing partners discontinue or materially change our financing terms, we may be unable to finance our operations and development projects or our borrowing costs could increase, which would have a material adverse effect on our business, financial condition and results of operations.

We continue to require working capital and credit facilities to fund the growth of our critical power services businesses, and we may require additional working capital and credit facilities to fund the growth of the electric vehicles business and the up-front costs associated with the development and sale of sustainable energy solutions projects. Without access to sufficient and appropriate financing, or if such financing is not available at desirable rates or on terms we deem appropriate, we would be unable to grow our business. Our ability to obtain financing in the future depends on banks’ and other financing sources’ continued confidence in our business model and the industries in which we operate as a whole. In addition, wholesale regulatory changes within financial services markets within specific jurisdictions in which we operate can affect the availability of financing for our businesses resulting from capital availability in the market and appetite of the market for certain industries, risks, or businesses. Changes to our business, the business of our lenders, or the financing market in a region or as a whole could result in us being unable to obtain new financing or maintain existing credit facilities. Failure to obtain the necessary financing to fund our operations would materially adversely affect our business, financial condition and results of operations. To date, we have obtained financing for our business from a limited number of financial parties. If any of these financial parties decided not to continue financing our business or to materially change the terms under which they are willing to provide financing, we could be required to identify new financial parties and negotiate new financing documentation. The process of identifying new financing partners and agreeing on all relevant business and legal terms could be lengthy and could require us to reduce the rate of growth of our business until such new financing arrangements are in place. In addition, there can be no assurance that the terms of the financing provided by a new financial party would compare favorably with the terms available from our current financing partners. In any such case, our borrowing costs could increase, which could have a material adverse effect on our business, financial condition, and results of operations.

We are a holding company whose material assets consist of our holdings in our subsidiaries, upon whom we are dependent for distributions.

We are a holding company whose material assets consist of our holdings in our subsidiaries. We do not have independent sources of revenue generation. Although we intend to cause our subsidiaries to make distributions to us in an amount necessary to cover our obligations, expenses, taxes and any dividends we may declare, if one or more of our operating subsidiaries become restricted from making distributions under the provisions of any debt or other agreements or applicable laws to which it is subject, or is otherwise unable to make such distributions, it could have a material adverse effect on our financial condition and liquidity.

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Tembo is currently engaged in discussions to complete a business combination with Nasdaq-listed Cactus Acquisition Corp. 1 Limited (CCTS). This process involves significant risks and uncertainties that could adversely affect our business, financial condition, results of operations, and prospects.

In April 2024, we signed a heads of agreement to merge Tembo with CCTS at a pre-money equity valuation of US$838m. Should this merger be consummated, it will result in Tembo becoming a separate listed company on the Nasdaq Global Market Exchange. Though the transaction is expected to close in the second half of 2024, the business combination is subject to regulatory and shareholder approvals, compliance with applicable laws and jurisdictions, and prevailing economic and market conditions, and there is no assurance that the transaction will be completed within the timeframe or at all.

Delays in the completion, or the possibility of termination, of the business combination could adversely affect our financial condition, strategic goals, and Tembo’s ability to secure additional financing. Furthermore, factors such as, but not limited to, market sentiment, regulatory developments, and legal exposures related to the business combination can influence our share price, potentially leading to increased volatility and fluctuations prior to or upon the completion of the business combination, among other related risks. As a result, there can be no assurance that the expected benefits of the business combination will be realised, or that Tembo or the Company’s business operations or financial conditions will not be adversely affected.

Risks related to ownership of our Ordinary Shares

The trading price of our Ordinary Shares is highly volatile and likely to continue to be so, presenting litigation risks.

The trading price of our Ordinary Shares   has been highly volatile and will likely continue to be subject to wide fluctuations in response to various factors, most of which are beyond our control. Our Ordinary Shares have experienced an intra-day trading high of $9.90 per share and a low of $1.02 per share during FY2024.

The stock market in general, and the market for technology-oriented companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Furthermore, short sellers and activists may seek to sensationalize selected news about companies, including ours, so as to influence supply and demand for the Ordinary Shares, further influencing volatility in its market price. Public perception and other factors outside of our control may additionally impact our stock price.

Following periods of volatility in the overall market and our share price, there is a risk that securities class action litigation may be filed against us. While we would defend any such actions vigorously, any judgement against us or any future stockholder litigation could result in substantial costs and a diversion of our management’s attention and resources.

We may issue additional securities in the future, which may result in dilution to our shareholders and may depress our share price.

We are not restricted from issuing additional Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares. Because we anticipate we will need to raise additional capital to operate and/or expand our business, we expect to conduct equity offerings in the future.

There is no limit on the number of Ordinary Shares we may issue under our articles of association, however the directors’ authority to allot Ordinary Shares is limited to the extent authorized by the shareholders of the Company. On November 10, 2022, at the Company’s annual general meeting, the shareholders authorized the Company to allot shares in the Company and to grant rights to subscribe for, or to convert any security into, Ordinary Shares up to an aggregate nominal value of $180,000, such authority to expire on November 10, 2027, and the shareholders waived all and any pre-emption rights in respect of the same. To the extent we conduct additional equity offerings, additional Ordinary Shares will be issued, which may result in dilution to our shareholders. The Ordinary Shares underlying our securities may be eligible for public resale in the future, either pursuant to registration or an exemption from registration. Sales of substantial numbers of shares in the public market could adversely affect the market price of our Ordinary Shares. In addition, issuances of a substantial number of shares will reduce the equity interest of our existing investors and could cause a change in control of our Company.

Future sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional shares. Furthermore, the market price of our Ordinary Shares could drop significantly if our executive officers, directors, or certain large shareholders sell their shares, or are perceived by the market as intending to sell them.

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We do not intend to pay any dividends on our Ordinary Shares at this time.

We have not paid any cash dividends on our Ordinary Shares to date. The payment of cash dividends on our Ordinary Shares in the future will be dependent upon our revenue and earnings, if any, capital requirements, and general financial condition, as well as the limitations on dividends and distributions that exist under the applicable laws and regulations of England and Wales and will be within the discretion of our board of directors (the “Board”). It is the present intention of our Board to retain all earnings, if any, for use in our business operations and, accordingly, our Board does not anticipate declaring any dividends on our Ordinary Shares in the foreseeable future. As a result, any gain you will realize on our Ordinary Shares will result solely from the appreciation of such shares.

We cannot assure you that our Ordinary Shares will always trade in an active and liquid public market. In addition, at times trading in our Ordinary Shares on The Nasdaq Capital Market (“Nasdaq”) has been highly volatile with significant fluctuations in price and trading volume, and such volatility and fluctuations may continue to occur in the future. Low liquidity, high volatility, declines in our stock price or a potential delisting of our Ordinary Shares may have a negative effect on our ability to raise capital on attractive terms or at all and may have a material adverse effect on our operations.

The market price of our Ordinary Shares may be influenced by many factors, many of which are beyond our control, including those described above in “Risks related to our business and operations.” As a result of these and other factors, investors in our Ordinary Shares may not be able to resell their shares at or above the price they paid for such shares or at all. The market price of our Ordinary Shares has frequently been highly volatile and has fluctuated in a wide range. The liquidity of our Ordinary Shares as reflected in daily trading volume on Nasdaq has usually been low.

At a certain point in FY23, the trading price of our Ordinary Shares on Nasdaq fell to a minimum of $0.23 per share, and also traded to a maximum of $1.50 per share. The Company was first notified by Nasdaq that it no longer met the minimum bid price of $1.00 per share requirement, based on the closing bid price of the Company’s Ordinary Shares for the last 30 consecutive business days, on October 28, 2022, and was given an initial 180-day period, until April 26, 2023, to regain compliance. On April 27, 2023, the Company received written notification from Nasdaq granting the Company’s request for a 180-day extension to regain compliance with Nasdaq’s minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). The Company was given until October 23, 2023, to meet the Minimum Bid Price Requirement that the bid price of the Company’s Ordinary Shares close at, or above, $1.00 per share for a minimum of ten consecutive business days. On October 4, 2023, the Company announced a one-for-ten (1-10) reverse stock split and par value change of its Ordinary Shares to meet with the Minimum Bid Price Requirement. Ordinary Shares began trading on a post-split basis on October 6, 2023, and as of July 25, 2024, Ordinary Shares are trading at $2.49 per share.

There can be no assurance that the Company will be able to maintain compliance with the Minimum Bid Price Requirement or that, if the Company receives a delisting notice and appeals the delisting determination by Nasdaq, such appeal would be successful.

Low liquidity, high volatility, declines in our stock price or potential delisting of our Ordinary Shares may have a material adverse effect on our ability to raise capital on attractive terms or at all and a material adverse effect on our operations.

As a foreign private issuer whose shares are listed on Nasdaq, we may follow certain home country corporate governance practices instead of certain Nasdaq requirements.

As a foreign private issuer whose shares are listed on Nasdaq, we are permitted to follow certain home country corporate governance practices instead of certain requirements of Nasdaq. Among other things, as a foreign private issuer we may follow home country practice with regard to the composition of the Board, director nomination procedure, and quorum at shareholders’ meetings. In addition, we may follow our home country law, instead of Nasdaq rules, which require that we obtain shareholder approval for certain dilutive events such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company, and certain acquisitions of the stock or assets of another company. Accordingly, our shareholders may not be afforded the same protection as provided under Nasdaq’s corporate governance requirements. For example, Nasdaq Listing Rule 5615(a)(3) permits a foreign private issuer like us to follow home country practices in lieu of certain requirements of Listing Rule 5600, provided that certain requirements are met. Accordingly, we have elected to follow home country practice in lieu of the requirements under Nasdaq Listing Rule 5635(d), which requires companies to seek shareholder approval for the issuance of securities in connection with certain transactions other than a public offering involving the sale, issuance or potential issuance of our Ordinary Shares at a price less than certain referenced prices, if such shares equal 20% or more of the Company’s Ordinary Shares or voting power outstanding before the issuance. Instead, and in accordance with the Nasdaq home country accommodations, we comply with applicable U.K. corporate and securities laws, which do not require shareholder approval for such dilutive events.

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The market price of our shares may be significantly and negatively affected by factors that are not in our control.

The market price of our shares may vary significantly and may be significantly and negatively affected by factors that we do not control. Some of these factors include: variance and volatility in global markets for equity and other assets; changes in legal, regulatory or tax-related requirements of governmental authorities, stock exchanges, or other regulatory or quasi-regulatory bodies; the performance of our competitors; and the general availability and terms of corporate and project financing.

Our largest shareholder has substantial influence over us and its interests may conflict with or differ from interests of other shareholders.

Our largest shareholder AWN Holdings Limited (collectively with its affiliates and subsidiaries, “AWN”) owned approximately 20.1% of our outstanding Ordinary Shares as at June 30, 2024. Accordingly, AWN can exert substantial influence over the election of our directors, the approval of significant corporate transactions such as mergers, tender offers, and the sale of all or substantially all of our assets, the adoption of equity compensation plans, and all other matters requiring shareholder approval. The interests of AWN could conflict with or differ from interests of other shareholders. For example, the concentration of ownership held by AWN could delay, defer, or prevent a change of control of the Company or impede a merger, takeover, or other business combination, which other shareholders may view favorably.

In addition, AWN is our largest creditor, having provided us with a shareholder loan on a secured basis, and also some short-term loans. The principal balance on the outstanding loans with AWN, the Company’s most significant shareholder, was $29.7 million as of December 31, 2023.  AWN has the ability to exert rights that are customary for a secured first ranking loan if we are in breach of covenants or otherwise default on the loans. Any exertion of such rights may adversely affect the value of our share price.

The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation.

We are incorporated under English law. The rights of holders of our Ordinary Shares are governed by English law, including the provisions of the Companies Act 2006, and by our Articles of Association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations. Pursuant to the Companies Act 2006, before rights to subscribe for shares are granted, the directors must have in place the relevant shareholder authorities to allot the shares. In addition, shareholders are required to disapply pre-emption rights in respect of shares to be allotted as a result of such rights to subscribe. There is no requirement to seek such authority where awards are made pursuant to an “employees’ share scheme” however, where awards are made to non-employees those will not be made pursuant to an employees’ share scheme. The Company will however take steps to seek ratification in relation to the allotment. See “Issued Share Capital—Differences in Corporate Law”, for a description of the principal differences between the provisions of the Companies Act 2006 applicable to us and, for example, the Delaware General Corporation Law relating to shareholders’ rights and protections.

Risks related to climate, economic and geopolitical factors

We face risks related to natural disasters, health epidemics, such as COVID-19, and other catastrophes, which could significantly disrupt our operations or compromise our business continuity.

Our business could be materially and adversely affected by natural disasters or other catastrophes, such as earthquakes, fire, floods, hail, windstorms, severe weather conditions, environmental accidents, power loss, communications failures, explosions, terrorist attacks as well as epidemics and pandemics, including but not limited to outbreaks of avian influenza, severe acute respiratory syndrome, or SARS, Zika virus, Ebola virus, the 2019 novel coronavirus (“COVID-19”) and other similar public health emergencies.

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Our business has been materially adversely affected by COVID-19 across the key markets where we have operations, including the U.K., Australia, the Netherlands, and the U.S. Due to the outbreak of COVID-19 in 2020, authorities in our key markets and globally took various emergency measures, including implementing travel bans, closing factories and businesses, and imposing quarantine restrictions and lockdowns. These measures prevented many of our employees from going to work, which has adversely impacted our business operations. If any of our employees is suspected of having contracted any contagious disease, we may, under certain circumstances, be required to quarantine those employees and the affected areas of our operations. As a result, we may have to temporarily suspend part or all of our facilities. Furthermore, authorities may impose additional restrictions on travel and transportation and implement other preventative measures in affected regions to deal with the catastrophe or emergency, which may lead to supply chain and logistics disruption, the temporary closure of our facilities and declining economic activity at large. A prolonged outbreak of any health pandemic or other adverse public health developments could have a material adverse effect on our business operations.

Pandemic-related lockdowns and border closures have also caused supply chain and logistics disruption, including exacerbated port congestion and intermittent supplier shutdowns and delays, resulting in additional expenses to expedite delivery of critical parts. Further supply chain and logistics disruption due to COVID-19 could have a material adverse effect on our business operations.

COVID-19 has also caused delays in fulfilment of customer orders and contracted projects, which adversely affect our revenues. Although the risk may now be subdued, the extent to which COVID-19 may continue to impact our ability to effectively operate remains uncertain. While restrictions imposed in response to COVID-19 have eased since FY2022, the long-term economic impact of COVID-19 is still uncertain. To the extent that lockdowns, restrictions and border controls are implemented in response to new waves of contagion from COVID-19 or to any other novel global public health threats or fear thereof, there is significant risk that our revenues, operating results and financial condition will be further compromised.

General economic conditions, including levels of inflation and official interest rates in different jurisdictions in which we operate, could adversely impact demand for our solutions, products and services.

Russia’s invasion of Ukraine and the escalating military conflict in the region has, among other things, resulted in elevated geopolitical instability and economic volatility. The economic volatility attributable initially to COVID-19 and then Russia’s invasion of Ukraine is part of and contributing to a larger trend of rising inflation around the globe, which may have a significant adverse effect on economic activity and VivoPower’s business.

Given general cost inflation pressures, to the extent that we are unable to fully pass on any increases in input costs including materials and labor, this will adversely affect our profit margins, cash flows and ultimately our business, results of operations and financial condition.

Market interest rates are rising in the countries in which we operate, and any further increase in interest rates may have a material adverse impact on our businesses. For example, customers and investors would apply a higher discount rate in their decision making and this may compromise our ability to sell SES projects and adversely impact the value of our solar projects and other assets. To the extent we are unable to mitigate these risks, there could be a material adverse effect on our business, results of operations and financial condition.

The demand for our solutions, products and services is influenced by macroeconomic factors such as global economic conditions, demand for electricity, and supply and prices of other energy products, such as oil, coal and natural gas. Economic slowdowns, global, regional or local recessions or depressions could lead to eroded confidence from our customers and decreased spending more generally, which in turn could reduce demand for the Company’s products. Unfavorable economic conditions could also negatively impact the Company’s customers, distributors, suppliers, and financial counterparties, who may experience cash flow problems, increased credit defaults or other financial issues, in turn affecting our business, results of operations and financial condition.

The demand for our solutions, products and services is also affected by microeconomic factors, such as government regulations and policies concerning the electric vehicle industry, the electric utility industry and the renewable energy industry and more broadly, the environment and carbon emissions.

Our growth and profitability depend on the demand for and the prices of our solutions, products and services, which are underpinned by the relative cost of electricity and solar power as well as EV conversion kit components. If we experience negative macroeconomic and microeconomic conditions, our business, results of operations and financial condition may be materially adversely affected.

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Commodity prices (particularly for natural gas and coal) could impact the economic viability of our businesses, in particular SES and Solar Development.

Traditional forms of electricity generation using commodities such as natural gas and coal provide a source of competition for renewable energy, including solar power. Commodity prices are inherently volatile and from time-to-time traditional forms of generation can be cheaper and more competitive than renewable power. Increased competition caused by prolonged low commodity prices for traditional forms of generation could adversely impact the economic viability of our SES and Solar Development business units. This has the potential to negatively impact our ability to achieve our earnings or cash flow targets, which could have a consequential material adverse effect on our business, results of operations and financial condition.

Our operations span multiple markets and jurisdictions, exposing us to numerous legal, political, operational, foreign currency exchange and other risks that could negatively affect our operations and profitability.

With operations in the United States, the United Kingdom, Europe, the UAE, the Philippines and Australia, we are exposed to various financial, political and economic factors. Our customers and suppliers are also located in various countries across the world. We are subject to regulation in all of the jurisdictions in which we operate. Compliance with a variety of laws may require additional costs for sufficient controlling mechanisms or legal advice. Difficulties with enforcement of agreements and receivables in foreign legal systems may result in loss of revenue, depreciations, and lower cash flows. Changes in regulatory requirements may cause, among other things, expensive production reorganizations. Decision-making processes may become more complex, requiring more management resources. Trade wars, imposition of tariffs and export controls caused by geopolitical developments may impede supply chains and customer deliveries. In addition, the circulation of goods which are vital to our business success due to our international orientation can been adversely affected by pandemics such as COVID-19.

We continue to explore expansion of our international operations in certain markets where we currently operate and in selected new or developing markets. New markets and developing markets can present many risks including the actions and decisions of local and national authorities and regulators, the imposition of limits on foreign ownership of local companies, changes in laws (including tax laws and regulations) as well as their application or interpretation, civil disturbances and political instability, difficulties in protecting intellectual property, fluctuations in the value of the local currency, restrictions that prevent us from transferring funds from these operations out of the countries in which they operate or converting local currencies we hold into U.S. dollars, British Pounds or other currencies, as well as other adverse actions by governmental authorities and regulators, such as the retroactive application of new requirements on our current and prior activities or operations. Additionally, evaluating or entering into a developing market may require considerable time from management, as well as start-up expenses for market development before any significant revenues and earnings are generated. Engaging with foreign representatives and consultants may be vital for the success of our operations in certain countries and hence create a significant dependency on their abilities. Operations in new markets may achieve low margins or may be unprofitable, and expansion in existing markets may be affected by local political, economic and market conditions. As we continue to operate our business internationally, our success will depend, in part, on our ability to anticipate and effectively manage these and other related risks. The impact of any one or more of these or other factors could adversely affect our business, financial condition or results of operations.

We generate revenues and incur costs in a number of currencies. Changes in economic or political conditions in any of the countries in which we operate could result in exchange rate movement, new currency or exchange controls or other restrictions being imposed on our operations or expropriation. Because our financial results are reported in U.S. dollars, if we generate revenue or earnings in other currencies, the translation of those results into U.S. dollars can result in a significant increase or decrease in the amount of those revenues or earnings.

Foreign exchange rates have seen significant fluctuation in recent years, and significant increases in the value of the U.S. dollar relative to foreign currencies could have a material adverse effect on the Group’s (as defined below) reported financial results.

Seasonal variations in demand linked to construction cycles and weather conditions may influence our results of operations and severe weather, including extreme weather conditions associated with climate change, may negatively affect our operations.

Our business is subject to seasonal variations in demand linked to weather conditions. The demand for our solutions, products and services from some countries may also be subject to significant seasonality due to adverse weather conditions. Furthermore, extreme weather conditions such as hurricanes, droughts, heat waves, fires, winter storms and other severe weather events associated with climate change could cause these seasonal fluctuations to be more pronounced. Seasonal variations and unseasonal weather could adversely affect our results of operations, including preventing our workforce from progressing projects as planned and making them more volatile and unpredictable.

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Destruction caused by severe weather events, such as hurricanes, flooding, tornados, severe thunderstorms, snow and ice storms, can result in lost operating revenues due to outages, property damage including downed transmission and distribution lines, and additional and unexpected expenses to mitigate storm damage, any of which may have a material adverse impact on our business, results of operations and financial condition.

A deterioration or other negative change in economic or financial conditions in the countries in which we operate or in the global financial markets could have a material adverse effect on our business or results of operations.

Our business depends on the availability of third-party financing on attractive terms. If a deterioration, volatility, or other negative changes occurred in economic or financial conditions, either in the countries in which we operate or in the global financial markets in general, our access to such financing, or the terms on which we are able to access such financing, could be significantly and negatively affected. Financial markets are subject to periods of substantial volatility and such volatility is difficult or impossible to predict in advance.

If we are unable to secure third party financing on commercially viable terms, this could have a material adverse impact on our business, prospects, operating results and financial condition.

Risks related to information systems, internal controls, cybersecurity, record keeping and reporting

Our operations depend on proper performance of various information technology systems.

The majority of our operational steps are covered by complex information technology (“IT”) systems and Enterprise-Resource-Planning (“ERP”) systems such as NetSuite. We rely on integrated IT systems, in particular for purposes of production planning, scheduling, control and quality assurance, recording our order intake, sales volumes and distribution, and maintaining our accounting systems. In addition, new IT systems are implemented continuously across our Group.

Our IT systems may fail for a number of reasons in the future. Rapid growth of our business, fire, lightning, flooding, earthquake or other natural disasters, technological or human error or other events may cause disruptions. In addition, we may be the subject of cyber-attacks in the future, and we cannot ensure entirely that our IT security will successfully prevent such hacks, denial of service attacks, data theft or other cyber-attacks. Our back-up systems may fail to fully protect us against the effects of such events. Consequently, any failure of our IT systems could lead to difficulties meeting customers’ demands, delays in delivery, less effective hedging or accounting or risk management failures. Moreover, confidential or private information, including third-party information, may be leaked, stolen, or manipulated or compromised in other ways. In this event, we may also be subject to contractual penalties or claims for damages, administrative fines or other sanctions under secrecy, confidentiality, or data protection laws and regulations. Our insurance may not adequately cover potential damages which may reduce our customer base and ultimately result in lower revenue.

If we are unable to maintain effective internal controls over financial reporting or effective disclosure controls and procedures, or if material weaknesses in our internal controls over financial reporting or in our disclosure controls and procedures develop, it could negatively affect the reliability or timeliness of our financial reporting and result in a reduction of the price of our Ordinary Shares or have other adverse consequences.

There can be no assurance that our internal controls or our disclosure controls and procedures will provide adequate control over our financial reporting and disclosures and enable us to comply with the requirements of the Sarbanes-Oxley Act. In addition, carrying out our growth plan may require our controls and procedures to become more complex and may exert additional resource requirements in order for such controls and procedures to be effective. Any material weaknesses in our internal controls over financial reporting, or in our disclosure controls and procedures, may negatively affect the reliability or timeliness of our financial reporting and could result in a decrease in the price of our Ordinary Shares, limit our access to capital markets, harm our liquidity or have other adverse consequences.

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The accounting treatment for many aspects of our business is complex and any changes to the accounting interpretations or accounting rules governing our business could have a material adverse effect on our reported results of operations and financial results.

The accounting treatment for many aspects of our business is complex, and our future results could be adversely affected by changes in the accounting treatment applicable to our business. In particular, any changes to the accounting rules regarding the following matters may require us to change the manner in which we operate and finance our business:

●	revenue recognition and related timing;

●	intercompany contracts;

●	operation and maintenance contracts;

●	long-term vendor agreements; and

●	foreign holding company tax treatment.

Security breaches, cyber-attacks, loss of data and other disruptions could compromise sensitive information related to our business or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.

In the ordinary course of our business, we collect and store sensitive data, intellectual property and proprietary business information owned or controlled by ourselves or our customers. This data encompasses a wide variety of business-critical information including research and development information, commercial information, and business and financial information. We face four primary risks relative to protecting this critical information: loss of access; inappropriate disclosure; inappropriate modification; and inadequate monitoring of our controls over the first three risks.

The secure processing, storage, maintenance, and transmission of this critical information is vital to our operations and business strategy, and we devote significant resources to protecting such information. Although we take measures to protect sensitive information from unauthorized access or disclosure, our information technology and infrastructure may be vulnerable to attacks by hackers or viruses, breaches, interruptions due to employee error, malfeasance, lapses in compliance with privacy and security mandates, or other disruptions. Any such breach or interruption could compromise our networks and the information stored there could be accessed by unauthorized parties, publicly disclosed, lost, or stolen.

Any such security breach or interruption, as well as any action by us or our employees or contractors that might be inconsistent with the rapidly evolving data privacy and security laws and regulations applicable within the United States and elsewhere where we conduct business, could result in enforcement actions by U.S. states, the U.S. federal government or foreign governments, liability or sanctions under data privacy laws that protect personally identifiable information, regulatory penalties, other legal proceedings such as but not limited to private litigation, the incurrence of significant remediation costs, disruptions to our development programs, business operations and collaborations, diversion of management efforts and damage to our reputation, which could harm our business and operations. Because of the rapidly moving nature of technology and the increasing sophistication of cybersecurity threats, our measures to prevent, respond to and minimize such risks may be unsuccessful.

In addition, the European Parliament and the Council of the European Union adopted a comprehensive general data privacy regulation, or GDPR, in 2016 to replace the current European Union Data Protection Directive and related country specific legislation. The GDPR took effect in May 2018 and governs the collection and use of personal data in the European Union. The GDPR, which is wide-ranging in scope, will impose several requirements relating to the consent of the individuals to whom the personal data relates, the information provided to the individuals, the security and confidentiality of the personal data, data breach notification and the use of third-party processors in connection with the processing of the personal data. The GDPR also imposes strict rules on the transfer of personal data out of the European Union to the United States, enhances enforcement authority and imposes large penalties for noncompliance, including the potential for fines of up to €20 million or 4% of the annual global revenues of the infringer, whichever is greater. While we have taken steps to comply with the GDPR, including such as reviewing our security procedures and entering into data processing agreements with relevant contractors, we cannot assure you that our efforts to remain in compliance will be fully successful.

Further, unauthorized access, loss or dissemination of sensitive information could also disrupt our operations, including our ability to conduct research and development activities, process and prepare company financial information, manage various general and administrative aspects of our business and damage our reputation, any of which could adversely affect our reputation and our business. In addition, there can be no assurance that we will promptly detect any such disruption or security breach, if at all. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of our products could be delayed.

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We make estimates and assumptions in connection with the preparation of our consolidated financial statements, and any changes to those estimates and assumptions could have a material adverse effect on our reported results of operations.

In connection with the preparation of our consolidated financial statements included in this prospectus, we used certain estimates and assumptions, which are more fully described in Notes 2 and 3 of the financial statements. The estimates and assumptions we use in the preparation of our consolidated financial statements affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable, the results of which form the basis for making judgements about the carrying values of assets and liabilities that are not readily apparent from other sources. Changes in accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from our estimates. While we believe that these estimates and assumptions are reasonable under the circumstances, they are subject to significant uncertainties, some of which are beyond our control. Should any of these estimates and assumptions change or prove to have been incorrect, it could have a material adverse effect on our financial statement presentation, financial condition, results of operations and cash flows, any of which could cause our stock price to decline.

We currently report our financial results under IFRS, which differs in certain significant respects from U.S. GAAP.

We report our financial statements under IFRS. There have been and there may be in the future certain significant differences between IFRS and U.S. GAAP, including but not limited to differences related to revenue recognition, share-based compensation expense, income tax, impairment of long-lived assets and earnings per share. As a result, our financial information and reported earnings for historical or future periods could be significantly different if they were prepared in accordance with U.S. GAAP. As a result, you may not be able to meaningfully compare our financial statements under IFRS with those companies that prepare financial statements under U.S. GAAP.

Risks related to regulations and governance

Regulations and policies governing the electric utility industry, as well as changes to these regulations and policies, may adversely affect demand for our solutions, projects and services and materially adversely affect our business, results of operations and/or financial condition.

The market for electricity generation is heavily influenced by local country factors including federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by public utility commissions and electric utilities. These regulations and policies govern, among other matters, electricity pricing and the technical interconnection of distributed electricity generation to the grid. The regulations and policies also regulate net metering in the U.S., which relates to the ability to offset utility-generated electricity consumption by feeding electricity produced by onsite renewable energy sources, such as solar energy, back into the grid. Purchases of renewable energy, including solar power, by customers could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our sustainable energy solutions. Changes in consumer electricity tariffs or peak hour pricing policies of utilities, including the introduction of fixed price policies, could also reduce or eliminate the cost savings derived from sustainable energy solutions and, as a result, reduce customer demand for our systems. Any such decrease in customer demand could have a material adverse effect on our business, financial condition or results operations.

Regulations and policies governing electric vehicles may materially adversely affect the adoption of electric vehicles and hence the demand for and/or financial viability of our electric vehicle business.

Electric vehicle sales are subject to foreign, federal, state and local laws, rules, regulations and policies which affect both demand and supply. These include incentives for purchase as well as manufacturing. Should these incentives be removed or reduced, the demand and/or supply of electric vehicles may decline. In addition, each jurisdiction will have their own laws, rules and regulations in relation to on road usage of electric vehicles, including homologation requirements.

Electric vehicles are also subject to industry specific laws, rules and regulations for use in different industries. For example, there are specific mining regulations which define certain technical and safety requirements that must be met in order for electric vehicles to be eligible for use on mine sites. Road use of our electric vehicles will also require adhering to local laws and regulations in order to be operated on public roads.

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These laws, rules and regulations may adversely affect the technical and economic viability of our Tembo EUV products and solutions which in turn could have a material adverse effect on our business, results of operations and financial condition.

Regulations and policies governing solar power project development, installation and energy generation may adversely affect demand for solutions, products and services including SES, Critical Power and Solar Development.

Our SES, Critical Power and Solar Development segments each have revenue generating elements that involve solar power project and systems development, installation and/or generation. Hence, each of these business segments are impacted by regulations and policies that affect solar power project development, installation and generation.

Energy and electricity markets are influenced by foreign, federal, state and local laws, rules and regulations. These laws, rules and regulations, which differ across jurisdictions may affect electricity pricing and electricity generation and could have a substantial impact on the relative cost and attractiveness of renewable energy, including solar power compared to other forms of energy generation. Furthermore, there may be rules introduced to curtail the generation and/or supply of renewable power generation so as to reduce the effects of power intermittency, which adversely affects the economic viability of solar power projects and systems.

In addition, the financial viability and attractiveness of projects which comprise of renewable power generation heavily depends on equipment prices which are affected by laws, rules and regulations. For example, trade and local content laws, rules and regulations, such as tariffs on solar panels, can increase the pricing of solar equipment, thereby raising the cost of developing solar projects and reducing the savings and returns achievable by off-takers and investors, and also potentially reducing profit margins on projects. These and any other tariffs or similar taxes or duties may increase the cost of solar power project and systems development, thereby reducing their economic appeal.

Furthermore, the installation of solar power equipment is subject to a broad range of federal, state, local and foreign regulations relating to trade, construction, safety, environmental protection, utility interconnection and metering, and related matters. Any new regulations or policies in this regard may result in significant additional cost of solar power project and systems installation, thereby reducing their economic appeal.

In some cases, the economic viability of a solar project and/or system will depend on securing a power purchase agreement (“PPA”). Such PPAs are typically subject to approval by the relevant regulatory authority in the local market. There can be no assurance that any such approval will be obtained, and in certain markets, the regulatory bodies have recently demonstrated a heightened level of scrutiny on solar PPAs that have been brought for approval. If the required approval is not obtained for any particular solar PPA, the PPA counterparty may exercise its right to terminate such agreement, and we may lose invested development capital, which could have a material adverse effect on our business, results of operations and financial condition.

Changes to our tax liabilities or changes to tax requirements in the jurisdictions in which we operate could significantly and negatively affect our profitability.

We are subject to income taxes and potential tax examinations in various jurisdictions, and taxing authorities may disagree with our interpretations of U.S. and foreign tax laws and may assess additional taxes. The taxes ultimately paid upon resolution of such examinations could be materially different from the amounts previously included in our income tax provision, which could have a material impact on our profitability and cash flow. Moreover, changes to our operating structure, losses of tax holidays, changes in the mix of earnings in countries with tax holidays or differing statutory tax rates, changes in tax laws, and the discovery of new information in the course of our tax return preparation process could each have a negative impact on our tax burden and therefore our financial condition. Changes in tax laws or regulations or interpretations may also increase tax uncertainty and adversely affect our results of operations. Any increase in corporation or other tax rates to which the Company is exposed or adverse changes in the basis of calculation could result in the Company paying higher taxes and could have an adverse impact on the Company’s cash flows, financial condition, and results of operations.

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Changes in, or any failure to comply with, privacy laws, regulations, and standards may adversely affect our business.

The regulatory framework for privacy and security issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Governmental bodies around the world have adopted, and may in the future adopt, laws and regulations affecting data privacy. Industry organizations also regularly adopt and advocate for new standards in this area. In addition to government regulation, privacy advocates and industry groups may propose new and different self-regulatory standards that apply to us. Any changes in such laws, regulations or standards may result in increased costs to our operations, and any failure by us to comply with such laws, regulations and standards may have a significant and negative impact on our business or reputation.

As a foreign private issuer under the rules and regulations of the SEC, we are exempt from a number of rules under U.S. securities laws that apply to U.S.-based issuers and are permitted to file less information with the SEC than such companies.

We are a “foreign private issuer” under the rules and regulations of the SEC. As a result, we are not subject to all of the disclosure requirements applicable to U.S.-based issuers. For example, we are exempt from certain rules under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), that impose disclosure and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to securities registered under the Exchange Act. In addition, we are not required to file periodic reports and consolidated financial statements with the SEC as frequently or as promptly as U.S.-based public companies. As a result, there may be less publicly available information concerning our Company than there is for U.S.-based public companies. Furthermore, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules.

U.S. holders of our shares could be subject to material adverse tax consequences if we are considered a “passive foreign investment company” for U.S. federal income tax purposes.

We do not believe that we are a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes, and we do not expect to become a PFIC. However, the determination of whether we are a currently, or may become in the future, a PFIC, depends on the particular facts and circumstances (such as the valuation of our assets, including goodwill and other intangible assets) and may also be affected by the application of the PFIC rules, which are subject to differing interpretations. Because that factual determination is made annually after the end of each taxable year, there can be no assurance that we will not be considered a PFIC for the current taxable year or any future taxable years.

If we are a PFIC, U.S. holders of our Ordinary Shares would be subject to adverse U.S. federal income tax consequences, such as ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends, interest charges on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws and regulations. A U.S. holder of our Ordinary Shares may be able to mitigate some of the adverse U.S. federal income tax consequences described above with respect to owning the Ordinary Shares if we are classified as a PFIC, provided that such U.S. investor is eligible to make, and validly makes, a “mark-to-market” election. In certain circumstances a U.S. Holder can make a “qualified electing fund” election to mitigate some of the adverse tax consequences described with respect to an ownership interest in a PFIC by including in income its share of the PFIC’s income on a current basis. However, we do not currently intend to prepare or provide the information that would enable a U.S. Holder to make a qualified electing fund election.

Investors should consult their own tax advisors regarding all aspects of the application of the PFIC rules to our Ordinary Shares. For more information related to classification as a PFIC, see Certain Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Considerations.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As a foreign private issuer, we are not required to comply with all the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. In the future, we would lose our foreign private issuer status if we failed to meet the requirements set forth in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”). If we were to lose our status as a foreign private issuer, we would become subject to the regulatory and compliance costs associated with being a U.S. domestic issuer under U.S. securities laws, rules and regulations and stock exchange requirements, which costs may be significantly greater than costs we incur as a foreign private issuer. We would be required under current SEC rules to prepare our consolidated financial statements in accordance with U.S. GAAP and modify certain of our policies to comply with corporate governance practices associated with U.S. domestic issuers. These requirements would be additional to, and not in place of, those under U.K. law to prepare consolidated financial statements under IFRS and comply with applicable U.K. corporate governance laws. If we do not qualify as a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive in certain respects than the forms available to a foreign private issuer. Such conversion and modifications will involve additional costs, both one-off in nature on conversion and ongoing costs to meet reporting in both U.S. GAAP and IFRS, which would reduce our operating profit. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers. Therefore, the additional costs that we would incur if we lost our foreign private issuer status could have a significant and negative impact on our financial condition, operating results or cash flows.

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U.S. investors may have difficulty enforcing civil liabilities against our Company, our directors or members of senior management and the experts named in this prospectus

Most of our directors and the experts are non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible to serve process on such persons or us in the United States or to enforce judgements obtained in U.S. courts against them or us based on civil liability provisions of the securities laws of the United States. There may be doubt as to whether the courts of England and Wales would accept jurisdiction over and enforce certain civil liabilities under U.S. securities laws in original actions or enforce judgements of U.S. courts based upon these civil liability provisions. In addition, awards of punitive damages in actions brought in the United States or elsewhere are likely to be unenforceable in England and Wales (an award for monetary damages under the U.S. securities laws may be considered punitive if it does not seek to compensate the claimant for loss or damage suffered and appears to be intended to punish the defendant). The enforceability of any judgement in England and Wales will depend on a number of criteria, including public policy, as well as the laws and treaties in effect at the time. The United States and the U.K. do not currently have any treaties providing for recognition and enforcement of judgements (other than arbitration awards) in civil and commercial matters.

Changes in U.S. federal income tax policy, including in relation to investment tax credits, may affect the appetite of investors for renewable project investments that are eligible for such credits and could therefore have a negative impact on the economic viability of our U.S. solar development projects.

Among other factors, the economic viability of our solar development projects in the United States may depend upon U.S. federal income tax rates as well as the investment tax credit regime under Section 48 of the Internal Revenue Code (the “Code”). The federal income tax reform enacted under the Tax Cuts and Jobs Act of 2017 included a substantial reduction to the federal income corporate tax rate which reduced the economic value of federal investment tax credits. However, the Inflation Reduction Act of 2022 lifted ITCs to 30% and extended them for projects beginning construction before January 1, 2025, with solar projects also being able to take the Production Tax Credit in lieu of ITCs. Any future changes in taxation policy, including in relation to investment tax credits may have a negative impact on the economic viability of our U.S. solar development projects, all other things being equal.

From time to time, we may become involved in costly and time-consuming litigation and other regulatory proceedings which require significant attention from our management.

In addition to potential litigation related to defending our intellectual property rights, we may be named as a defendant from time to time in other lawsuits and regulatory actions relating to our business, some of which may claim significant damages.

On May 31, 2022 the William Q. Richards Estate (the “Plaintiff” or the “Estate”) filed a complaint against VivoPower USA LLC, Caret, LLC (“Caret”), formerly Innovative Solar Ventures I, LLC (“ISV”), and related entities (the “VivoPower Defendants”) alleging the VivoPower Defendants improperly included land owned by the Estate in the reinvestment zone of the tax abatement agreements executed on March 14, 2022 between Cottle County, Texas and the Company’s subsidiaries Innovative Solar 144, LLC and Innovative Solar 145, LLC. The complaint sought to nullify and/or declare the tax abatement agreements void. The Estate filed an amended complaint on August 18, 2022, further detailing their claims and requesting unspecified damages. On September 16, 2022, the VivoPower Defendants filed a motion to dismiss Plaintiff’s Amended Complaint, which the Court subsequently granted on January 23, 2023, stating that the Plaintiff had failed “to establish that the amount in controversy had been met.” On February 20, 2023, the Estate filed a second amended complaint to argue that the amount in controversy was met. Regina, widow of the late William Q. Richards, was added as a plaintiff in the second amended complaint. On March 6, 2023, the VivoPower Defendants filed a new motions to dismiss the Plaintiffs’ second amended complaint. On May 5, 2023, the Plaintiffs filed an instant opposition to the VivoPower Defendants’ motions to dismiss. On May 19, 2023, the VivoPower Defendants submitted a reply supporting their motion to dismiss requesting the dismissal of the Plaintiffs’ claim. The Company does not expect the Plaintiff to be successful in its complaint. Accordingly, no provision had been recorded as at December 31, 2023 in relation to this matter. As at June 30, 2024, the parties have had constructive mediation with a view to settlement of the matter.

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In addition to the foregoing litigation, we may be subject in the future to, or may file ourselves, claims, lawsuits or arbitration proceedings related to matters in tort or under contracts, employment matters, securities class action lawsuits, whistleblower matters, tax authority examinations or other lawsuits, regulatory actions or government inquiries and investigations. Due to the inherent uncertainties of litigation and regulatory proceedings, we cannot accurately predict the ultimate outcome of any such proceedings. An unfavorable outcome could have a material adverse impact on our business and financial condition, results of operations or cash flows or limit our ability to engage in certain of our business activities. In addition, regardless of the outcome of any litigation or regulatory proceedings, such proceedings are often expensive, lengthy, disruptive to normal business operations and require significant attention from our management.

We are subject to the U.K. Bribery Act, the U.S. Foreign Corrupt Practices Act (“FCPA”) and other anti-corruption laws, as well as export control laws, import and customs laws, trade and economic sanctions laws and other laws governing our operations.

Our operations are subject to anti-corruption laws, including the U.K. Bribery Act 2010, or the Bribery Act, the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. §201, the U.S. Travel Act, and other anti-corruption laws that apply in countries where we do business. The Bribery Act, the FCPA and these other laws generally prohibit us and our employees and intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper or prohibited payments, or anything else of value, to government officials or other persons to obtain or retain business or gain some other business advantage.

Under the Bribery Act, we may also be liable for failing to prevent a person associated with us from committing a bribery offense. We, and those acting on our behalf, operate in a number of jurisdictions that pose a high risk of potential Bribery Act or FCPA violations, and we participate in collaborations and relationships with third parties whose corrupt or illegal activities could potentially subject us to liability under the Bribery Act, FCPA or local anticorruption laws, even if we do not explicitly authorize or have actual knowledge of such activities. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted. Furthermore, compliance with the Bribery Act, the FCPA and these other laws is expensive and difficult, particularly in countries in which corruption is a recognized problem.

We are also subject to other laws and regulations governing our international operations, including regulations administered by the governments of the United States and the U.K., and authorities in the European Union, including applicable export control regulations, economic sanctions and embargoes on certain countries and persons, anti-money laundering laws, import and customs requirements and currency exchange regulations, collectively referred to as Trade Control laws.

There is no assurance that we will be completely effective in ensuring our compliance with all applicable anti-corruption laws, including the Bribery Act, the FCPA or other legal requirements, including Trade Control laws. If we are not in compliance with the Bribery Act, the FCPA and other anti-corruption laws or Trade Control laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses, which could have an adverse impact on our business, financial condition, results of operations and liquidity. Likewise, any investigation of any potential violations of the Bribery Act, the FCPA, other anti-corruption laws or Trade Control laws by United States, U.K. or other authorities could also have an adverse impact on our reputation, our business, results of operations and financial condition. Further, the failure to comply with laws governing international business practices may result in substantial civil and criminal penalties and suspension or debarment from government contracting.

Any such violation, even if prohibited by our policies, could subject us and such persons to criminal and/or civil penalties or other sanctions, which could have a material adverse effect on our reputation and results of operations.

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Risks related to attracting and retaining talent

Our future success depends on our ability to retain our chief executive officer and other key executives.

We are highly dependent on Kevin Chin, our Chairman and Chief Executive Officer, and other principal members of our management team. Although we have formal employment agreements with each of our executive officers, these agreements do not prevent our executives from terminating their employment with us. We do not maintain “key person” insurance on any of our executive officers. The unplanned loss of the services of any of these persons could materially impact our business and results of operations.

The success of our Company is heavily dependent on the continuing services of key personnel as well as the recruitment and retention of additional personnel.

Our industry is characterized by intense competition for personnel, particularly technically skilled personnel. The success of our Company is highly dependent on the contributions of executives and other key personnel, and if we were to lose the contributions of any such personnel, it could have a negative impact on our business and results of operations.

Moreover, our growth plan will require us to hire additional personnel in the future. If we are not able to attract and retain such personnel, our ability to realize our growth objectives will be compromised. For Tembo in particular, given its potential growth trajectory, there is a need to hire a significant number of additional personnel including embedded engineers, software engineers, mechanical engineers and electrical engineers. Tembo’s current location in the Netherlands may not have a sufficiently deep pool of talent in this regard and/or Tembo may face competition for talent from other companies in the region. There can be no assurance that we will be able to successfully recruit the employees we need to achieve our business objectives.

In addition, talented employees may choose to leave the Company because of competing companies offering better remuneration packages. When talented employees leave, we may have difficulty replacing them and our business may suffer. While we strive to maintain our competitiveness in the marketplace, there can be no assurance that we will be able to successfully retain the employees that we need to achieve our business objectives.

The loss of one or more of our key management or operating personnel, or the failure to attract and retain additional key personnel, could have a material adverse impact on our business, results of operations, financial condition and prospects.

Risks related to this offering

The best efforts structure of this offering may have an adverse effect on our business plan.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us. The success of this offering will impact our ability to use the proceeds to execute our business plan. We may have insufficient capital to implement our business plan, potentially resulting in greater operating losses unless we are able to raise the required capital from alternative sources. There is no assurance that alternative capital, if needed, would be available on terms acceptable to us, or at all.

Our management will have immediate and broad discretion over the use of the net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, to fund working capital needs in connection with the expansion of our operations to the commercial electronic vehicle segment and to reduce our debts, including monies owed to shareholders, as well as for general corporate purposes. See “Use of Proceeds.” However, our management will have broad discretion in the application of any such net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from this offering. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

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Sales of a substantial number of our Ordinary Shares in the public market by the investors in this offering and/or by our existing shareholders could adversely affect the trading price of our Ordinary Shares.

This prospectus relates to the sale and issuance of up to [●] Ordinary Shares constituting approximately [●] % of the total Ordinary Shares outstanding as of June 30, 2024. The Ordinary Shares being offered by this prospectus represent a [high] percentage of our outstanding Ordinary Shares, and the sales of such securities, or the perception that those sales might occur, could depress the market price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Ordinary Shares but the sale of a large number of Ordinary Shares could result in a significant decline in the public trading price of our Ordinary Shares.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional Ordinary Shares or other securities convertible into or exchangeable for our Ordinary Shares that could result in further dilution to the investor purchasing our Ordinary Shares in this offering or result in downward pressure on the price of our Ordinary Shares. We may sell our Ordinary Shares or other securities in any other offering at prices that are higher or lower than the prices paid by the investor in this offering, and the investor purchasing shares or other securities in the future could have rights superior to existing shareholders. Moreover, to the extent that we issue options or warrants to purchase, or securities convertible into or exchangeable for, our Ordinary Shares in the future and those options, warrants or other securities are exercised, converted or exchanged, shareholders may experience further dilution.

The trading price of our Ordinary Shares has been and is likely to continue to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control.

Our share price has been, and is likely to continue to be, highly volatile. In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your Ordinary Shares at or above the public offering price and you may lose some or all of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “targets,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and incorporated by reference herein, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. These forward-looking statements include, among other things, statements about:

●	our expectations regarding our revenue, expenses and other results of operations;

●	our plans to acquire, invest in, develop or sell our investments in energy projects or joint ventures, including in the electric vehicle sector;

●	our ability to attract and retain customers;

●	the growth rates of the markets in which we compete;

●	our liquidity and working capital requirements;

●	our ability to raise sufficient capital to realize development opportunities and thereby generate revenue;

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●	our anticipated strategies for growth;

●	our ability to anticipate market needs and develop new and enhanced solutions to meet those needs;

●	anticipated trends and challenges in our business and in the markets in which we operate;

●	our expectations regarding demand for electric vehicle conversion kits;

●	our expectations regarding changes in the cost of materials for electric vehicle conversion kits;

●	our expectations regarding demand for solar power by energy users or investor in projects;

●	our expectations regarding changes in the cost of developing and constructing solar projects;

●	our ability to compete in our industry and innovation by our competitors;

●	our ability to develop competitive electric vehicle products and build scalable assembly processes;

●	the extent to which events with a global impact on supply chains, such as pandemics or wars, affects our business, financial condition and results of operations;

●	our expectations regarding our ongoing legal proceedings;

●	our ability to adequately protect our intellectual property; and

●	our plans to pursue strategic acquisitions.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this prospectus or in the documents incorporated by reference in this prospectus, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. For a summary of such factors, please refer to the section titled “Risk Factors” in this prospectus, as updated and supplemented by the discussion of risks and uncertainties under “Risk Factors” contained in any supplements to this prospectus, as well as any amendments thereto, as filed with the SEC and which are incorporated by reference. The information contained in this document is believed to be current as of the date of this document. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus, or the date of the document incorporated by reference. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

Assuming the maximum number of Ordinary Shares are sold in this offering, we estimate that we will receive net proceeds of approximately $         million from the sale of our Ordinary Shares offered in this offering, assuming a public offering price per share of $2.49, which was the last reported sale price of our Ordinary Shares on The Nasdaq Capital Market on July 25, 2024, after deducting the placement agent fees and estimated offering expenses payable by us. However, this is a best efforts offering with no minimum number of Ordinary Shares or amount of proceeds as a condition to closing, and we may not sell all or any of the Ordinary Shares offered pursuant to this prospectus; as a result, we may receive significantly less in net proceeds. For example, if we sell only 25%, 50% or 75% of the maximum amount offered, our net proceeds will be approximately $[●], $[●], or $[●], respectively.

We intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, to fund working capital needs in connection with the expansion of our operations to the commercial electronic vehicle segment and to reduce our debts, including monies owed to shareholders, and for general corporate purposes.

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We believe opportunities may exist from time to time to expand our current business through acquisitions of complementary businesses or technologies. While we have no current agreements, commitments or understandings for any specific acquisitions at this time, we may use a portion of the net proceeds for these purposes.

The expected uses of the net proceeds we receive from this offering represent our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenses may vary significantly depending on numerous factors. Accordingly, we will have broad discretion over the uses of the net proceeds in this offering and investors will be relying on the judgment of our management regarding the application of the net proceeds. In addition, it is possible that the amount set forth above will not be sufficient for the purposes described above.

MARKET FOR ORDINARY SHARES AND DIVIDEND POLICY

Our Ordinary Shares are traded on the Nasdaq Capital Market under the symbol “VVPR.” The last reported sale price of our Ordinary Shares on July 25, 2024 on the Nasdaq Capital Market was $2.49 per share.

We have never declared or paid any dividends on our Ordinary Shares, and we currently do not plan to declare dividends on our Ordinary Shares in the foreseeable future. Any determination to pay dividends to holders of our Ordinary Shares will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, results of operations, projections, liquidity, earnings, legal requirements, restrictions in our debt arrangements and other factors that our board of directors deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2023, as follows:

●	on an actual basis;

●	on a pro forma basis to give effect to the sale of Kenshaw;

●	on a pro forma basis to give effect to qualifying for the full $10m of Emirati family office investment direct into Tembo (net of monies already received); and

●	on a pro forma basis to give effect to equity raised and issued from 1 January 2024 to 30 June 2024.

●	on a pro-forma as adjusted basis to give further effect to the issuance and sale by us in this offering of our Ordinary Shares offered by us in this prospectus (assuming we sell 100% of the offered shares) at the assumed public offering price of $[●] per Ordinary Share, after deducting the placement agent fees and other estimated offering expenses payable by us, and after giving effect to the use of proceeds described herein.

As of December 31, 2023
(US dollars in thousands)	Actual	Kenshaw divestment (1)	UAE Tembo investment (2)	Equity raising (3)	Pro Forma	Pro-Forma as adjusted
Cash and cash equivalents	115	3,340	8,700	2,401	14,556	[●]
Shareholders’ equity:
Liabilities
Non-current loans & borrowings	30,211	(1,186)	(1,300)	-	27,725	[●]
Current loans	3,037	(263)	-	-	2,774	[●]
Total debt	33,248	(1,449)	(1,300)	-	30,499	[●]
Equity
Issued capital	387	-	833	138	1,359	[●]
Share premium	105,617	-	9,167	2,263	117,047	[●]
Retained earnings / (accumulated deficit) and other reserves	(110,046)	(4,913)	-	-	(114,959)	[●]
Total shareholders’ equity	(4,042)	(4,913)	10,000	2,401	3,447	[●]
Total capitalization	26,169	(6,099)	8,700	2,401	31,171	[●]

(1) The divestment of Kenshaw Electrical was announced on 2 July 2024. The transaction involved an asset sale with an initial gross consideration of A$5m. Completion accounts are being finalised and there may be additional proceeds due to the Group as a result.

(2) The UAE family office investment direct into Tembo is recorded for the purposes of the above Capitalization table as a cash equivalent as it is a contracted receivable as at 30 June 2024. Of the $10m committed, $1.3m had already been received prior to 31 December 2023.

(3) Represents Equity raising include ATM (At the Market) issuance executed between 1 January 2024 and 30 June 2024 as if that equity was raised by December 31, 2023.

(4) Note that the effect of the potential merger of Tembo with CCTS and subsequent deSPAC IPO as a separately listed NASDAQ company has not been included in the pro-forma capitalization table. While an exclusive heads of agreement has been executed, a definitive business combination agreement has not yet been signed. As a result, there is no certainty that this transaction will proceed. In addition, the pro-forma analysis above does not reflect the proposed distribution of Tembo dividend shares (as outlined in the heads of agreement) as well as the impact that the potential Tembo merger may have on the Tembo Long Term Incentive Plan (LTIP), for which a Tembo merger and deSPAC could be a qualifying trigger event.

The number of our Ordinary Shares to be outstanding after this offering is based on 4,439,733 of our Ordinary Shares outstanding as of June 30, 2024, and excludes the following:

●	125,000 Ordinary Shares authorized for issuance to the Company’s Chairman and CEO in lieu of salary for the period 30 June 2023 to 31 December 2023 (but yet to be issued);

●	423,077 Ordinary Shares upon exercise of Series A warrants issued to investors on August 2, 2022, at an exercise price of $13.00 per share;

●	25,000 Ordinary Shares upon exercise of warrants contracted to be conditionally issued to corporate advisors at an exercise price of $6.60 per share;

●	86,942 Ordinary Shares upon exercise of warrants issued at an exercise price of $6.00 per share to Kevin Chin in lieu of salary. In turn, Kevin Chin gifted this to a benevolent foundation; and

●	58,599 Ordinary Shares issued upon the settlement of outstanding restricted stock units, performance stock units or bonus stock awards under our equity plans as of April 4, 2024. Additional restricted stock units, performance stock units or bonus stock awards for the quarter up to June 30, 2024, are also excluded as they have yet to be granted.

33

unaudited pro forma financial information

You should read this information in conjunction with “Operating and Financial Review and Prospects” and our consolidated financial statements and related notes appearing in our Annual Report on Form 20-F for the year ended June 30, 2023.

As of December 31, 2023
(US dollars in thousands)	Actual	Kenshaw divestment (1)	UAE Tembo investment (2)	Equity raising (3)	Pro-forma	Pro-forma as adjusted
Non-current assets
Property, plant and equipment	3,786	(2,039)			1,747	[●]
Intangible assets	42,906	(6,991)			35,915	[●]
Deferred tax assets	6,040	(206)			5,834	[●]
Investments	68				68	[●]
Investment in subsidiaries	-				-	[●]
Total non-current assets	52,800	(9,236)	-	-	43,564	[●]
Current assets
Cash and cash equivalents	115	3,340	8,700	2,401	14,556	[●]
Restricted cash	484				484	[●]
Trade and other receivables	5,677	(2,338)			3,339	[●]
Inventory	2,368	(557)			1,811	[●]
Total current assets	8,644	445	8,700	2,401	20,190	[●]
TOTAL ASSETS	61,444	(8,791)	8,700	2,401	63,755	[●]
Current liabilities
Trade and other payables	18,429	(2,429)			16,000	[●]
Provision for income tax	168				168	[●]
Provisions - CL	1,848				1,848	[●]
Loans and borrowings - CL	3,037	(263)	(1,300)		1,474	[●]
Total current liabilities	23,482	(2,692)	(1,300)	-	19,490	[●]
Non-current liabilities
Other payables	9,044				9,044	[●]
Loans and borrowings - NCL	30,211	(1,186)			29,025	[●]
Provisions - NCL	64				64	[●]
Deferred tax liability	2,685				2,685	[●]
Total non-current liabilities	42,004	(1,186)	-	-	40,818	[●]
TOTAL LIABILITIES	65,486	(3,878)	(1,300)	-	60,308	[●]
Equity
Share capital	387		833	138	1,359	[●]
Share premium	105,617		9,167	2,263	117,047	[●]
Non-controlling interest					-	[●]
Cumulative translation reserve	90				90	[●]
Other reserves	(6,017)				(6,017)	[●]
Retained earnings	(104,119)	(4,913)			(109,032)	[●]
Total Equity	(4,042)	(4,913)	10,000	2,401	3,447	[●]
TOTAL EQUITY AND LIABILITIES	61,444	(8,791)	8,700	2,401	63,755	[●]

(1) The divestment of Kenshaw Electrical was announced on 2 July 2024. The transaction involved an asset sale with an initial gross consideration of A$5m. Completion accounts are being finalised and there may be additional proceeds due to the Group as a result.

(2) The UAE family office investment direct into Tembo is recorded for the purposes of the above Capitalization table as a cash equivalent as it is a contracted receivable as at 30 June 2024. Of the $10m committed, $1.3m had already been received prior to 31 December 2023.

(3) Represents Equity raising include ATM (At the Market) issuance executed between 1 January 2024 and 30 June 2024 as if that equity was raised by December 31, 2023.

(4) Note that the effect of the potential merger of Tembo with CCTS and subsequent deSPAC IPO as a separately listed NASDAQ company has not been included in the pro-forma capitalization table. While an exclusive heads of agreement has been executed, a definitive business combination agreement has not yet been signed. As a result, there is no certainty that this transaction will proceed. In addition, the pro-forma analysis above does not reflect the proposed distribution of Tembo dividend shares (as outlined in the heads of agreement) as well as the impact that the potential Tembo merger may have on the Tembo Long Term Incentive Plan (LTIP), for which a Tembo merger and deSPAC could be a qualifying trigger event.

34

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

The following discussion and analysis of our financial condition and results of our operations should be read in conjunction with our audited consolidated financial statements and the related notes included elsewhere in this Annual Report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of numerous factors, including, but not limited to, the risks discussed in this Annual Report or in other parts of this Annual Report. Our audited consolidated financial statements included elsewhere in this Annual Report are prepared in accordance with IFRS, as issued by the International Accounting Standards Board and are presented in U.S. dollars.

Note, results reported in years ended June 30, 2022 and 2021 have been adjusted to exclude the results of the ex-solar operations of Aevitas Solar and shown as a single line item in the income statement after profit after tax. Details of results for discontinued operations are included in Note 22 to the audited financial statements included in this prospectus.

A. Operating Results

A. Overview

Unaudited

Six months ended December 31
	2023			2022
(US dollars in thousands)	Continuing	Discontinued	Total	Continuing	Discontinued	Total
Revenue from contracts with customers	5,910	-	5,910	8,733	-	88,733
Cost of sales	(5,373)	-	(5,373)	(8,814)	-	(8,814)
Cost of sales - non-recurring events	-	-	-	(3,554)	-	(3,554)
Gross profit	537	-	537	(3,635)	-	(3,635)
General and administrative expenses	(4,350)	-	(4,350)	(4,213)	-	(4,213)
Gain/(loss) on solar development	-	-	-	26	(804)	(778)
Other income	46	-	46	300	-	300
Depreciation and amortization	(706)	-	(706)	(691)		(691)
Operating (loss)/profit	(4,473)	-	(4,473)	(8,213)	(804)	(9,017)
Restructuring and other non-recurring costs	(1,261)	-	(1,261)	(112)	-	(112)
Finance income	7	-	7	1	-	1
Finance expense	(2,298)	-	(2,298)	(2,467)	-	(2,467)
Loss before income tax	(8,025)	-	(8,025)	(10,791)	(804)	(11,595)
Income tax	196	-	196	379	-	379
Loss for the period	(7,828)	-	(7,828)	(10,412)	(804)	(11,216)
Income tax credit	(196)	-	(196)	(379)	-	(379)
Restructuring and other non-recurring costs (1)	1,261	-	1,261	112	-	112
Net finance expense	2,291	-	2,291	2,466	-	2,466
Share based compensation	208	-	208	60	-	60
Depreciation and amortisation	706	-	706	691	-	691
Non-recurring cost of sales costs (2)	-	-	-	3,554	-	3,554
Adjusted EBITDA (3)	(3,559)	-	(3,559)	(3,908)	-	(3,908)

(1) Restructuring and other non-recurring costs during the half year ended 31 December 2023 relate to impairments on two Solar projects that form part of the Caret solar development portfolio in the United States. This impairment is due to the commercial decision to not renew the lease extension on both of these Solar projects. For the half year ended 31 December 2022, the restructuring and other non recurring costs related to one-time remediation work required within the electric vehicles business segment comprising remediation, testing or conversion of drivetrains to 72kwH following the discontinuation of this platform following acquisition

(2) Non-recurring cost of sales for the half year ended 31 December 2022 related to the one-off loss on Edenvale solar farm. The increased costs and delays on Aevitas Solar’s Edenvale project were due to unprecedented high levels of rainfall (both in terms of frequency and amount versus historical averages) across Australia in FY2023. The rainfall damaged many of the trenches dug across the 6km interconnection works, which led to significant delays in completion of the project and required additional labour and material costs to fix and then complete the project within the project deadline.

(3) Adjusted EBITDA is a non-IFRS financial measure. See "Non-IFRS Financial Information” below for additional information about this measure and a reconciliation of this measure to the most directly comparable financial measure calculated in accordance with IFRS.

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Management analyzes our business in five reportable segments: Critical Power Services, Electric Vehicles, Sustainable Energy Solutions, Solar Development, and Corporate Office.

During the six month period ending December 31, 2023, the Group generated unaudited total revenues of $5.9 million, gross profit of $0.53 million, and an operating loss of $4.5 million. In comparison, for the six months ended December 31, 2022, the Group (including discontinued operations) generated total revenues of $8.7 million, gross loss of $3.6 million, operating loss of $9.0 million and a net loss of $11.2 million.

Operating loss before income tax for the half year ended December 31, 2023 was a loss of $8.0 million, which included $1.3m of restructuring and other non-recurring costs. This compared to a loss before income tax of $11.6 million (including discontinued operations) for the previous corresponding period, which included restructuring and non-recurring costs of $0.1m.

As at December 31, 2023, the Group’s current assets were $8.6 million (as at Dec 31, 2022: $17.2 million), representing a decrease, mostly due to a decrease in trade and other receivables. Current assets were comprised of $0.1 million of cash and cash equivalents (as at Dec 31, 2022: $3.2 million), $0.5 million of restricted cash (as at Dec 31, 2022: $1.0 million); and $5.7 million of trade and other receivables (as at Dec 31, 2022: $11.4 million), and $2.4m of inventory (as at Dec 31, 2022: $1.6 million).

Current liabilities were $23.5 million as at December 31, 2023 (as at Dec 31, 2022: $27.5 million). The decrease reflects a decrease in trade and other payables, and loans and borrowings. Current asset-to-liability ratio as at December 31, 2023 was 0.37:1 (as at Dec 31, 2022: 0.63:1)

As at December 31, 2023, the Company had net assets of $(4.0) million (as at Dec 31, 2022, $15.8 million), including intangible assets of $42.9 million (as at Dec 31, 2022 restated: $40.6 million). Property, plant and equipment remained at $3.7 million as at December 31, 2023 (as at, $3.7 million).

Unaudited cash outflows for the six-month period ended December 31, 2023 was $0.4 million, arising from cash inflows from operating activities of $0.1 million and cash outflows used in investing activities of $2.1 million partially offset by cash inflow from financing activities of $1.5 million. At December 31, 2023, the Company had cash reserves of $0.6 million (Dec 31, 2022: $4.2 million) and debt of $33.2 million (Dec 31, 2022: $31.1 million), giving a net debt position of $32.6 million (Dec 31, 2022: $26.9 million).

Unaudited net cash outflows from investing activities of $2.1 million in the six month period ended December 31, 2023 comprised $0.3 million net purchases of property, plant and equipment and $1.8 million investment in additional intangible assets.

Unaudited net cash inflows from financing activities of $1.6 million in the half year ended December 31, 2023 comprises $0.6 million issuance of share capital and $1.1 million in related party borrowings, less $0.2 million repayments of related party and other borrowings paid.

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	Year Ended June 30
	2023			2022 (restated)			2021
(US dollars in thousands)	Continuing	Discontinued	Total	Continuing	Discontinued	Total	Continuing	Discontinued	Total
Revenue from contracts with customers	15,060	-	15,060	22,448	15,168	37,616	23,975	16,436	40,411
Cost of sales	(13,472)	-	(13,472)	(20,308)	(13,842)	(34,150)	(19,614)	(14,470)	(34,084)
Cost of sales - non-recurring events	(3,850)	-	(3,850)	(1,881)	-	(1,881)	-	-	-
Gross profit	(2,262)	-	(2,262)	259	1,326	1,585	4,361	1,966	6,327
General and administrative expenses	(7,620)	-	(7,620)	(13,811)	(1,485)	(15,296)	(9,651)	(1,482)	(11,133)
Other gains/(losses)	30	(4,207)	(4,177)	(13)	-	(13)	769	-	769
Other income	119	-	119	662	324	986	960	552	1,512
Depreciation of property and equipment	(750)	-	(750)	(770)	(445)	(1,215)	(638)	(451)	(1,089)
Amortization of intangible assets	(831)		(831)	(850)	(322)	(1,172)	(815)	(352)	(1,167)
Operating (loss)/profit	(11,314)	(4,207)	(15,521)	(14,523)	(602)	(15,125)	(5,014)	233	(4,781)
Restructuring and other non-recurring costs	(2,084)	-	(2,084)	(443)	-	(443)	(2,877)	(3)	(2,880)
Finance income	1,156	-	1,156	173	2	175	2,176	3	2,179
Finance expense	(7,366)	-	(7,366)	(8,604)	(174)	(8,778)	(2,450)	(140)	(2,590)
Loss before income tax	(19,608)	(4,207)	(23,815)	(23,397)	(774)	(24,171)	(8,165)	93	(8,072)
Income tax	(540)	-	(540)	1,968	149	2,117	138	(24)	114
Loss for the period	(20,148)	(4,207)	(24,355)	(21,429)	(625)	(22,054)	(8,027)	69	(7,958)
Adjusted EBITDA(1)	(5,735)	(4,207)	(9,942)	(9,122)	166	(8,956)	(2,483)	1,035	(1,448)

(1) Adjusted EBITDA is a non-IFRS financial measure. See “Non-IFRS Financial Information” below for additional information about this measure and a reconciliation of this measure to the most directly comparable financial measure calculated in accordance with IFRS.

During the year ended June 30, 2023, the Group (including discontinued operations) generated total revenue of $15.1 million, gross loss of $2.3 million, operating loss of $15.3 million and a net loss of $22.4 million. Of these amounts, continuing operations of the Group generated revenue of $15.1 million, gross loss of $2.3 million, operating loss of $11.1 million and a net loss of $18.1 million. For the year ended June 30, 2022, the Group (including discontinued operations) generated total revenue of $37.6 million, gross profit of $1.6 million, operating loss of $15.1 million and a net loss of $22.1 million. Of these amounts, continuing operations of the Group generated revenue of $22.4 million, gross profit of $0.3 million, operating loss of $14.5 million and a net loss of $21.4 million, including $0.5 million prior year adjustments relating to timing on the recognition of general and administration expenses from 2023 to 2022.

Adjusted EBITDA (including discontinued operations) for the year ended June 30, 2023 was a loss of $9.9 million, compared to a loss of $9.0 million for the previous year. Adjusted EBITDA for continuing operations was a loss of $5.7 million, compared to a loss of $9.1 million for the previous year, restated for $0.5 million of general and administration expenses from 2023 to 2022.

The results for the year ended June 30, 2023 reflect a reduction in the number of Aevitas Solar projects completed in the year and the impact of severe one-off weather events on the Edenvale project, which incurred a $3.9 million loss.

37

Revenue in Critical Power Services (excluding discontinued operations) declined by $7.4 million to $13.6 million in the year, impacted by $6 million from a reduction in the number of solar projects undertaken by Aevitas Solar. Kenshaw, which expanded into an additional facility in Newcastle, New South Wales due to increasing demand, saw revenues flat compared to the previous year on a constant AUD to USD exchange rate, with an increase in higher margin sales in generator service and motor sales and overhaul, offset by a reduction in generator sales and installation due to competitive market conditions and constrained supply chain. Electric Vehicles contributed $1.5 million revenue in the year, predominantly from non-EV ruggedization conversions, whilst EV activity is focused entirely on product development. There was no revenue contribution from Solar Development or Sustainable Energy Solutions in the year ended June 30, 2023 (year ended June 30, 2022: nil).

Gross profit (including discontinued operations) decreased by $3.8 million to a loss of $2.3 million, although on a continuing basis excluding J.A. Martin ex-Solar operations, gross profit decreased by $2.5 million to a loss of $2.3 million. In percentage terms, gross margin from continuing operations fell from 1% to (14%), largely driven by one-off extreme weather events impact on Aevitas Solar projects in FY2023, having a more significant impact than COVID-19 lockdowns and impact on supply chain in the prior year. Gross loss in FY2023 includes $3.9 million specific costs of non-recurring extreme weather events on Edenvale project for Aevitas Solar. In the prior year, $1.9 million of non-recurring costs on the Blue Grass project were also incurred in Aevitas Solar, due to state border closures during the project execution phase. Excluding these non-recurring costs, gross margin for continuing operations increased from 9.2% in the prior year, to 10.5% in FY2023, reflecting increased focus on high margin service revenues in Kenshaw. Electric Vehicles contributed nil gross profit (prior year: nil) while Solar Development contributed nil (prior year: nil).

The gain on Solar Development projects from continuing operations was net nil for the year ended June 30, 2023. Included within discontinued operations was a $4.2 million loss on disposal of J.A. Martin ex-solar operations in July 2022. Compared to the book value of assets less liabilities held for sale as at June 30, 2023, the loss results primarily from a reduction in the contingent consideration payable based on the earn out fee calculated as a multiple of the post disposal earnings of J.A. Martin ex-solar in FY2023. The gain on Solar Development projects from continuing operations was net nil for the year ended June 30, 2022, comprising a $0.1 million write off of costs incurred on uneconomic projects in Caret, offset by a $0.1 million gain on sale of tangible assets in Critical Power Systems.

The results for the year ended June 30, 2023 also reflect a restated $6.2 million decrease in general and administrative costs related to continuing operations to $7.6 million. The decrease includes a $1.1 million decrease in marketing expenses, a $1.7 million decrease in non-cash equity remuneration, and a $3.6 million decrease in salaries and other overheads from reduction in Tembo and Aevitas executive management and administrative team.

The results of operations for the year ended June 30, 2023 include $2.1 million restructuring and other non-recurring costs primarily due a provision in respect of fiscal refunds on prior receivables, which the Company is defending.

Net finance costs from continuing operations of $6.2 million for the year ended June 30, 2023 include $3.8 million interest on related party loans, $1.6 million net foreign exchange losses and $0.8 million combined from dividends from Aevitas Preference Shares, interest on leases and interest on other debt.

As at June 30, 2023, the Group’s current assets were $10.3 million (as at June 30, 2022: $21.7 million restated; June 30, 2021: $24.5 million restated), representing a decrease from June 30, 2022, mostly due to the disposal of assets held for sale relating to the J.A. Martin ex-solar segment (as at June 30, 2022: $8.2 million) upon the sale of the business to ARA in July 2022. Current assets were comprised of $0.6 million of cash and cash equivalents (as at June 30, 2022: $1.3 million; June 30, 2021: $8.6 million), $0.6 million of restricted cash (as at June 30, 2022: $1.2 million; June 30, 2021: $1.1 million;), and $7.0 million of trade and other receivables (as at June 30, 2022: $9.1 million; June 30, 2021: $12.8 million), and $2.1m of inventory (as at June 30, 2022: $1.9 million; June 30, 2021: $2.0 million). 30 June 2022 and 30 June 2021 current assets were restated for a $0.5m reclassification from Intangible Assets to Deposits.

Current liabilities were $18.9 million as at June 30, 2023 (as at June 30, 2022, $23.3 million restated; June 30, 2021: $13.4 million). The decrease from prior year reflects negotiation of shareholder loans and accrued interest to non-current terms, and disposal of liabilities held for sale (as at June 30, 2022, $1.5 million) following sale of J.A. Martin ex-solar to ARA in July 2022. 30 June 2022 current liabilities were restated for an accrual of $0.5m expenses relating to 2022 but incurred in 2023.

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Current asset-to-liability ratio as at June 30, 2023 was 0.54:1 (as at June 30, 2022 restated: 0.93:1; June 30, 2021 restated: 1.82:1).

As at June 30, 2023, the Company had net assets of $3.7 million (as at June 30, 2022 restated, $21.6 million; June 30, 2021: $40.4 million), including intangible assets of $42.2 million (as at June 30, 2022 restated: $39.6 million; June 30, 2021 restated: $46 million). Property, plant and equipment remained at $3.7 million as at June 30, 2023 (as at June 30, 2022, $3.7 million), mainly reflecting $0.6 million capital expenditure on plant and equipment, an additional leased property in Kenshaw, offset by depreciation charges. 30 June 2022 and 30 June 2021 were restated for a $0.5m reclassification from Intangible Assets to Deposits.

Cash outflow for the year ended June 30, 2023, was $0.7 million, arising from cash outflows from operating activities of $8.6 million and from cash used in investing activities of $1.9 million partially offset by cash inflow from financing activities of $9.8 million. On June 30, 2023, the Company had cash reserves of $0.6 million (June 30, 2022: $1.3 million) and debt of $32.4 million (June 30, 2022: $28.6 million), giving a net debt position of $31.8 million (June 30, 2022: $27.3 million).

Net cash outflows from investing activities of $1.9 million in the current year comprised $1.0 million net purchases of property, plant and equipment and $3.9 million investment in additional intangible assets pertaining to the EUV23 development project in Tembo, offset by the $2.9 million proceeds from the J.A Martin sale.

Cash inflows from financing activities of $9.8 million in the year ended June 30, 2023 comprises $5.1 million net proceeds from the Nasdaq shelf raise in July 2022 and $3.6 million bridging loans from related party AWN, $1.3 million additional debtor financing, less $0.9 million repayments of related party and other borrowings paid.

Non-IFRS Financial Information

Adjusted EBITDA is a non-IFRS financial measure that we calculate as earnings before interest, taxes, depreciation and amortization, impairment of assets, impairment of goodwill, other finance income and expenses, one-off non-recurring costs including restructuring expenses and non-cash equity remuneration. Adjusted EBITDA is disclosed here and elsewhere in this Annual Report to provide investors with additional information regarding our results of operations. We have presented Adjusted EBITDA for continuing operations, discontinued operations and the total Group for comparative purposes.

We have included Adjusted EBITDA in this Annual Report because it is a key measure used by our management and board of directors to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparability across reporting periods by removing the effect of non-cash expenses, non-operating income/(expense), and material non-recurring items. Accordingly, we believe that Adjusted EBITDA provides useful information to investors in understanding and evaluating our operating results in the same manner as our management and board of directors.

We believe it is useful to exclude non-cash charges, such as depreciation and amortization and share-based compensation expense, from our Adjusted EBITDA because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations. We believe it is useful to exclude income tax benefit/(expense) and net finance expenses as these items are not components of our core business operations. We believe it is useful to exclude material non-recurring items, which is not indicative of our performance in the future. Adjusted EBITDA has limitations as a financial measure, and you should not consider it in isolation or as a substitute for profit/loss for the period as a profit measure or other analysis of our results as reported under IFRS. Some of these limitations are:

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditures;

●	Adjusted EBITDA does not reflect share-based compensation, which has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy;

●	Although share-based compensation expenses are non-cash charges, we cannot assure that we will not perform a buy-back or other similar transaction which leads to a cash outflow;

39

●	While losses have resulted from material non-recurring events, there is no assurance that such or similar losses will not recur in the future; and

●	Other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, operating profit/loss, profit/loss for the period and our other IFRS results.

The following table presents a reconciliation of loss for the period to Adjusted EBITDA for each of the periods indicated above:

Half Year Ended December 31, 2023, Compared to Half Year Ended December 31, 2022

	Six Months ended 31 December
	2023			2022
(US dollars in thousands)	Continuing	Discontinued	Total	Continuing	Discontinued	Total
Loss for the period	(7,828)	-	(7,828)	(11,216)	-	(11,216)
Loss from discontinued operations	-	-	-	804	-	804
Loss from continuing operations	(7,828)	-	(7,828)	(10,412)	-	(10,412)
Income tax credit	(196)	-	(196)	(379)	-	(379)
Net finance expense	2,291	-	2,291	2,466	-	2,466
Share based compensation	208	-	208	60	-	60
Restructuring & other non-recurring costs[1]	1,261	-	1,261	112	-	112
Depreciation and amortisation	706	-	706	691	-	691
Non-recurring cost of sales costs[2]	-	-	-	3,554	-	3,554
Adjusted (Underlying) EBITDA for continuing operations	(3,559)	-	(3,559)	(3,908)	-	(3,908)

(1) Restructuring and other non-recurring costs during the half year ended 31 December 2023 relate to impairments on two Solar projects that form part of the Caret solar development portfolio in the United States. This impairment is due to the commercial decision to not renew the lease extension on both of these Solar projects.  For the half year ended 31 December 2022, the restructuring and other non recurring costs related to one-time remediation work required within the electric vehicles business segment comprising remediation, testing or conversion of drivetrains to 72kwH following the discontinuation of this platform following acquisition

(2) Non-recurring cost of sales for the half year ended 31 December 2022 related to the one-off loss on Edenvale solar farm. The increased costs and delays on Aevitas Solar’s Edenvale project were due to unprecedented high levels of rainfall (both in terms of frequency and amount versus historical averages) across Australia in FY2023. The rainfall damaged many of the trenches dug across the 6km interconnection works, which led to significant delays in completion of the project and required additional labour and material costs to fix and then complete the project within the project deadline.

40

Year Ended June 30, 2023, Compared to Years Ended June 30, 2022 and June 30, 2021

	Year Ended June 30
	2023			2022 (restated)			2021
(US dollars in thousands)	Continuing	Discontinued	Total	Continuing	Discontinued	Total	Continuing	Discontinued	Total
Loss for the period	(20,148)	(4,207)	(24,355)	(21,429)	(625)	(22,054)	(8,027)	69	(7,958)
Income tax expense/ (credit)	540	-	540	(1,968)	(149)	(2,117)	(138)	24	(114)
Net finance expense	6,210	-	6,210	8,431	172	8,603	274	137	411
Depreciation and amortization	1,581	-	1,581	1,620	767	2,387	1,453	803	2,256
Share-based compensation expense	148	-	148	1,900	-	1,900	1,078	-	1,078
Cost of sales - non-recurring Events (1)	3,850	-	3,850	1,881	-	1,881	-	-	-
Restructuring and other non-recurring costs (2)	2,084	-	2,084	443	-	443	2,877	3	2,880
Adjusted EBITDA	(5,735)	(4,207)	(9,942)	(9,122)	166	(8,956)	(2,483)	1,035	(1,448)

(1) 2023 amounts include $3.9 million in non-recurring costs resulting from increased costs and delays on Aevitas Solar’s Edenvale project due to unprecedented high levels of rainfall (both in terms of frequency and amount versus historical averages) across Western Australia in FY2023. The rainfall damaged many of the trenches dug across the 6km interconnection works, which led to significant delays in completion of the project and required additional labour and material costs to fix and then complete the project within the project deadline.

2022 amounts include $1.9 million relating to non-recurring costs incurred during the execution phase of Aevitas Solar’s Blue Grass project, due to Australian state border closures during the COVID-19 pandemic which resulted in the leadership and project management teams not being able to travel to and manage the project for three months. During those three months the Company was not able to find a suitable, local project management team which led to the project not being managed to the Company’s satisfaction. As a result, the Company had to incur significant additional costs for labour and materials to correct the existing work and recover the delays in completion of the project once the borders were reopened.

(2) 2023 amounts include $2.1 million of non-recurring, non-operational costs, consisting of a $1.8 million one-time provision for UK tax refunds on prior year receivables that were either received or due to be received by the Company for recoverable UK taxes paid between 2020 and 2022 but which have since been disputed and are being reclaimed by the UK fiscal department and $0.2 million of restructuring activities.

2022 amounts include $0.4 million of non-recurring, non-operational costs relating to one-time remediation work required within the electric vehicles business segment comprising remediation, testing or conversion of drivetrains to 72kwH following the discontinuation of this platform following acquisition.

2021 amounts include $2.2 million related to legal costs and settlement monies paid pertaining to the Comberg Claims and $0.6 million of costs incurred from the acquisition of Tembo e-LV in November 2020.

For further information on these non-recurring, non-operational costs, please refer to the section entitled “Restructuring and Other Non-Recurring Costs” below.

41

	Continuing Operations						Discontinued
Six months ended December 31, 2023 (US dollars in thousands)	Critical Power Services	Electric Vehicles	Solar Development	Sustainable Energy Solutions	Corporate Office	Total	Critical Power Services	Total
Revenue from contracts with customers	5,910	-	-	-	-	5,910	-	5,910
Costs of sales:
Edenvale extreme weather	-	-	-			-		-
Other cost of sales	(5,373)	-		-	-	(5,373)	-	(5,373)
Total cost of sales	(5,373)	-		-	-	(5,373)	-	(5,373)
Gross profit	537	-		-	-	537	-	537
General and administrative expenses	(661)	(748)	(30)	(172)	(2,739)	(4,350)	-	(4,350)
Gain/(loss) on solar development	-	-	-	-	-	-	-	-
Other income / (expenses)	95	-	-	(49)	-	46	-	46
Depreciation and amortization	(364)	(335)	-	(2)	(5)	(706	-	(706)
Operating loss	(394)	(1,083)	(30)	(223)	(2,744)	(4,473)	-	(4,473)
Restructuring & other non-recurring costs	-	-	(1,261)	-	-	(1,261)	-	(1,261)
Finance income	7	-	-	-	-	7	-	7
Finance expense	(1,894)	(137)	-	(27)	(240	(2,298)	-	(2,298)
Loss before income tax	(2,281)	(1,220)	(1,291)	(250)	(2,984)	(8,025)	-	(8,025)
Income tax	-	196	-	-	-	196	-	196
Loss for the period	(2,281)	(1,024)	(1,291)	(250)	(2,984)	(7,828)	-	(7,828)

	Continuing Operations						Discontinued
Six months ended December 31, 2022 (US dollars in thousands)	Critical Power Services	Electric Vehicles	Solar Development	Sustainable Energy Solutions	Corporate Office	Total	Critical Power Services	Total
Revenue from contracts with customers	7,821	912	-	-	-	8,733	-	8,733
Costs of sales:
COVID-19 disruption	(3,554)					(3,554)		(3,554)
Other cost of sales	(7,815)	(999)	-	-	-	(8,814)	-	(8,814)
Total cost of sales	(11,369)	(999)	-	-	-	(12,368)	-	(12,368)
Gross profit (loss)	(3,548)	(87)	-	-	-	(3,635)	-	(3,635)
General and administrative expenses	(687)	(714)	(136)	(214)	(2,462)	(4,213)	-	(4,213)
Gain/(loss) on solar development	-	-	-	26	-	26	(804)	(778)
Other income	25	275	-	-	-	300	-	300
Depreciation and amortization	(345)	(339)	-	(2)	(5)	(691)	-	(691)
Operating loss	(4,555)	(865)	(136)	(190)	(2,467)	(8,213)	(804)	(9,017)
Restructuring & other non-recurring costs	-	(30)	-	-	(82)	(112)	-	(112)
Finance income	1	-	-	-	-	1	-	1
Finance expense	(2,595)	(36)	(34)	146	52	(2,467)	-	(2,467)
Loss before income tax	(7,149)	(931)	(170)	(44)	(2,497)	(10,791)	(804)	(11,595)
Income tax	-	379	-	-	-	379	-	379
Loss for the period	(7,149)	(552)	(170)	(44)	(2,497)	(10,412)	(804)	(11,216)

	Continuing Operations						Discontinued
Year Ended June 30, 2023 (US dollars in thousands)	Critical Power Services	Solar Development	Electric Vehicles	Sustainable Energy Solutions	Corporate Office	Total Continuing	Critical Power Services	Total
Revenue from contracts with customers	13,596	-	1,464	-	-	15,060	-	15,060
Costs of sales - other	(11,900)	-	(1,572)	-	-	(13,472)	-	(13,472)
Cost of sales - non-recurring events	(3,850)	-	-	-	-	(3,850)	-	(3,850)
Gross profit	(2,154)	-	(108)	-	-	(2,262)	-	(2,262)
General and administrative expenses	(1,390)	(297)	(1,005)	(367)	(4,561)	(7,620	-	(7,620)
Other gains/(losses)	-	-	-	30	-	30	(4,207)	(4,177)
Other income	50	69	-	-	-	119	-	119
Depreciation and amortization	(895)	-	(673)	(3)	(10)	(1,581	-	(1,581)
Operating loss	(4,389)	(228)	(1,786)	(340)	(4,571)	(11,314)	(4,207)	(15,521)
Restructuring and other non-recurring costs	(1)	-	(214)	-	(1,869)	(2,084)	-	(2,084)
Finance expense - net	(6,841)	(34)	936	(50)	(221)	(6,210)	-	(6,210)
Profit/(loss) before income tax	(11,231)	(262)	(1,064)	(390	(6,661)	(19,608)	(4,207)	(23,815)
Income tax	(619)	-	(40)	119	-	(540)	-	(540)
Loss for the year	(11,850)	(262)	(1,104)	(271)	(6,661)	(20,148)	(4,207)	(24,355)

42

	Continuing Operations						Discontinued
Year Ended June 30, 2022 (restated) (US dollars in thousands)	Critical Power Services	Solar Development	Electric Vehicles	Sustainable Energy Solutions	Corporate Office	Total Continuing	Critical Power Services	Total
Revenue from contracts with customers	20,958	-	1,490	-	-	22,448	15,168	37,616
Costs of sales - other	(18,804)	-	(1,504)	-	-	(20,308)	(13,842)	(34,150)
Cost of sales - non-recurring events	(1,881)	-	-	-	-	(1,881)	-	(1,881)
Gross profit	273	-	(14)	-	-	259	1,326	1,585
General and administrative expenses	(1,568)	(80)	(2,901)	(1,660)	(7,602)	(13,811)	(1,485)	(15,296)
Gain/(loss) on solar development	103	(139)	-	23	-	(13	-	(13
Other income	662	-	-	-	-	662	324	986
Depreciation and amortization	(1,165)	-	(443)	(3)	(9)	(1,620)	(767)	(2,387)
Operating loss	(1,695)	(219)	(3,358)	(1,640)	(7,611)	(14,523)	(602)	(15,125)
Restructuring and other non-recurring costs	45	-	(429)	-	(59)	(443)	-	(443)
Finance expense - net	(7,470)	-	(974)	23	(10)	(8,431)	(172)	(8,603)
Profit/(loss) before income tax	(9,120)	(219)	(4,761)	(1,617)	(7,680)	(23,397)	(774)	(24,171)
Income tax	1,349	-	575	192	(148)	1,968	149	2,117
Loss for the year	(7,771)	(219)	(4,186)	(1,425)	(7,828)	(21,429)	(625)	(22,054)

	Continuing Operations						Discontinued
Year Ended June 30, 2021 (US dollars in thousands)	Critical Power Services	Solar Development	Electric Vehicles	Sustainable Energy Solutions	Corporate Office	Total Continuing	Critical Power Services	Total
Revenue	22,396	185	1,394	-	-	23,975	16,436	40,411
Costs of sales - other	(18,322)	-	(1,292)	-	-	(19,614)	(14,470)	(34,084)
Cost of sales - non-recurring events	-	-	-	-	-	-	-	-
Gross profit	4,074	185	102	-	-	4,361	1,966	6,327
General and administrative expenses	(1,522)	(1,309)	(1,923)	-	(4,897)	(9,651)	(1,482)	(11,133)
Other gains/(losses)	36	733	-	-	-	769	-	769
Other income	960	-	-	-	-	960	552	1,512
Depreciation and amortization	(1,099)	(4)	(346)	-	(4)	(1,453)	(803)	(2,256)
Operating profit/(loss)	2,449	(395)	(2,167)	-	(4,901)	(5,014)	233	(4,781)
Restructuring and other non-recurring costs	(24)	-	(631)	-	(2,222)	(2,877)	(3)	(2,880)
Finance expense - net	1,824	(24)	(1)	-	(2,073)	(274)	(137)	(411)
Profit/(loss) before income tax	4,249	(419)	(2,799)	-	(9,196)	(8,165)	93	(8,072)
Income tax	(691)	96	733	-	-	138	(24)	114
Loss for the year	3,558	(323)	(2,066)	-	(9,196)	(8,027)	69	(7,958)

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Income Statement from continuing operations

Revenue

Unaudited revenues from continuing operations for half year ended December 31, 2023 decreased $2.8 million or 32% to $5.9 million, from $8.7 million in half year ended December 31, 2022.

Revenue from continuing operations by product and service as of half year ended December 31, 2023 is as follows:

	Six months ended December 31
(US dollars in thousands)	2023	2022
	unaudited	audited
Electrical products and related services	5,910	7,821
Electric vehicles & related products & services	-	912
Total revenue	5,910	8,733

The sale of electrical products, related services and solutions is generated from our Australian-based Critical Power Services businesses and is focused on the design, supply, installation and maintenance of power and control systems. Revenue generated in these operations is recognized in two ways. On smaller projects, revenue is recognized when the project is completed and is invoiced at that time. On larger projects, revenue is recognized on the achievement of specific milestones defined in each individual project. When the milestones and performance obligations are reached, the customer is invoiced, and the revenue is then recognized.

Revenue from continuing operations of the Critical Power Services businesses, Kenshaw, was $5.9 million for the period, a decrease of 24% compared to the $7.8 million earned in the comparative period in FY23. This comprised a 100% reduction in solar project revenue in Aevitas Solar ($2.8m) due to there being no active projects during the current period, compared to having one major active project, Edenvale. This was partially offset by an increase of 18% ($0.9m) due to an increase in core business.

Revenue in Electric Vehicle division was not recognised during the half year ended 31 December, 2023, notwithstanding the receipt of some deposits for orders. This reflects a conservative accounting policy that only recognises revenue upon full deliver of the vehicles. In addition, it reflects the cessation of non-electric vehicle related revenues that formed part of the legacy Tembo business.

Revenue from continuing operations for the year ended June 30, 2023 decreased $7.4 million or 33% to $15.1 million, from $22.4 million in the year ended June 30, 2022. Revenue from continuing operations for the year ended June 30, 2022 decreased $1.5 million or 6% to $22.4 million, from $24.0 million in the year ended June 30, 2021.

Revenue from continuing operations by product and service as of year ended June 30, 2023 is follows:

	Year Ended June 30
(US dollars in thousands)	2023	2022	2021
Electrical products and related services	13,596	20,958	22,581
Electric vehicles & related products & services	1,464	1,490	1,394
Total revenue	15,060	22,448	23,975

44

The sale of electrical products, related services and solutions is generated from our Australian-based Critical Power Services businesses and is focused on the design, supply, installation and maintenance of power and control systems. Revenue generated in these operations is recognized in two ways. On smaller projects, revenue is the sale of electrical products, related services and solutions is generated from our Australian-based Critical Power Services businesses and is focused on the design, supply, installation and maintenance of power and control systems. Revenue generated in these operations is recognized in two ways. On smaller projects, revenue is recognized when the project is completed and is invoiced at that time. On larger projects, revenue is recognized on the achievement of specific milestones defined in each individual project. When the milestones and performance obligations are reached, the customer is invoiced, and the revenue is then recognized.

Revenue from continuing operations from electrical products, related services and solutions for the year ended June 30, 2023, of $13.6 million decreased $7.4 million compared to the $21.0 million earned for the year ended June 30, 2022. This is primarily a result of a $6.0 million reduction in solar project revenue in Aevitas Solar, as a result of (i) Edenvale Solar Project being the only major active project during the current period, compared to having two major active projects, Hillston and Bluegrass, in the prior period, and (ii) ongoing skills shortages in the electrical and building & construction industry causing difficulties in resourcing projects to meet demand. Revenue was also impacted by a net $0.9 million reduction in Kenshaw revenues, although on a constant AUD to USD exchange rate basis, revenues in Kenshaw were flat on the prior year. This comprises a $3.0 million reduction in generator sales and installation, offset by a $2.2 million increase in higher margin sales in generator service and motor sales and overhaul.

Revenue from electric vehicles, related products, services and solutions is generated from our Electric Vehicles businesses in the Netherlands: Tembo 4x4 and FD 4x4 Centre and is focused on electric vehicle conversion kits, and vehicle ruggedization products. Revenue generated in these operations is recognized when the products are delivered to customers. Revenue from electric vehicles and related products and services amounted to $1.5 million for the year ended June 30, 2023 compared to $1.5 million for the year ended June 30, 2022. No significant revenue was recognised on EUV conversion kit development whilst the EUV23 development project advanced towards production. Vehicle conversion revenues for ruggedization of non-EV vehicles benefitted from a significant ruggedization contract for 15 vehicles with Boliden mine in Ireland in FY2023. It should be noted that orders for the EUV23 conversion kits received in FY2023 were accounted for in Deferred Revenues on the Balance Sheet.

Revenue from continuing operations by geographic location is follows:

	Six months ended December 31
(US dollars in thousands)	2023	2022
Australia	5,910	7,821
Netherlands	-	912
United States	-	-
Total revenue	5,910	8,733

Revenues for the half year period ended December 31, 2023 were primarily booked in Australia compared to the half year ended December 31, 2022, where Australian revenues recorded at $7.8 million, with no revenues for both periods from the United States.

	Year Ended June 30
(US dollars in thousands)	2023	2022	2021
Australia	13,596	20,958	22,581
Netherlands	1,464	1,490	1,394
United States	-	-	-
Total revenue	15,060	22,448	23,975

Australian revenue of $13.6 million for the year ended June 30, 2023 was comprised solely of $13.6 million revenue from Critical Power Services provided by Kenshaw and Aevitas Solar. This compares to $21.0 million in the year ended June 30, 2022 and $22.6 million for the year ended June 30, 2021. The decrease in Australian revenue of $13.6 million for the year ended June 30, 2023 was comprised solely of $13.6 million revenue from Critical Power Services provided by Kenshaw and Aevitas Solar. This compares to $21.0 million in the year ended June 30, 2022 and $22.6 million for the year ended June 30, 2021. The decrease in Australian revenue in the year ended June 30, 2023, compared to the prior year, is primarily driven by (i) Edenvale Solar Project being the only major active project during the current period, compared to having two major active projects, Hillston and Bluegrass, in the prior period, and (ii) ongoing skills shortages in the electrical and building & construction industry causing difficulties in resourcing projects to meet demand.

45

Netherlands revenue was $1.5 million for the year ended June 30, 2023 and $1.5 million for the year ended June 30, 2022, representing contribution from the Electric Vehicle business unit, in particular driven by Boliden ruggedization contracts in FY2023. The business remains primarily focused on development of its core EUV23 conversion kit solution for which it has already received orders. It should be noted that the cash down-payment on orders for the EUV23 conversion kits received in FY2023 were accounted for in Deferred Revenues on the Balance Sheet.

The Group had one customer representing more than 10% of revenue for the year ended June 30, 2023 (year ended June 30, 2022: one). This customer represented approximately $2.6 million of the Company’s total revenues and is reported within the Critical Power Services segment for the year ended June 30, 2023.

Cost of Sales

Cost of sales from continuing operations by product or service as of half year period ended December 31, 2023 is as follows:

	Six months ended December 31
(US dollars in thousands)	2023	2022
	unaudited	audited
Electrical products and related services	5,373	7,815
Extreme weather and/or COVID 19 disruptions	-	3,554
Electric vehicles & related products & services	-	999
Total cost of sales	5,373	12,368

Total cost of sales from continuing operations were $5.4 million for the half year ended December 31, 2023, decreasing as compared to $12.4 million covering the same period ended December 31, 2022. Cost of sales covers material and labor related to Critical Power Services sales, whereas no cost of sales was recorded for the Electric Vehicle unit reflecting the lack of revenue recognition.

Cost of sales from continuing operations by product or service as of year ended June 30, 2023 is as follows:

(US dollars in thousands)	June 30, 2023	June 30, 2022	June 30, 2021
Electrical products and related services - other	11,900	18,804	18,322
Electrical products and related services - extreme weather and COVID 19 disruption	3,850	1,881	-
Electric vehicles & related products & services	1,572	1,504	1,292
Other revenue		-
Total cost of sales	17,322	22,189	19,614

Total cost of sales from continuing operations were $17.3 million for the year ended June 30, 2023, as compared to $22.2 million for the year ended June 30, 2022, and $19.6 million for the year ended June 30, 2021.

Total cost of sales from continuing operations were $17.3 million for the year ended June 30, 2023, as compared to $22.2 million for the year ended June 30, 2022, and $19.6 million for the year ended June 30, 2021.

Cost of sales related to electrical products and related services consists of material purchases and direct labor costs, motor vehicle expenses and any directly related costs attributable to manufacturing, service, or other cost of sales. Cost of sales for electrical products and related services for the year ended June 30, 2023 included $3.9 million of non-recurring costs resulting from increased costs and delays on Aevitas Solar’s Edenvale project due to unprecedented high levels of rainfall (both in terms of frequency and amount versus historical averages) across Western Australia in FY2023. The rainfall damaged many of the trenches dug across the 6km interconnection works, which led to significant delays in completion of the project and required additional labour and material costs to fix and then complete the project within the project deadline. The prior year included $1.9 million of non-recurring costs during the execution phase of the Aevitas Solar’s Blue Grass project, due to Australian state border closures during the COVID-19 pandemic which resulted in the leadership and project management teams not being able to travel to and manage the project for three months. During those three months, the Company was not able to find a suitable local project management team which led to the project not being managed to the Company’s satisfaction. As a result, the Company had to incur significant additional costs for labour and materials to correct the existing work and recover the delays in completion of the project once the borders were reopened. Neither of the foregoing events are expected to repeat due to their unprecedented nature and so the Company has categorized such related costs as non-recurring. Other cost of sales related to electrical products and related services was $11.9 million for the year ended June 30, 2023, as compared to $18.8 million for the year ended June 30, 2022 and $18.3 million for the year ended June 30, 2021. The decrease in cost of sales was primarily driven by the impact of reduction in solar projects in Aevitas Solar, and generator installations in Kenshaw.

46

Cost of sales related to electric vehicles and related products consists of material purchases and direct labor costs and any other costs directly attributable to assembly. Cost of sales related to electric vehicles and related products were $1.6 million for the year ended June 30, 2023 and $1.5 million for the year ended June 30, 2022.

Gross Profit

Gross profit from continuing operations by product and service as of half year ended December 31, 2023 is as follows:

Gross profit/(loss) by product or service is as follows:

	Six months ended December 31
(US dollars in thousands)	2023	2022
	unaudited	audited
Electrical products and related services	537	(3,548)
Electric vehicles & related products & services	-	(87)
Other revenue	-	-
Total gross (loss)/profit	537	(3,635)

The Company’s gross (loss)/ profit from continuing operations is equal to revenue less cost of sales and totalled a gross profit of $0.5 million for the half year ended December 31, 2023 improving from the loss of $3.6 million for the same period ended December 31, 2022.

Critical Power Services gross margins have improved to 10.2% in the first half of the current fiscal year, compared to (45.4%) for the six months ended December 31, 2022, due primarily to no non-recurring costs on Aevitas Solar projects (31 December 2022 included $3.6 million as exceptional weather events on the Edenvale project). Underlying Critical Power Services gross margins excluding non-recurring costs improved from nil to 10.2%.

Gross profit from continuing operations by product and service as of year ended June 30, 2023 is as follows:

	Year Ended June 30
(US dollars in thousands)	2023	2022	2021
Electrical products and related services	(2,154)	273	4,259
Electric vehicles & related products & services	(108)	(14)	102
Other revenue	-	-	-
Total gross (loss)/profit	(2,262)	259	4,361

For the year ended June 30, 2023, gross (loss)/ profit from continuing operations is equal to revenue less cost of sales and totaled a loss of $(2.3) million in comparison to the profit of $0.3 million for the year ended June 30, 2022, and a profit of $4.4 million for the year ended June 30, 2021. Excluding one-off extreme COVID-19 disruption costs of $3.9 million on Edenvale project in FY2023 and $1.9 million on the Blue Grass project in the prior year, gross profits decreased from $2.2 million in the prior year to $1.7 million in FY2023. In percentage terms, gross margins decreased from 1.2% in the prior year, to (15.9%) in FY2023, but excluding one-off extreme weather and COVID-19 disruption costs, increased from 9.5% in the prior year to 11.2% in FY2023.

The gross (loss) / profit from electrical products and related services (the Critical Power Services business) was a loss of $(2.2) million for the year ended June 30, 2023, compared to a profit of $0.3 million in the prior year. Excluding one-off extreme COVID-19 disruption costs of $3.9 million on Edenvale project in FY2023 and $1.9 million on Blue Grass project in the prior year, gross profits decreased from $2.2 million to $1.7 million in FY2023. In percentage terms, gross margins decreased from 1.2% in the prior year, to (15.9%) in FY2023, but excluding one-off extreme weather and COVID-19 disruption costs, increased from 10.3% to 12.5% in FY2023.

The Electric Vehicle business generated a gross loss of $(0.1) million in the year ended June 30, 2023, (June 30, 2022, £nil), reflecting customized test kit componentry and assembly during low volume product development phase.

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General and Administrative Expenses

	Six months ended December 31
(US dollars in thousands)	2023	2022
Salaries and benefits	2,305	2,449
Professional fees	1,018	961
Insurance	251	289
Travel	112	77
IT licensing and support	481	269
Marketing and public relations	62	60
Office and other expenses	120	108
Total general and administrative expenses	4,350	4,213

General and administrative expenses consist primarily of operational expenses, including employee salaries and benefits, professional fees, insurance, travel, IT, office and other expenses. General and administrative expenses from continuing operations for the first half of the current fiscal year ending June 30, 2024, were $4.4 million, increasing marginally compared to $4.2 million in the prior fiscal year.

Salaries and benefits were $2.3 million for the half year ended December 31, 2023, (half year ended December 31, 2022, $2.4 million), accounting for 53% of total general and administrative expenses, (half year ended December 31, 2022, 58%). Professional fees of $1.0 million for the half year ended December 31, 2023 or 23% of total general and administrative expenses (half year ended December 31, 2022, $0.9 million), were comprised of audit and accounting fees, consulting fees to support business development and legal fees.

	Year Ended June 30
(US dollars in thousands)	2023	2022 (restated)
Salaries and benefits	3,333	8,670
Professional fees	2,325	2,198
Insurance	570	474
Travel	187	141
IT licensing and support	694	482
Marketing and public relations	199	1,279
Office and other expenses	312	567
Total general and administrative expenses	7,620	13,811

General and administrative expenses from continuing operations decreased by $6.2 million to $7.6 million for the year ended June 30, 2023, compared to $13.8 million for the year ended June 30, 2022 restated. These expenses consist primarily of operational expenses, such as those related to employee salaries and benefits, professional fees, insurance, travel, IT, marketing, office and other expenses, as well as vesting at grant date share price of non-cash equity incentive costs of share awards previously granted under the Company’s Omnibus Incentive Plan, in accordance with IFRS 2 Share-based Payments.

Salaries and benefits were $3.3 million for the year ended June 30, 2023, (year ended June 30, 2022 restated, $8.7 million), accounting for 44% of total general and administrative expenses, (year ended June 30, 2022, 63%). Non-cash equity incentive costs contributed $0.1 million (year ended June 30, 2022: $1.9 million) to the salaries and benefits expense. Underlying cash salaries and benefits of $3.2 million decreased by $3.6 million or 53% in the year, reflecting a realignment of the team onto product development project activity and a commensurate increase in capitalized intangible costs, and reduction in Aevitas personnel following the sale of the J.A. Martin ex-solar business. 30 June 2022 was restated for $0.1 million payroll costs paid in the period 30 June 2023 but relating to services provided in the period to 30 June 2022.

Professional fees of $2.3 million for the year ended June 30, 2023 or 31% of total general and administrative expenses (year ended June 30, 2022 restated, $2.2 million), were comprised of audit and accounting fees, consulting fees to support business development and legal fees. 30 June 2022 was restated for $0.3m legal expenses originally capitalised in the period to 30 June 2023 in Caret but should be expensed in the period to 30 June 2022.

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Insurance expense of $0.6 million for the year ended June 30, 2023 was marginally higher than the $0.5 million for the year ended June 30, 2022 reflecting improved coverage.

IT licensing and support expenses represent the costs of accounting, operations, email and office, file storage, and security software products and licenses. IT expenses increased by $0.2 million to $0.7 million for the year ended June 30, 2023, comprising $0.2 million in the Corporate Office segment due to increased activity to support growth activities and automate processes with scalable software.

Marketing expenses include promotional advertisements and trade shows. Marketing costs of $0.2 million for the year ended June 30, 2023 reduced significantly compared to the prior year, relying more efficiently on sales team-driven partnerships and customer presentations, than paid marketing arrangements.

Office and other expenses include office and meeting space rental, communication, bank fees and general office administrative costs. Office and other expenses of $0.3 million for the year ended June 30, 2023 decreased by $0.3 million in the year due to savings in Aevitas following sale of J.A. Martin ex-solar.

Gain/(loss) on Solar Development

Gain on Solar Development projects from continuing operations was nil for the half year period ended December 31, 2023 and nil for the year ended June 30, 2023. This compares to a minimal gain in the first half of the fiscal year ending June 30, 2023 of less than $0.1 million, and a nil gain in the year ended June 30, 2022, comprising a $0.1 million write-off of costs incurred on uneconomic projects in Caret, offset by $0.1 million gain on sale of tangible assets in Critical Power Systems. In the year ended June 30, 2021 a gain of $0.8 million arose comprising a $0.9 million bargain purchase gain on acquisition of the remaining 50% interest in Caret offset by a $0.2 million loss on solar development projects in VivoPower Pty Ltd in Australia.

Discontinued operations

On July 1, 2022, the ex-solar operations of J.A. Martin (formerly J.A. Martin Electrical Pty Limited) were sold to ARA Electrical Engineering Services Pty Limited for a $6.75 million consideration. The $0.8 million loss recorded in the prior period comprises the transaction consideration less $7.5 million carrying value of net assets disposed

Other Income

There was less than $0.0m of other income from continuing operations in the first half of the current fiscal year ending June 30, 2024. Other income from continuing operations of $0.3 million in the first half of the prior fiscal year ending June 30, 2023, includes $0.3 million of research and development grants which were received for the Electric Vehicles division. Other income of $0.1 million for the year ended June 30, 2023 compares to $0.7 million for the year ended June 30, 2022, mainly relating to COVID-19 grants and subsidies in Critical Power Services in Australia.

Depreciation and amortization

Depreciation is charged on property, plant and equipment on a straight-line basis and is charged in the month of addition. We depreciate the following class of assets at differing rates dependent on their estimated useful lives. The net book value of assets held as of December 31, 2023 was $3.8 million (June 30, 2023: $3.7 million).

Depreciation and amortisation charges from continuing operations were $0.3 million and $0.4 million, respectively, in the first half of the current fiscal year ending June 30, 2024, compared to $0.3 million and $0.4 million in the first half of the prior fiscal year. Amortisation costs relate to the amortisation of intangible assets generated on the acquisition of VivoPower Australia and Aevitas in 2016 and of Tembo in November 2020.

Tangible asset	Estimated useful life (in years)
Computer equipment		3
Fixtures and fittings	3	to	20
Motor vehicles		5
Plant and equipment	3.5	to	10
Right-of-use assets	Remaining useful life

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Amortization costs relate to the amortization of intangible assets generated on the acquisition of:

●	VivoPower Australia and Aevitas - customer relationships and trade names

●	Caret - solar project development expenditure

●	Tembo - customer relationships and trade names

The intangible assets identified above, and their estimated useful life is provided in the table below:

Identifiable intangible asset	Estimated useful life (in years)
Development expenditure	5	to	10
Customer relationships		10
Trade names	15	to	25
Favorable supply contracts		15
Other		5

Under IFRS, intangible assets and goodwill are subject to an annual impairment review. No impairment charge was recorded for the year, following the impairment review as of June 30, 2023.

An impairment review tests the recoverable amount of the cash-generating unit which gave rise to the intangible asset or goodwill in order to determine the existence or extent of any impairment loss. The recoverable amount is the higher of fair value less costs to sell and the value in use to the Group. An impairment loss is recognized to the extent that the carrying value exceeds the recoverable amount. In determining a cash-generating unit’s or asset’s value in use, estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time-value of money and risks specific to the cash-generating unit or asset that have not already been included in the estimate of future cash flows. All impairment losses are recognized in the Statement of Comprehensive Income.

The Group conducts impairment tests on the carrying value of goodwill annually, or more frequently if there are any indications that goodwill might be impaired. The recoverable amount of the Cash Generating Unit (“CGU”) to which goodwill has been allocated are determined from value in use calculations. The key assumptions in the calculations are the discount rates applied, expected operating margin levels and long-term growth rates. Management estimates discount rates that reflect the current market assessments while margins and growth rates are based upon approved budgets and related projections.

The Group prepares cash flow forecasts using the approved budgets for the coming fiscal year and management projections for the following two years. Cash flows are also projected for subsequent years as management believe that the investment is held for the long term. These budgets and projections reflect management’s view of the expected market conditions and the position of the CGU’s products and services within those markets.

The CGU represented by Aevitas O Holdings Limited (being Critical Power Services) was assessed to have a value in excess of its carrying value and hence no additional adjustments to goodwill were considered necessary. Key assumptions used in the assessment of impairment were discount rate based on the weighted average cost of capital of 12% (June 30, 2022: 11%; June 30, 2021: 10%) and annual growth rate of 3% per annum.

The solar element of the CGU represented by VivoPower Pty Ltd goodwill was assessed to have a value in excess of its carrying value and hence no additional adjustments to goodwill were considered necessary. Key assumptions used in the assessment of impairment were weighted average cost of capital of 11.3% (June 30, 2022: 11.3%; June 30, 2021: 10.7%), an average annual growth rate in years 2-5 of 60% during the rapid growth phase of the business, with an average of 50% of electric light vehicles sold by the Company in fleet sizes over 50 vehicles will be sold with an additional sustainable energy solution.

The CGU represented by Tembo e-LV and subsidiaries was assessed to have a value in excess of its carrying value. Key assumptions used in the assessment of impairment were discount rate based on the weighted average cost of capital of 12% and average annual growth rate of 33% per annum in years 2-5. Growth rates reflect commencement of planned series production at volume during the 5-year period, as the product development project is completed for the current variant, to meet customer demand per sales agreements of over 15,000 units with international distribution partners, including Acces, Bodiz, GHH, ETC, Ulti-Mech, Petrosea and Fourche Maline. No sensitivity analysis is provided as the Company expects no foreseeable changes in the assumptions that would result in impairment of the goodwill.

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The CGU represented by Caret solar projects was assessed to have a value in excess of its carrying value and hence no adjustments to capitalized development costs were considered necessary. Key assumptions used in the assessment of impairment were weighted average cost of capital of 12.9%, $4 million free cash flow from project sales in years 1-4, $14.4 million development fees from power-to-x partnerships.

Restructuring and Other Non-Recurring Costs

Restructuring and other non-recurring costs by nature are one-time incurrences, and therefore, do not represent normal trading activities of the business. These costs are disclosed separately in order to draw them to the attention of the reader of the financial information and enable comparability in future periods.

	Six months ended December 31
(US dollars in thousands)	2023	2022
Corporate restructuring - legal and other fees	-	(103)
Corporate restructuring - litigation provision	-	-
Fiscal refunds provision	-	-
Impairment and write-off	(1,261)	(103)
Relocation	-	-
Remediation costs	-	95
Gain on sale of assets	766,414
Total restructuring costs	765,152	(112)

The results of operations for the first half of the current fiscal year ending June 30, 2024, include $1.3m relating to the impairment of intangible assets in the Solar development division. The first half of the prior fiscal year includes $0.1 million of expenses on restructuring projects.

	Year Ended June 30
(US dollars in thousands)	2023	2022	2021
Corporate restructuring - legal and other fees	200	189	179
Corporate restructuring - litigation provision	-	(128	2,042
Fiscal refunds provision	1,768	-	-
Impairment and write-off	422	-	-
Relocation	-	-	27
Remediation costs	(361	382	-
Acquisition related costs	55		631
Total restructuring costs	2,084	443	2,880

For the year ended June 30, 2023, the Company incurred non-recurring costs primarily related to a one-time provision in respect of UK tax refunds on prior year receivables that were either received or due to be received by the Company for recoverable UK taxes paid between 2020 and 2022 but which have since been disputed and are being reclaimed by the UK fiscal department and hence are not reflective of the 2023 Operational results, nor will they repeat once settled and have therefore been categorised as non-recurring. In addition, this also includes restructuring activities of $0.2 million and provision for inventory obsolescence and write-off of bad debts of $0.4 million, offset by a $0.4 million release of remediation provision. For the year ended June 30, 2022, the Company incurred non-recurring costs related to restructuring activities of $0.2 million and one-off remediation expenses of $0.4 million, offset by $0.1 million release of unutilized provision related to the Comberg Claims. For the year ended June 30, 2021, the Company incurred non-recurring costs for legal fees as well as a litigation provision relating to legal costs and settlement monies pertaining to the Comberg Claims of $0.2 million and $2.0 million respectively.

Finance Income and Expense

Finance income for the half year period ended December 31, 2023 were less than $0.0 million and for the same period in 2022, whereas finance expense of $2.3 million for the half year period ended December 31, 2023, comprising $2.2 million of interest on a loan with Arowana (AWN). Other finance charges including audit fees, and interest on other loans and borrowings were more than offset by foreign currency gains on the loan with AWN, held in the Australian dollar denominated subsidiary, Aevitas O Holdings Pty, Ltd. The finance expense for the first half of the prior fiscal year of $2.5 million, comprised $2.9 million of interest on the parent company loan with AWN offset by $0.4 million foreign currency gain on the refinanced parent company loan with AWN, held in the Australian dollar denominated subsidiary, Aevitas O Holdings Pty, Ltd

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The components of net finance expense from continuing operations are as follows:

	Six months ended December 31
(US dollars in thousands)	2023	2022
Shareholder loan	2,864	2,233
Convertible preference shares and loan notes	159	105
Debtor invoice financing	15	143
Interest on leases	81	81
Other finance costs	14	300
Foreign exchange	-1,297	-395
Waived dividends and interest on convertible preference shares and loan notes	462	-
Total net finance expenses	2,298	2,467

Finance income of $1.2 million, $0.2 million and $2.2 million for the years ended June 30, 2023 and 2022 and 2021 respectively comprise foreign exchange gains for the year.

Finance expense of $7.4 million for the year ended June 30, 2023 consists primarily of interest expense associated with the interest payable on outstanding related party loans with AWN of $3.8 million and foreign exchange losses of $2.7 million. In the year ended June 30, 2022, the Company incurred finance costs of $8.6 million comprising $3.4m interest on AWN loans, interest on Aevitas Preference Shares of $0.2 million, interest on lease liabilities of $0.1 million and net foreign exchange losses of $4.7 million. In the year ended June 30, 2021, the Company incurred finance costs of $2.5m consisting of $2.0 million on the parent company loan, interest on the Aevitas convertible preference share, loan notes and non-convertible preference shares of $1.2 million, interest and fees on debtor invoice financing in Critical Power Services of $0.1 million, and interest on lease liabilities of $0.1 million offset by $1.0 million of waived dividends and interest on convertible preference shared and loan notes.

The components of net finance expense from continuing operations are as follows:

	Year Ended June 30
(US dollars in thousands)	2023	2022	2021
Shareholder loan	3,801	3,351	1,986
Convertible preference shares and loan notes	254	217	1,228
Debtor invoice financing	100	24	96
Interest on leases	171	133	91
Other finance costs	330	167	90
Foreign exchange	1,554	4,540	(2,222
Waived dividends and interest on convertible preference shares and loan notes	-	-	(995)
Total net finance expenses	6,210	8,431	274

Foreign exchange gain/losses consist primarily of foreign exchange fluctuations related to short-term intercompany accounts and foreign currency exchange gains and losses related to transactions denominated in currencies other than the functional currency for each of our subsidiaries. We expect our foreign currency exchange gains and losses to continue to fluctuate in the future as foreign currency exchange rates change. The Group’s investments in overseas subsidiaries are not hedged as those currency positions are either USD denominated and/or considered to be long-term in nature. AWN loans of $32.4 million are mostly denominated in USD, upon which there is minimal foreign currency risk.

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Income Tax

The Company is subject to income tax for the period ended December 31, 2023 at rates of 19%, 21%, 26% and 30% in the United Kingdom, the U.SA., Netherlands, and Australia, respectively. We are also subject to income tax for year ended June 30, 2023 at rates of 19% to 25%, 21%, 26% to 30%, 9% and 15% to 25.8% in the U.K., the U.S., Australia, United Arab Emirates and the Netherlands respectively. We use estimates in determining our provision for income taxes. We account for income taxes in accordance with IFRS Standard IAS 12 Income Taxes, using an asset and liability approach that requires recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax basis, and for net operating loss and tax credits.

Key Factors Affecting Our Performance

We believe that the growth of our business and our future success are dependent upon a number of key factors, including the following:

Market demand for our products and services. Our business and revenues depend on the demand for our products and services. The market demand for electric vehicles, critical power services, sustainable energy solutions and solar development projects is heavily influenced by a range of factors that include the governmental economic, fiscal, and political polices at both the national and state levels in the U.S., Australia, Europe, the United Kingdom and the rest of the world, as well as global economic and political factors affecting the cost, availability, and desirability of renewable energy, other energy sources. Other external factors such as the COVID-19 pandemic and geopolitical tension in Ukraine may also affect demand for our products and services.

Competitiveness of our products and services. Our products and services need to be competitive in terms of price and quality with competition in each of our markets. Tembo in particular operates in a market that is relatively new, rapidly evolving, characterized by rapidly changing technologies, new competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. In order to stay competitive and relevant, it needs to continuously innovate and invest in product development and new technologies. Our critical power services businesses face pricing pressure in a competitive market and must continually improve cost efficiencies.

Operational scale up of electric vehicle assembly and delivery capabilities. Tembo faces operational risks as a maker of battery-electric ruggedized and off-road vehicles embarking on an exponential scale up of its assembly and delivery capabilities. Growth is dependent on securing appropriate premises and equipment, achieving design and manufacturing process goals, achieving compliance with safety regulations and standards, recruiting and retaining suitably qualified personnel, overcoming any delays and, resolving any supply chain shortages, to be able to deliver the volume and quality of products required to meet customer commitments.

Delivering electric vehicle products and services to customers’ requirements and regulatory standards. Following the acquisition of Tembo, we signed distribution agreements with a number of partners globally, to sell Tembo EUV conversion kits. Meeting the technical specifications, quality and safety standards of our customers and partners is a key driver of ensuring Tembo’s brand, reputation, revenue and future prospects. Product failures in service could leave us exposed to future warranty claims. Failure to meet the required regulations and standards in the markets we serve could require product recalls and fines and penalties.

Development and scale up of the SES solutions business. Whilst we have experience in developing, financing, building and operating solar power systems and distributed generation solar systems, we have limited experience and track record in combining this experience to then develop and offer a complete SES solution with microgrids, battery recycling and reuse and are still in the process of building the capabilities in the team. Developing and/or acquiring these capabilities is a key factor in expanding our SES solutions business.

Supply chain execution. Materials deliveries from suppliers are at risk of disruption due to external events and factors such as COVID-19, semiconductor shortages and conflict in Ukraine. Overcoming challenging supply chain issues is a key factor in our businesses being able to deliver goods and services to our customers in line with their requirements and meet our revenue growth targets.

Inflation. The economic volatility attributable initially to COVID-19 and then to Russia’s invasion of Ukraine is part of and contributing to a larger trend of rising inflation around the globe, which may have a significant adverse effect on economic activity and our business.

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Ability to secure capital at attractive rates and terms. Our businesses are capital intensive requiring significant investment in operational expenditure and capital expenditure to realize the growth potential of our electric vehicle, critical power services, sustainable energy solutions and solar development businesses. In addition, we are subject to significant and ongoing administrative and related expenses required to operate and grow a public company. Together these items impose substantial legal and financial compliance costs. As a result, we expect to require some combination of additional financing options in order to execute our strategy and meet the operating cash flow requirements necessary to operate and grow our business.

Currency fluctuations. We conduct business in the U.S., Australia, United Arab Emirates, the Netherlands and the U.K. As a result, we are exposed to risks associated with fluctuations in currency exchange rates, particularly between the U.S. dollar, the British Pound, the Euro and the Australian dollar.

Ability to attract and retain talent. We are looking to rapidly hyperscale our business in the face of fierce competition for talent and short timeframes. To achieve our operational goals, we need to attract high caliber talent quickly.

B.	Liquidity and Capital Resources

Our principal sources of liquidity in the first half of the fiscal year ended June 30, 2024 were from AWN loans (with a principal outstanding balance of $29.7 million, increasing from $28.6 million at June 30, 2023) and related party borrowings, and $0.5 million net proceeds from capital raises. The principal uses of cash have been to support operating activities, including purchases of property, plant and equipment and intangibles. The following table shows net cash provided by (used in) operating activities, net cash used in investing activities, and net cash provided by (used in) financing activities for the half year ended December 31, 2023 and 2022:

	Six months ended December 31
(US dollars in thousands)	2023	2022
	unaudited	audited
Net cash used in operating activities	110	(7,503)
Net cash used in investing activities	(2,124)	1,041
Net cash provided by financing activities	1,582	8,415
Total cash flow	115	3,228

In the year ended June 30, 2023, the Company’s principal sources of liquidity were $3.6 million from AWN loans, $5.1 million net proceeds from capital raises, $2.9m of proceeds on sale of J.A. Martin and $1.3m from debtor financing. Our principal uses of cash have been $8.6 million outflow from operating activities, including $17.2 million growth focused operating costs in the Electric Vehicles, Solar Development, Sustainable Energy Solutions and Corporate segments less a $8.6 million decrease in working capital comprising movements in trade and other receivables and payables, $1.0 million purchase of property, plant and equipment including capitalized lease facilities in Tembo and Kenshaw, $3.9 million development capital expenditure in Tembo and Caret.

Our principal sources of liquidity in the year ended June 30, 2022 were $4.2 million from AWN short-term loans and $0.3 million net proceeds from capital raises. Our principal uses of cash have been $5.1 million outflow from operating activities, including $14.7 million growth focused operating costs in the Electric Vehicles, Solar Development, Sustainable Energy Solutions and Corporate segments less a $9.6 million decrease in working capital comprising movements in trade and other receivables and payables, $0.6 million payment of interest on AWN loans, $1.2 million purchase of property, plant and equipment including capitalized lease facilities in Tembo and Kenshaw, $4.3 million development capital expenditure in Tembo and Caret.

Our principal sources of liquidity in the year ended June 30, 2021, were $32.0 million net proceeds from capital raises and $0.4 million proceeds from sale of solar projects. Our principal uses of cash have been $5.0 million outflow from operating activities, including net inflows in Critical Power Services offset by growth operating costs in the Electric Vehicles, Solar Development, Sustainable Energy Solutions and Corporate segments, a $10.4 million increase in working capital primarily comprising a decrease in trade and other payables, $2.1 million net cash outflow on the acquisition of Tembo e-LV, comprising $7.1 million consideration less $4.9 million acquired cash, $2.2 million repayment of AWN related party loan principal, $5.3 million payment of interest on the AWN loan, Aevitas hybrids and other borrowings, including catch up of related party arrears, $0.9 million purchase of property, plant and equipment and $0.5 million net repayment of variable short term debtor finance facilities for J.A. Martin and Kenshaw.

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The following table shows net cash provided by (used in) operating activities, net cash used in investing activities, and net cash provided by (used in) financing activities for the year ended June 30, 2023, 2022 and 2021:

(US dollars in thousands)	June 30, 2023	June 30, 2022	June 30, 2021
Net cash used in operating activities	(8,552)	(5,130)	(15,377)
Net cash used in investing activities	(1,921)	(5,343)	(2,682)
Net cash provided by financing activities	9,804	3,555	23,537
Total cash flow	(669)	(6,918)	5,478

If we continue to experience losses and we are not able to raise additional financing to provide the funding to grow the revenue streams of the Company to become profit making, or generate cash through sales of assets, we may not have sufficient liquidity to sustain our operations and to continue as a going concern, accordingly there is a material uncertainty that may cause significant doubt about the going concern nature of the Group. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Operating Activities

Our net cash inflow from operating activities in the half year ended December 31, 2023 is at $0.1 million. This is primarily driven by the increase in trade and other payables, amortization/impairment of intangible assets, and movements in finance expenses. In the half year period ended December 31, 2022, net cash used in operating activities of $7.5 million comprises operating cash outflows of $7.7 million and $0.7 million decrease in trade and other payables due to order fulfilment in Tembo, offset by a $1.5 million reduction in trade and other receivables, due to timing impact of project completions in Critical Power Services

Our net cash outflow from operating activities in the year ended June 30, 2023, was $8.6 million. This was attributable to a net inflow from working capital movements of $8.6 million and a net cash outflow after tax from operations of $17.2 million. The working capital movements of $8.6 million comprise of increase in trade and other payables of $2.3 million, decrease in trade and other receivables of $5.9 million, an increase in inventory of $0.2 million and increase in provisions of $0.7 million. The $17.2 million outflow after tax from operations consists of the $24.4 million loss, other non-cash and non-operating components of earnings including $4.9 million of net finance expense, $1.6 million depreciation and amortization, $0.1 million share-based payments, and $0.6 million tax.

Our net cash outflow from operating activities in the year ended June 30, 2022, was $5.1 million. This was attributable to a net inflow from working capital movements of $9.6 million and a net cash outflow after tax from operations of $14.7 million. The working capital movements of $9.6 million comprise of increase in trade and other payables of $6.6 million, decrease in trade and other receivables of $3.4 million, decrease in inventory of $0.1 million and a decrease in provisions of $0.6 million. The $14.7 million outflow after tax from operations consists of the $22.1 million loss, other non-cash and non-operating components of earnings including $5.3 million of net finance expense, $1.9 million depreciation and amortization, $2.0 million share-based payments, less $1.9 million tax credits.

Our net cash outflow from operating activities in the year ended June 30, 2021, was $15.4 million. This was attributable to a net outflow from working capital movements of $10.4 million and a net cash outflow after tax from operations of $6.1 million. The working capital movements of $10.3 million comprise a decrease in trade and other payables of $9.5 million, an increase in inventory of $0.8 million and a decrease in provisions of $0.1 million. The $6.1 million outflow after tax from operations consists of the $8.0 million loss, other non-cash and non-operating components of earnings including $1.1 million share-based payments, $0.4 million of net finance expense, $0.8 million gain on solar development and $2.3 million depreciation and amortization.

Investing Activities

Net cash used in investing activities of $2.1 million in the half period ended December 31, 2023 was primarily driven by $1.8 million capital expenditure on electric vehicle product development costs in Tembo and $0.3 million investment in property, plant and equipment. In the same period ended December 31, 2022, cash inflows from investing activities of $1.0 million includes a cash purchase price of $3.4 million (A$5.0 million) less working capital adjustment $0.8 million (A$1.2 million) related to the sale of J.A. Martin ex-solar operations to ARA Electrical Engineering Services Pty Limited on July 1, 2022. This was offset by $0.3 million investment in property, plant and equipment and $1.2 million capital expenditure on electric vehicle product development costs in Tembo.

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Net cash outflow from investing activities of $1.9 million in the year ended June 30, 2023 comprised of $1.0 million investment in property, plant and equipment in particular new leased properties for Tembo and Kenshaw, and a net $3.9 million net cash outflow attributable to additional investment in capital projects in Tembo and Caret. This is offset by $2.9 million proceeds from the sale of J.A Martin operations.

Net cash outflow from investing activities of $5.3 million in the year ended June 30, 2022comprised of $1.1 million investment in property, plant and equipment in particular new leased properties for Tembo and Kenshaw, and a net $4.3 million cash outflow attributable to additional investment in capital projects in Tembo and Caret.

Net cash outflows from investing activities of $2.7 million in the year ended June 30, 2021 comprised $0.4 million proceeds from sale of solar project assets in Australia, offset by $0.9 million investment in property, plant and equipment, and a net $2.1 million cash outflow attributable to the acquisition of Tembo e-LV. The net acquisition outflow comprised $7.1 million cash consideration, less $4.9 million cash acquired.

No companies were acquired by the Group in the years ended June 30, 2023 and June 30, 2022. In the year ended June 30, 2021, two acquisitions were consummated. These comprised Tembo e-LV B.V. and subsidiaries, for cash consideration of $7.1 million, or $2.2 million net of cash acquired, and Caret for cash consideration of $1, also $l net of cash acquired.

Financing Activities

As of December 31, 2023, the Company had $33.2 million of loans and borrowings outstanding, compared to $$31.1 million at December 31, 2022. At the end of June 30, 2023, total loans and borrowing outstanding were $32.4 million compared to $28.6 million at June 30, 2022 and $23.1 million at June 30, 2021.

Cash generated from financing activities for the half year ended December 31, 2023 was $1.6 million, from related party borrowings of $1.1 million, and issuance of share capital at $0.5 million. As at December 31, 2023, the Company had principal balance on outstanding loans with AWN, the Company’s most significant shareholder, of $29.7 million. The increase from $28.6 million at June 30, 2023, results from new short-term bridging loans provided by AWN. The new loans will incur interest at 15% fixed rate, plus BBSY floating base rate.

Cash generated from financing activities for the year ended June 30, 2023, was $9.8 million. This comprised $3.6 million AWN loans, $1.3 million debtor financing and $5.1 million capital raises net of capital raise costs, partly offset by $0.9 million repayment of other financing costs.

Cash generated from financing activities for the year ended June 30, 2022, was $3.6 million. This comprised $4.2 million AWN short term loans and $0.2 million capital raises net of capital raise costs. This is partly offset by $0.6 million interest paid to AWN on shareholder loans, and other financing costs.

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Cash generated from financing activities for the year ended June 30, 2021, was $23.5 million. This comprised $32.6 million capital raise proceeds net of $2.8 million capital raise costs, less $0.4 million lease repayments in Critical Power Services businesses, $2.2 million repayment of AWN related party loan principal, $0.5 million net repayments against the debtor finance facility in Critical Power Services businesses and $5.3 million AWN loan and Aevitas hybrid interest, including catch up on amounts accrued from prior periods.

Borrowing obligations outstanding at the end of the period were as follows:

	As at June 30
(US dollars in thousands)	2023	2022	2021
Current liabilities:
Debtor financing	1,329	-	-
Lease liabilities	462	505	669
Project financing agreement	-	-	59
Short-term shareholder loan	497	4,285	-
Bank loan	7	145	152
Chattel mortgage	89	142	88
Other borrowings	-	32	36
	2,384	5,109	1,004
Non-current liabilities:
Shareholder loan – payments due beyond 12 months	28,111	21,121	21,175
Lease liabilities	1,843	1,959	326
Financing agreement	-	108	183
Bank loan	-	-	159
Chattel mortgage	50	264	244
	30,004	23,452	22,087
Total borrowings	32,388	28,561	23,091

Tembo, Aevitas Solar and Kenshaw have lease arrangements in place to finance business properties and motor vehicle fleets. Lease liabilities have decreased marginally from $2.3 million at June 30, 2023 to $2.1 million at December 31, 2023. During the year ended June 30, 2023, lease liabilities have decreased by $0.2 million to $2.3 million mainly due to amortization during the year. The obligation for future minimum lease payments under the facilities are as follows:

	Minimum lease payments			Present value of minimum lease payments
	As at June 30			As at June 30
(US dollars in thousands)	2023	2022	2021	2023	2022	2021
Amounts payable under finance leases:
Less than one year	576	546	683	462	444	669
Later than one year but not more than five	2,223	2,545	379	1,843	2,020	326
	2,799	3,091	1,062	2,305	2,464	995
Future finance charges	(494)	(627)	(67)	-	-	-
Total obligations under finance lease	2,305	2,464	995	2,305	2,464	995

On June 30, 2021, the Company agreed a refinancing of its existing $21.1 million shareholder loan with AWN, with repayment of principal from January 1, 2023 in sixty monthly instalments of $0.35 million to loan maturity on December 31, 2027. The interest rate and line fee were agreed at 8% and 0.8% respectively, but no interest or line fee settlements were required until after a corporate liquidity event had occurred. In addition, the Company agreed to a refinancing fee of $0.34 million in two tranches on June 30, 2022 and December 31, 2022. Security granted to AWN comprised of a specific security deed over the assets of Aevitas (the “Specific Security Deed”) and a general security over the assets of the Company (the “General Security”).

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On June 30, 2022 further amendments to the loan were agreed with AWN:

i.	to defer repayment of principal to commence on October 1, 2023, with repayments over 60 months to September 30, 2028,

ii.	to defer interest payments from October 1, 2021, becoming due and payable on the earlier of a) completion by VivoPower of a debt or equity raise of at least $25 million, and b) October 1, 2023.

iii.	to increase the interest rate and line fee to 10.00% and 2.00% per annum respectively during the period from October 1, 2021 to the earlier of a) September 30, 2023 or b) the date a minimum prepayment of $1,000,000 is made.

iv.	the initial refinancing fee of $0.34 million is to be amended to accrue incrementally at 1.6% per annum from July 1, 2021 and become payable at the earlier of a) $1.0 million prepayment being made or b) October 1, 2023.

v.	a new fixed facility extension fee of $0.355 million is payable in return for this amendment, to accrue immediately but becoming payable on October 1, 2023.

On January 11, 2023, further amendments to the loan were agreed with AWN:

i.	to defer repayment of principal to commence on April 1, 2025, with repayments over 60 months to March 31, 2030.

ii.	to defer interest payments from October 1, 2023, becoming due and payable on the earlier of a) completion by VivoPower of a debt or equity raise of at least $25 million, and b) October 1, 2024.

iii.	to extend the increased interest rate and line fee of 10.00% and 2.00% per annum respectively commenced on October 1, 2021 to the earlier of a) March 31, 2025 or b) the date a minimum prepayment of $1,000,000 is made.

iv.	to extend the initial refinancing fee accruing incrementally at 1.6% per annum from July 1, 2021 and become payable at the earlier of a) $1.0 million prepayment being made or b) April 1, 2025.

v.	to defer the repayment date of the previous fixed facility extension fee of $0.355 million, becoming payable on April 1, 2025.

In addition to previously agreed refinancing fees, an additional $0.855 million fixed refinancing fee will accrue immediately and become payable on April 1, 2025.

On June 30, 2023, further amendments to the loan were agreed with AWN:

(i)	to defer interest payments from October 1, 2024 to April 1, 2025, and to replace the conditional requirement to repay accrued interest upon completion by VivoPower of a debt or equity raise of at least $25 million, with the conditional requirement to make repayments of interest and/or principal to meet the mandatory repayment schedule described in sections (ii) and (iii) below following a qualifying liquidity event.

(ii)	upon completion by VivoPower International PLC of a qualifying liquidity event of at least $5.0 million, Aevitas O Holdings Pty Limited are required to make mandatory prepayment of principal and interest to AWN in accordance with the following schedule:

a) proceeds $5 million to $7.5 million - pay 25% of amounts raised;

b) proceeds $7.5 million to $12.5 million - pay $1.875 million plus 45% of amounts raised;

c) proceeds $12.5 million and above - pay $4.125 million plus 50% of amounts raised.

(iii)	for the purposes of the mandatory prepayment requirement, a ‘qualifying liquidity event’ excludes direct investments into VivoPower’s subsidiary, Tembo, and debt raised in respect of working capital finance facilities, but includes:

a) equity or debt raise;

b) trade sale of underlying subsidiary or business unit (including, for example, Aevitas and Caret); and

c) loan repayment from Tembo to VivoPower.

(iv)	as consideration for the concessions agreed with AWN, VivoPower International PLC committed to issue AWN with 500,000 warrants, with a duration of 12 months, at an exercise price of $6.7 per share.

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In December 2021, a short term loan of $1.1 million (A$1.5 million) was provided from AWN to Aevitas O Holdings Pty Limited at an interest rate of 10.0%, increasing to 12.5% from January 1, 2022. The loan is set to expire on April 1, 2025 (initially set as April 30, 2022, then extended on June 30, 2022, to October 1, 2023, then extended on January 11, 2023 to April 1, 2025). The requirement for the loan to expire upon completion by VivoPower International PLC of a debt or equity raise of at least $25 million was dropped on June 30, 2023. Facility extension fees of $29,000 (A$40,000) and $43,500 (A$60,000) are payable upon maturity, relating to the two extensions respectively.

On February 22, 2022, a short term $3.0 million loan was provided from AWN to Aevitas O Holdings Pty Limited, with interest rate of 10.00% per annum payable on the principal sum upon maturity. The loan is set to expire on April 1, 2025 (initially set as May 13, 2022, then extended on June 30, 2022, to October 1, 2023, then extended on January 11, 2023 to April 1, 2025). The requirement for the loan to expire upon completion by VivoPower of a debt or equity raise of at least $25 million was dropped on June 30, 2023. Facility extension fees of $85,000 and $110,000 are payable upon maturity, relating to the two extensions respectively.

On December 22, 2022, a short term $3.0 million loan was provided from AWN to Aevitas O Holdings Pty Limited, with interest rate of BBSY bid floating rate (on average 3.60% for the period from inception to June 30, 2023) plus fixed margin of 15.0% per annum payable on the principal sum upon maturity. A 1% facility establishment fee of $30,000 was deducted upon initial loan drawdown, and a further 3% exit fee of $90,000 is payable on expiry. The loan is set to expire on April 1, 2025 (initially set as October 1, 2023, then extended on January 11, 2023 to April 1, 2025). The requirement for the loan to expire upon completion by VivoPower of a debt or equity raise of at least $25 million was agreed on January 11, 2023, then dropped on June 30, 2023. A facility extension fee of $115,000 is payable upon maturity.

In February and March 2023, further short-term loans of A$0.5 million and A$0.25 million were established between AWN and Aevitas O Holdings Pty Limited, drawn down between February and May 2023. The loans have interest rate of BBSY bid floating rate plus fixed margin of 15.0% per annum payable on the principal sum upon maturity, with expiry dates of June 30, 2023. 1% facility establishment fees of total A$7,500 were deducted upon loan drawdowns, and further 3% exit fees of total A$22,500 are payable on expiry. On June 30, 2023, the expiry of the loans was amended to August 31, 2023.

Following the sale of ex-solar J.A. Martin operations on July 1, 2022, the J.A. Martin debtor finance facility was cancelled, but a new facility with a limit of A$2.5 million and variable interest rate (initial rate 7.75%) was opened by Kenshaw, as well as a trade finance facility of $0.5 million. The debtor finance facility was partially drawn down at June 30, 2023, with an outstanding balance of $1.3 million (A$2.0 million), due to timing of operating activities (June 30, 2022: nil).

Cash Reserves and Liquidity

Cash reserves at half year period ended December 31, 2023 of $0.5 million are unrestricted and are domiciled as follows:

	Local currency	Amount in USD
AUD	906,834	617,663
EUR	2,028	2,239
USD	(14,607)	(14,607)
GBP	(98,001)	(124,768)
Total cash reserve	796,254	480,527

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Cash reserves at June 30, 2023, of $0.6 million are unrestricted and are domiciled as follows:

	Local currency	Amount in USD
AUD	800,542	543,044
EUR	15,184	19,547
USD	18,364	18,364
GBP	(21,983)	(27,741)
Total cash reserve		553,214

Our treasury policy is to maintain sufficient cash reserves denominated in the currencies required for near term working capital to minimize the risk of currency fluctuation. Cash reserves are monitored on a daily basis to maximize capital efficiency. Our cash position is reviewed weekly by senior management to ensure the allocation best meets the coming needs of the business.

The SES business is reliant for liquidity on the completion of and, or sale of specific projects. As the projects are dependent on negotiations with external parties, delays in the sale process could adversely affect our liquidity.

The Electric Vehicles business is reliant for liquidity on financing from asset and working capital financing, equity capital raises, and a growing revenue stream as the business scales.

We review our forecasted cash flows on an on-going basis to ensure that we will have sufficient capital from a combination of internally generated cash flows and proceeds from financing activities, if required, in order to fund our working capital and capital expenditure requirements and to meet our short-term debt obligations and other liabilities and commitments as they become due.

If we continue to experience losses and we are not able to raise additional financing to provide the funding to grow the revenue streams of the Company to become profit making, or generate cash through sales of assets, we may not have sufficient liquidity to sustain our operations and to continue as a going concern, accordingly there is a material uncertainty that may cause significant doubt about the going concern nature of the Group. Our consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

C. Research and Development, Patents and Licenses, etc.

Research and development expenditure includes the product development project for Tembo’s ruggedized electric vehicles, comprising pre-series-production expenditure on developing vehicle specifications and production processes that are fit for purpose for rugged off-road environments including mining sites. Capitalized costs include primarily internal payroll costs, external expert consultants, equipment and technology hardware and software. In addition, there is additional research and development being conducted into other elements of vehicle electrification for off-road and rugged environments, including specialized batteries, charging devices, electric wire harnesses, telemetry, data capture and analytics and software tools.

Development expenditure on U.S. solar projects includes securing land rights, completing feasibility studies, negotiating power purchase agreements, and other costs incurred to prepare project sales for Notice to Proceed with construction and hence sale to a partner as a shovel ready project.

The Company expects to obtain adequate technical, financial and other resources to complete the projects, and management consider that it is probable for the future economic benefits attributable to the development expenditure to flow to the entity; and that the cost of the asset can be measured reliably. Accordingly, the development expenditure is recognized under IAS 38 – Intangible Assets as an intangible asset.

D. Trend Information

Other than as disclosed elsewhere in this Annual Report, we are not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material adverse effect on our net revenues, income, profitability, liquidity or capital resources.

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E. Critical Accounting Estimates

In preparing the consolidated financial statements, the directors are required to make judgements in applying the Group’s accounting policies and in making estimates and making assumptions about the future. These estimates could have a significant risk of causing a material adjustment to the carrying value of assets and liabilities in the future financial periods. The critical judgements that have been made in arriving at the amounts recognized in the consolidated financial statements are discussed below.

Revenue from contracts with customers – determining the timing of satisfaction of services

As disclosed in Note 2.15 to the Audited Financial Statements, the Group concluded that Solar Development revenue and revenue from other long-term projects is recognized over time as the customer simultaneously receives and consumes the benefits provided. The Group determined that the percentage completion basis is the best method in measuring progress because there is a direct relationship between the Group’s effort and the transfer of services to the customer. The judgement used in applying the percentage completion basis affects the amount and timing of revenue from contracts.

Impairment of non-financial assets

The carrying values of property, plant and equipment, investments and intangible assets other than goodwill are reviewed for impairment only when events indicate the carrying value may be impaired. Goodwill is tested annually for impairment or when events or changes to circumstances indicate that it might be impaired.

Impairment assessments require the use of estimates and assumptions. To assess impairment, estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time-value of money and risks specific to the related cash-generating unit. Judgement was applied in making estimates and assumptions about the future cash flows, including the appropriateness of discounts rates applied and operating performance (which includes production and sales volumes), as further disclosed in Note 14. These estimates and assumptions are subject to risk and uncertainty. Therefore, there is a possibility that changes in circumstances will impact these projections, which may impact the recoverable amount of assets and/or CGUs.

Operating profit/(loss)

In preparing the consolidated financial statements of the Group, judgement was applied with respect to those items which are presented in the Consolidated Statement of Comprehensive Income as included within operating profit/(loss). Those revenues and expenses which are determined to be specifically related to the on-going operating activities of the business are included within operating profit/(loss). Expenses or charges to earnings which are not related to operating activities, are one-time costs determined to be not representative of the normal trading activities of the business, or that arise from revaluation of assets, are reported below operating profit/(loss).

Litigation provision

No litigation provision was recorded on December 31, 2023 and at June 30, 2023. The provision of $0.5 million for disputed legal success fees related to the Mr. Comberg litigation recorded at June 30, 2021 was estimated by management, making a judgement in conjunction with advice from legal counsel, on the likely outcome of the claim. $0.4 million of this provision was utilized in the year ended June 30, 2022, and the remainder released.

Capitalization of product development costs

The Group capitalizes costs for product development projects in the EV segment. The capitalization of costs is based on management’s judgement that technological and economic feasibility is confirmed, and all other recognition criteria within IAS 38 can be demonstrated. In determining the amounts to be capitalized, management makes assumptions regarding the expected future cash generation, discount rates to be applied and the expected period of benefits. As of December 31, 2023, the carrying amount of capitalized development costs were $8.8 million (June 30, 2023: $7.9 million).

Contingent consideration on disposals

Included within the assessment of recoverable value for impairment purposes of assets held for sale related to the sale of the J.A. Martin ex-solar business, as at June 30, 2023, were estimates of the contingent consideration included within the sale agreement. The contingent consideration receivable 12 months following sale, is based on a multiple of earnings before interest, tax, depreciation and amortization of the business. The fair value of contingent consideration of $0.6 million applied a contracted 4.5x multiple to year 1 forecast EBITDA of $0.8 million, less purchase price paid. Final settlement of the contingent consideration was paid in August 2023, and the receivable amount and loss on disposal adjusted accordingly.

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Income taxes

In recognizing income tax assets and liabilities, management makes estimates of the likely outcome of decisions by tax authorities on transactions and events whose treatment for tax purposes is uncertain. Where the outcome of such matters is different, or expected to be different, from previous assessments made by management, a change to the carrying value of the income tax assets and liabilities will be recorded in the period in which such determination is made. The carrying values of income tax assets and liabilities are disclosed separately in the Consolidated Statement of Financial Position.

Deferred tax assets

Deferred tax assets for unused tax losses amounting to $6.0 million at December 31, 2023 (December 31, 2022: $5.1 million; June 30, 2023: $4.3 million), due to recognition of development phase recoverable tax losses in Electric Vehicles, and are recognized to the extent that it is probable that sufficient taxable profit will be available against which the losses can be utilized. Management judgement is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and level of future taxable profits. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the deferred tax assets recorded at the reporting date could be impacted.

Exchangeable preference Shares, exchangeable notes and Aevitas Preference Shares

As part of the IPO listing process VivoPower acquired Aevitas. The instruments previously issued by Aevitas were restructured to become exchangeable into Ordinary Shares of the Company. The Company considered IAS 32 paragraph 16 in determining the accounting treatment of the exchangeable instruments. The Company has determined the instruments to be treated as equity under the “fixed-for-fixed” rule meaning that both the amount of consideration received/receivable and the number of equity instruments to be issued must be fixed for the instrument to be classified as equity. Both elements are satisfied within the instruments.

Whilst the majority of the Aevitas Preference Shares and exchangeable notes were converted into Ordinary Shares in VivoPower in July 2021 a minority of investors in the instruments elected to accept new Aevitas Preference Shares. The Company considered IAS 32 paragraph 16 in determining the accounting treatment, and has determined the new Aevitas Preference Shares instruments should be treated as equity.

Fair value measurement

The fair values of financial assets and liabilities recorded in the statement of financial position are measured using valuation techniques including discounted cash flow (“DCF”) models. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgement is required in establishing fair values. Changes in assumptions about these factors could affect the reported fair value. When the fair values of non-financial assets/CGUs need to be determined, for example in business combinations and for impairment testing purposes, they are measured using valuation techniques including the DCF model.

BUSINESS

A. History and Development of the Company

VivoPower was incorporated on February 1, 2016, under the laws of England and Wales, with company number 09978410, as a public company limited by shares. It listed on NASDAQ in December 2016.

VivoPower became a B Corporation in 2018. It recertified as a B Corporation in 2022 and was recognized in the Best For The World program as being in the top 5% amongst B Corporations for Governance.

On November 5, 2020, the Company completed the acquisition of 51% of Tembo e-LV B. V. and its subsidiaries: Tembo 4x4 B.V. and FD 4x4 Centre B.V. (“Tembo”) for a total consideration of €4.0 million. On February 2, 2021, the Company acquired the remaining 49% of Tembo e-LV for €1.8 million cash consideration and €0.2m of Ordinary Shares. The primary business activity of Tembo is assembly of ruggedized electric vehicles and related products, suitable for use in off-road and ruggedized environments, including mining, infrastructure, utilities, government services, humanitarian, tourism and agriculture sectors. Tembo’s capabilities are a key element of VivoPower’s sustainable energy solutions strategy and offering.

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On June 30, 2021, the Company acquired the remaining 50% interest in its joint venture, Caret, from the other joint venture partner, Innovative Solar Systems, LLC (“ISS”), for $1. The primary business activity of Caret is the development of utility scale solar farms in the U.S.

On July 1, 2022 the Company disposed of the business and assets of J.A. Martin except its solar division and the business and assets of Non-Destructive Testing Services in a sale to ARA Electrical Engineering Services Pty Limited (ARA).

On July 2, 2024, the Company disposed of Kenshaw, its critical power services business in Australia.

Corporate and Other Information

Our registered office is located at The Scalpel, 18th Floor, 52 Lime Street, London EC3M 7AF, United Kingdom. Our telephone number is +44-203-667-5158 and our internet address is https://www.vivopower.com. Our website and the information contained on or accessible through our website are not part of this prospectus. Our agent for service of process in the U.S. is CSC Global / The Law Debenture Trust. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC (http://www.sec.gov).

B. Business Overview

VivoPower is an award-winning global sustainable energy solutions B Corporation company focused on electric solutions for customised and ruggedised fleet applications, battery and microgrids, solar and critical power technology and services. The Company’s core purpose is to provide its customers with turnkey decarbonisation solutions that enable them to move toward net-zero carbon status. VivoPower has operations and personnel in Australia, Canada, the Netherlands, the United Kingdom, the United States, the Philippines, and the United Arab Emirates.

Management analyzes our business in five reportable segments: Critical Power Services, Electric Vehicles, Sustainable Energy Solutions, Solar Development and Corporate Office. Critical Power Services is represented by VivoPower’s wholly owned-subsidiary Aevitas. In turn, Aevitas wholly owned Kenshaw Electrical Pty Limited (“Kenshaw”) and Kenshaw Solar Pty Ltd (previously J.A. Martin) (“Aevitas Solar”), both of which operate in Australia with a focus on the design, supply, installation and maintenance of critical power, control and distribution systems, including for solar farms. J.A. Martin and NDT Services were sold in July 2022 and Kenshaw Electrical was sold in July 2024. Electric Vehicles is represented by Tembo e-LV B.V. (“Tembo Netherlands”) and Tembo EV Australia Pty Ltd (“Tembo Australia”), (in combination “Tembo”) a specialist battery-electric and off-road vehicle company delivering electric vehicles (“EV”) for mining and other industrial customers globally. Sustainable Energy Solutions (“SES”) is the design, evaluation, sale and implementation of renewable energy infrastructure to customers, both on a standalone basis and in support of Tembo EVs. Solar Development is represented by Caret and comprises seven active utility-scale solar projects under development in the United States. Corporate Office is the Company’s corporate functions, including costs to maintain the Nasdaq public company listing, comply with applicable SEC reporting requirements, and related investor relations and is located in the U.K.

Electric Vehicles

Tembo e-LV B.V. (“Tembo”) is the electric vehicle business unit and brand of VivoPower. It has operating subsidiaries in the Netherlands, Australia, the United Arab Emirates and Asia. Founded in the Netherlands in 1969, Tembo’s genesis was as a specialist off-road vehicle ruggedisation and modification company. This led to the design and development of electric battery conversion kits to replace internal combustion engines (“ICE”) in light utility vehicle fleets, particularly for the mining sector. VivoPower first acquired a shareholding in Tembo in October 2020 before securing full control in February 2021. Since then, the Tembo business has been transformed into a global business and brand with partners and customers globally.

Today, Tembo has three product lines being the Electric Utility Vehicle (“EUV”) conversion kits for mining and other off-road and ruggedised or customised on-road applications, the Public Utility Vehicle (“PUV”) electric powertrain conversion kits for the jeepneys in the Philippines and the recently established full Tembo OEM light utility pick up truck range called the Tembo Tuskers.

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Tembo’s customers and partners are located across the globe and span a broad spectrum of sectors including mining, infrastructure, construction, government services, humanitarian aid, tourism and agriculture.

Tembo’s EUV conversion architecture is designed to allow a ‘plug and play’ approach that allows our global partner community to install and maintain thousands of kits, whether in left-hand drive or right-hand drive, 2 door or 4 door vehicles in the harshest of environments. Tembo’s “plug and play’ architecture allows us to replace components as technologies change therefore ensuring that the maximum benefit can be obtained from the customers investment.

In September 2023, Tembo signed a definitive joint venture agreement with Francisco Motors, the pioneering manufacturer of jeepneys in the Philippines, which marked the launch of its PUV jeepney division. Under the agreement, Tembo will develop and supply EUV electrification kits for a new generation of electric jeepneys. One of the country’s cultural icons, jeepneys are the most common utility vehicle in the Philippines and the main mode of public transportation, accounting for just over 40% of public transportation in the country. There are more than 200,000 jeepneys on the road in the Philippines, of which more than 90% are at least 15 years old and running on second-hand diesel engines. Under the Public Utility Vehicle Modernization Program, the Philippine Government requires that all jeepneys and other public utility vehicles with at least 15 years of service be replaced with Euro 4-compliant or electric-powered vehicles. There is a US$10bn+ addressable market for the replacement of the old jeepneys.

In April 2024, VivoPower announced that its subsidiary Tembo met all milestones to secure the final $2.5 million of a $10 million investment from a UAE-based private investment office backed by a member of the Al Maktoum family. This brings the total investment to $10 million at a pre-money valuation of $120 million. VivoPower will retain its majority stake in Tembo.

In April 2024, VivoPower signed a heads of agreement to merge Tembo with Nasdaq-listed Cactus Acquisition Corp. 1 Limited (CCTS) at a pre-money equity value of US$838 million. Should this merger be consummated, it will result in Tembo becoming a separate listed company on Nasdaq. However, it is expected that VivoPower will continue to be the major shareholder and on that basis, Tembo will continue to be a controlled entity of VivoPower and consolidated in its financial statements. The merger is targeted to be completed by November 2024.

In May 2024, VivoPower announced that its subsidiary, Tembo, has launched a fully electric OEM pickup utility vehicle. This strategic development allows Tembo to bypass the capex-intensive assembly process and accelerate revenue generation. The new vehicle features a 330 km range, 1-tonne payload capacity, and unbraked towing capacity of 750 kg. Initial orders have been secured, with full homologation expected by July 2024. This initiative significantly expands Tembo’s B2B market and complements its existing EUV conversion kit program, while reducing direct costs for both EUV and jeepney programs.

In July 2024, VivoPower announced that its subsidiary, Tembo, agreed to a one-month extension of its exclusive heads of agreement with Nasdaq-listed CCTS to July 31, 2024. This extension provides additional time to finalize the definitive business combination agreement and the independent fairness opinion related to the proposed transaction.

Sustainable Energy Solutions

VivoPower’s Sustainable Energy Solutions (“SES”) segment designs, evaluates, sells, and implements renewable energy infrastructure. This segment complements our electric vehicle offerings, enabling clients to adopt comprehensive decarbonization measures through on-site renewable generation, batteries and microgrids, EV charging stations, emergency backup power solutions and digital twin technology.

Augmenting its Electric Vehicle business, which deploys EUV conversion products and services to fleet owners, VivoPower is also focused on an SES strategy with its core mission being to help corporate customers achieve their decarbonization goals. The SES business delivers full-suite, holistic SES to industrial customers and other large energy users and is comprised of four key elements:

●	Critical power “electric-retrofit” of customer’s sites to enable optimised EV battery charging, encompassing charging stations, renewables, battery storage and microgrids;

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●	Digital twin technology;

●	EV and battery leasing;

●	EV battery reuse and recycling; and

●	Change management and training services

Since its establishment in FY2021, the SES business has signed several key agreements to complete its offering.

In December 2021, VivoPower executed a Memorandum of Understanding signed with Relectrify, a leading supplier of battery energy storage systems utilizing second-life EV batteries, with the collaboration extended to explore future redeployment of Tembo batteries.

In August 2022, the Company invested in Green Gravity Energy Pty Ltd, an Australian company specializing in energy storage solutions in former mining locations.

In May 2023, VivoPower signed a definitive partnership agreement for VivoPower to market and distribute Vital EV Solutions (“Vital EV”) fleet charging solutions globally. Vital EV is a specialist U.K-headquartered company, offering a comprehensive range of electric vehicle charging solutions for fleet owners and is the official re-seller of Kempower charging stations and service solutions in the U.K and across Africa. Kempower, headquartered in Finland, has high-speed EV fleet charging solutions including for off-highway working environment applications. Under the Agreement, VivoPower will be able to offer to its customers and partners a wide range of EV fleet charging products and services from Vital EV and Kempower for an initial term of 3 years. These products include multi-voltage lightweight movable rapid chargers, hub-and-spoke rapid and ultra-rapid charging systems, satellite dispensers as well as conventional station chargers.

In October, 2023, VivoPower signed a definitive joint venture agreement with Geminum, a digital twin technology company. This partnership aims to design, test, and implement digital twins for Tembo electric utility vehicles and VivoPower’s sustainable energy solutions. The joint venture will enhance VivoPower’s capabilities in fleet electrification and decarbonization solutions, providing clients with near real-time analytics and carbon abatement data. This technology will be relevant for the mining sector in particular, to assist in optimizing the total cost of ownership and operational efficiency.

Critical Power Services

VivoPower’s Critical Power Services business was known as Aevitas. Aevitas was a key player in the manufacture, distribution, installation and servicing of critical energy infrastructure solutions. Its portfolio spans the design, procurement, installation, and upkeep of power and control systems, including those catering to utility and industrial scale solar farms. Under Aevitas, there were three operating companies, J.A. Martin Electrical, NDT Services and Kenshaw Electrical. J.A. Martin and NDT Services were sold in July 2022 and Kenshaw Electrical was sold in July 2024. VivoPower is completing a restructure of Aevitas given it is now a discontinued operation.

Solar Development

VivoPower’s portfolio of U.S. solar projects is held in its wholly owned subsidiary, Caret, LLC (“Caret”).

This segment has historically been characterized as the Solar Development segment and encompassed the Company’s solar development activities in the U.S. and Australia. The Company no longer has solar development activities in Australia following the sale of its interests in solar farm projects in FY2021.

VivoPower’s historic strategy in relation to solar development has been to minimize capital intensity and maximize return on invested capital by pursuing a business model predicated on developing and selling projects prior to construction and continually recycling capital rather than owning assets. The stages of solar development can be broadly characterized as: (i) early stage; (ii) mid-stage; (iii) advanced stage; (iv) construction; and (v) operation. Our business model has been to work through the development process from early stage through to advanced stage, and then sell those projects that have completed the advanced stage of development, also known as “shovel-ready” projects, to investors who will finance construction and ultimately own and operate the project.

In July 2021, VivoPower announced the formation of Caret.

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In October 2023, VivoPower announced its board approved a plan to spin off the majority of its Caret business unit’s portfolio, comprising up to ten solar projects totaling 586MW-DC. This excluded two projects committed to a joint venture. VivoPower shareholders had approved this spinoff during the November 2022 Annual General Meeting (AGM).

VivoPower’s focus for its solar development business remains to monetise its portfolio of US solar projects, with the aim of using any funds generated to be redeployed to its Electric Vehicle and Sustainable Energy Solutions business units.

C. Organizational Structure

VivoPower has 20 subsidiaries (collectively with VivoPower, “the Group”). The following list shows the Company’s shareholdings in subsidiaries owned directly and indirectly as at June 30, 2024 .

Subsidiaries	Incorporated	% Owned	Purpose
VivoPower International Services Limited	Jersey	100%	Operating company
VivoPower USA, LLC	United States	100%	Holding company
VivoPower US-NC-31, LLC	United States	100%	Dormant
VivoPower US-NC-47, LLC	United States	100%	Dormant
VivoPower (USA) Development, LLC	United States	100%	Holding company
Caret, LLC (formerly Innovative Solar Ventures I, LLC)	United States	100%	Operating company
Caret Decimal, LLC	United States	100%	Operating company
VIWR AU Pty Ltd (formerly VivoPower Pty Ltd)	Australia	80.1%	Holding company
Aevitas O Holdings Pty Ltd	Australia	100%	Holding company
Aevitas Group Limited	Australia	99.9%	Holding company
Aevitas Holdings Pty Ltd	Australia	100%	Holding company
Electrical Engineering Group Pty Limited	Australia	100%	Holding company
Kenshaw Solar Pty Ltd (formerly J.A. Martin Electrical Pty Limited)	Australia	100%	Operating company
KESW EL Pty Ltd (formerly Kenshaw Electrical Pty Ltd)	Australia	100%	Operating company
Tembo Technologies Pty Ltd	Australia	100%	Operating company
TemboDrive Pty Ltd	Australia	100%	Operating company
V.V.P. Holdings Inc	Philippines	40%	Dormant
Tembo e-LV B.V.	Netherlands	100%	Holding company
Tembo 4x4 e-LV B.V.	Netherlands	100%	Operating company
FD 4x4 Centre B.V.	Netherlands	100%	Operating company

Notwithstanding a 40% ownership by the Company, V.V.P. Holdings Inc is under the control of VivoPower Pty Ltd, and therefore is consolidated into the group financial statements of VivoPower International PLC.

D. Property, Plant and Equipment

Our corporate headquarters is located in London, United Kingdom.

We lease all our facilities and do not own any real property. We believe that our facilities are adequate for our current needs and that suitable additional or substitute space will be available as needed to accommodate planned expansion of our operations. Leased real property as at June 30, 2024 (excluding any sub let premises) is as follows:

Company	Office Location	Purpose
VivoPower Pty Ltd	Sydney, Australia	SES, Tembo sales and engineering
Tembo 4x4 e-LV B.V.	Eindhoven, Netherlands	Assembly, training, service
VivoPower International PLC	London, United Kingdom	Corporate office and engineering

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The Company has $3.7 million invested in property, plant, and equipment as of December 31, 2023, and $3.7 million at June 30, 2023 (June 30, 2022: $3.7 million; June 30, 2021: $2.6 million) which includes plant and equipment of $1.0 million (June 30, 2022: $0.7 million; June 30, 2021: $0.7 million), motor vehicles of $0.2 million (June 30, 2022: $0.2 million; June 30, 2021: $0.6 million), computer equipment, fittings and equipment of $0.3 million (June 30, 2022: $0.3 million; June 30, 2021: $0.2 million), and right-of-use assets of $2.3 million (June 30, 2022: $2.5 million; June 30, 2021: $1.0 million), representing leases for property and motor vehicles.

In addition, as part of our business model, we invest in solar development projects that include long-term leases, easements or other real property rights relating to the property on which such projects are developed. The costs of these leases are capitalized as part of project development costs and accounted for as investments.

MANAGEMENT

A. Directors and Senior Management

The following table sets forth the names, ages and positions of our directors and executive officers as of June 30, 2024. Unless otherwise indicated, the business address of all of our directors and executive officers is The Scalpel, 18th Floor, 52 Lime Street, London EC3M 7AF, United Kingdom.

Name	Age	Position	Appointed
Directors:
Kevin Chin (1)(4)	51	Chairman	April 27, 2016
Peter Jeavons (1)(2)(3)(4)	59	Non-Executive Director	June 16, 2020
William Langdon (1)(2)(3)	63	Non-Executive Director	June 16, 2020
Michael Hui	44	Non-Executive Director	January 22, 2020

Executive Officers:
Kevin Chin (1)(4)	51	Chief Executive Officer	March 25, 2020
Gary Challinor	70	Chief Financial Officer	November 04, 2020
Jacqui Johnson	58	Global HR Director	July 01, 2021
Chris Mallios	53	Chief Commercial Officer	January 29, 2024

(1)	Member (or in the case of Mr. Chin, non-voting observer) of the Audit and Risk Committee.
(2)	Member of the Remuneration Committee.
(3)	Member of the Nomination Committee.
(4)	Member of the Sustainability Committee

The following sets forth biographical information regarding our directors and executive officers. There are no family relationships between any director or executive officer and any other director or executive officer.

There are no other arrangements or understandings with major shareholders, customers, suppliers or others, pursuant to which any person referred to above was selected as a director or member of senior management, except that: Kevin Chin, our Chairman, beneficially owns 26.0% of VVPR at June 30, 2023, through his holdings as the Chairman of AWN, which is a beneficial owner of 20.1% of VivoPower as of June 30, 2024 for which Mr. Chin has shared voting power and individually is the beneficial owner of 5.9% of VivoPower as of June 30, 2024.

Recent Changes to the Board of Directors and Senior Management

On June 2024, Ms. Gemma Godfrey, Independent Director of VivoPower International PLC, announced her resignation as a member of the Board of Directors of VivoPower, effective June 13, 2024. Ms. Godfrey remains involved in the Company as a member of VivoPower’s Advisory Council, where she continues to provide her input to the Company’s leadership team.

Chris Mallios, previously a member of the VivoPower Advisory Board, was recently appointed as Chief Commercial Officer last January 2024. Reference is made to his biography below.

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Executive Officers

Kevin Chin

Kevin Chin has served as our Chief Executive Officer since March 2020. Reference is made to his biography below.

Gary Challinor

Gary is currently VivoPower’s Chief Financial Officer and has been with the Company since November 2020. Gary has over 30 years of experience across a range of senior executive roles in the technology industry, both in Australia and around the world. He has worked with Fortune 1000, FTSE and ASX companies and various government organisations across finance, human resources, customer experience, manufacturing, distribution, digital workspace, cloud solutions and more, and been a part of a number of successful start-ups and hyper-turnarounds.

Jacqui Johnson

Jacqui is VivoPower’s Global HR Director. Jacqui is a qualified member of the Chartered Institute of Personnel and Development (CIPD), with over 20 years’ experience in Human Resources and Change Management, in a variety of industries, most recently, EV Automotive, Engineering and Construction with experience in both unionised and non-unionised environments.

Jacqui has held many leadership roles, and her area of expertise is in Human Resources, Employment Law, Recruitment, Organisational Planning, Employee Engagement, Strategic Staffing Plan, developing company culture and Wellbeing.

Chris Mallios

Chris is a seasoned executive with nearly 30 years of experience in the automotive, technology, resources, utilities and infrastructure industries, and is the current Chief Commercial Officer. He has held several leadership positions at Nissan Motor Corporation, including as director of global business operations for Infiniti, managing director of Infiniti’s Asia and Oceania regions and director of business development in China. In the latter role, he oversaw the joint venture of Nissan and the Dongfeng Motor Corporation to produce Infiniti vehicles for the world’s biggest automotive market.

His background also includes nearly 5 years as the CEO of CFC Group – an investment and development group that provides distribution, logistics and transport services – and nearly a decade as Asia Pacific CFO for TE Connectivity, a global technology company whose solutions power, among other things, electric vehicles.

Directors

Kevin Chin

Kevin Chin is the founder of Arowana, a global B Corporation certified investment group with operating companies across the U.K., U.S., Europe, Asia and Australia, as well as owning other unlisted companies and investments. One of those operating companies is AWN, which is the largest shareholder in VivoPower..

Over his 25-plus year career, Mr. Chin has accumulated extensive experience in “hands on” strategic and operational management having served as CEO, CFO and COO of various public and private companies across a range of industries, including solar energy, software, traffic management, education, funds management and vocational education. He is the author of the business book, HyperTurnaround! which chronicles the privatization, rapid turnaround and subsequent global scale up of a software company called RuleBurst Haley culminating in a sale to Oracle. Mr. Chin regularly writes for Inc.com on topics such as turnarounds and growing pains challenges. He also has significant international experience in private equity, buyouts of public companies, mergers and acquisitions and capital raisings as well as funds management, accounting, litigation support and valuations with prior roles at LFG, J.P. Morgan, PWC and Deloitte.

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Mr. Chin holds a Bachelor of Commerce degree from the University of New South Wales where he was one of the inaugural University Co-Op Scholars with the School of Banking and Finance. He is also a qualified Chartered Accountant and a Fellow of FINSIA, where he was a curriculum writer and lecturer in the Master of Applied Finance program. Mr. Chin divides his time between the UK, UAE and Australasia.

William Langdon

William Langdon has had a 25-plus year career in the software, technology and enterprise data sectors after starting his career at Disney in finance and marketing. He served as CFO of venture-backed OmniTicket Network and after served in a series of senior management roles at digital mapping leader NAVTEQ (acquired by Nokia). After starting in European Sales, he became General Manager of the global Distribution division and President of NAVTEQ’s first acquisition, a digital mapping company based in Seoul, South Korea. Since that time, he has served in a series of senior management roles with venture-backed French technology start-ups including Goldman Sachs backed Nuxeo and Intersec, backed by Highland Europe.

Mr. Langdon received his MBA from Yale University and is a member of the Board of Directors of Tech2Deal, a private French company, and Singula Institute, a New York City based mental health non-profit organization. He resides in Long Island outside of New York City, United States.

Mr. Langdon serves as Chairman of the Audit and Risk Committee of the Company.

Peter Jeavons

Peter Jeavons has over 30 years’ experience working in a number of executive-level international roles predominantly focused on leading technology and enterprise software solutions across many industry sectors. His career has been spent working for small start-ups, medium-sized and large corporate businesses, helping to drive strong growth, turnarounds and with involvement from both sides in successful merger and acquisition activities. He specializes in policy, regulatory and legislative compliance-based solutions and has a strong interest in how technology can help to drive sustainability and save the planet.

Mr. Jeavons was part of the global leadership team of RuleBurst Haley, which was acquired by Oracle and then successfully relaunched their regulatory compliance solution as a native SaaS platform internationally. During his career he has also worked for companies including Infor, who are another large enterprise software company and was responsible for the European business at Nuxeo, a Goldman Sachs backed, open source, enterprise content management software provider. He recently completed an interim CEO role for a next generation events management SaaS business.

He currently works as an advisor to several SaaS businesses and start-ups, specialising in innovative technologies that make the world better, less complex, and more sustainable. Mr. Jeavons completed his Non-Executive Director’s diploma with Pearson in 2013. He resides in the Cotswolds, United Kingdom.

Mr. Jeavons is the Senior Independent Director at VivoPower and Chairman of the Remuneration and Sustainability Committees of the Company.

Michael Hui

Michael Hui brings a unique background to the Board given his dual Information Technology and Law degrees and experiences. During his career, he has built significant expertise across a diverse range of sectors in both an investment as well as an operational capacity.

Mr. Hui serves as Managing Director (Australasia) for VivoPower’s largest shareholder, AWN, and also the broader Arowana group. In 2011, he joined Arowana as an Investment Director, and since then he has worked across a range of Arowana’s operating businesses including education and asset management. Mr. Hui led the formation and structuring of the Arowana Australasian Special Situations Fund (AASSF) and most recently, the building of Arowana’s education business, EdventureCo. His primary focus at present is driving corporate development (including mergers and acquisitions and technology-based transformation), working alongside the leadership teams of Aevitas and EdventureCo. Previously, Michael was Co-founder and CEO of an online-payments business, and spent more than 10 years as a lawyer practicing corporate and commercial law. He resides in Brisbane, Australia.

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B. Board Diversity

The table below provides certain information regarding the diversity of our Board for the year ended June 30, 2024.

Board Diversity Matrix
Country of Principal Executive Offices:	United Kingdom
Foreign Private Issuer	Yes
Disclosure Prohibited under Home Country Law	No
Total Number of Directors	4
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	0	4	0	0
Part II: Demographic Background
Underrepresented Individual in Home Country Jurisdiction	2
LGBTQ+	0
Did Not Disclose Demographic Background	0

C. Compensation

Directors and Executive Management Compensation

The tables below set out the compensation paid to our directors and executive officers for the year ended June 30, 2024 and year ended June 30, 2023 (in U.S. Dollars).

Year Ended June 30, 2024	Salary & Fees	Benefits	Pension	Long Term Incentives	Severance	Total
Directors:
Kevin Chin (Chair) [1]	86,360	-	-	-	-	86,360
Peter Jeavons [2]	73,000	-	-	-	-	73,000
William Langdon [3]	65,500	-	-	-	-	65,500
Michael Hui [4]	50,000	-	-	7,361	-	57,361
Gemma Godfrey [5]	69,500	-	-	-	-	69,500
Executive Officers:
Kevin Chin [6]	412,750	48,260	-	-	-	461,010

1.	Mr. Chin was paid a fee of $£68,000 ($86,360) per annum as Chairman during the year, payable to Arowana Global Impact Pty Ltd (formerly Arowana Partners Group Pty Ltd).
2.	Mr. Jeavons was paid fees of $73,000 per annum during the year. Mr. Jeavons also received an annual fee of $7,500 as chair of the sustainability committee, $7,500 annual fee as chair of the remuneration committee, $4,000 annual fee as member of the audit and risk committee and $4,000 annual fee as member of the nomination committee. Mr. Jeavons elected to receive 100% of his fees for the year in cash.
3.	Mr. Langdon was paid fees of $65,500 per annum during the year. Mr. Langdon also received an annual fee of $7,500 as chair of the audit and risk committee, $4,000 annual fee as member of the remuneration committee and $4,000 annual fee as member of the nomination committee. Mr. Langdon elected to receive 100% of his fees in cash.
4.	Mr. Hui was paid fees of $50,000 per annum during the year. Mr. Hui elected to receive 100% of his fees in cash. Mr. Hui also received equity-based remuneration in relation to his involvement in his project management of the divestment of the Critical Power Services segment.
5.	Ms. Godfrey was paid fees of $69,500 per annum before she resigned from the Board in June 2024. Ms. Godfrey also received $4,000 annual fee as member of the audit and risk committee, $4,000 as member of the remuneration committee and $4,000 annual fee as member of the nomination committee. Ms. Godfrey elected to receive 100% of her fees in cash.
6.	Comprises £325,000 base fees per annum, £38,000 annual professional development allowance per annum.

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Year Ended June 30, 2023	Salary & Fees	Benefits	Pension	Long Term Incentives	Severance	Total
Directors:
Kevin Chin (Chair) [1]	81,819	-	-	-	-	81,819
Peter Jeavons [2]	73,000	-	-	-	-	73,000
William Langdon [3]	65,500	-	-	-	-	65,500
Michael Hui [4]	50,000	-	-	7,361	-	57,361
Gemma Godfrey [5]	69,500	-	-	-	-	69,500
Executive Officers:
Kevin Chin [6]	455,863	45,991	-	312,002	-	813,856

1.	Mr. Chin was paid a fee of £68,000 ($81,819) per annum as Chairman during the year, payable to Arowana Partners Group Pty Ltd.
2.	Mr. Jeavons was paid fees of $50,000 per annum during the year. Mr. Jeavons also received an annual fee of $7,500 as chair of the sustainability committee, $7,500 annual fee as chair of the remuneration committee, $4,000 annual fee as member of the audit and risk committee and $4,000 annual fee as member of the nomination committee. Mr. Jeavons elected to receive 100% of his fees for the year in cash.
3.	Mr. Langdon was paid fees of $50,000 per annum during the year. Mr. Langdon also received an annual fee of $7,500 as chair of the audit and risk committee, $4,000 annual fee as member of the remuneration committee and $4,000 annual fee as member of the nomination committee. Mr. Langdon elected to receive 100% of his fees in cash.
4.	Mr. Hui was paid fees of $50,000 per annum during the year. Mr. Hui elected to receive 100% of his fees in cash. Mr. Hui also received equity-based remuneration in relation to his involvement in his project management of the divestment of the Critical Power Services segment.
5.	Ms. Godfrey was paid fees of $50,000 per annum before she resigned from the Board in June 2024. Ms. Godfrey also received $4,000 annual fee as member of the audit and risk committee, $4,000 as member of the remuneration committee and $4,000 annual fee as member of the nomination committee. Ms. Godfrey elected to receive 100% of her fees in cash.
6.	Comprises £325,000 base fees per annum, £38,000 annual professional development allowance per annum. For the year ended 30 June 2023, of the base salary £325,000, 4 months were paid in cash, whilst for 8 months, Mr. Chin agreed to receive payment in the form of 541,666 cashless warrants in VivoPower shares, exercisable in the period 3 June 2024 to 3 June 2029 at an exercise price of $6.0. Shares issued following exercising of warrants will remain restricted for 12 months. Mr. Chin has gifted these warrants to a benevolent foundation.

Employment Agreements

Executive Agreements

Mr. Chin’s remuneration as Chief Executive Officer has remained at £325,000 per annum as Chief Executive since July 1, 2020, payable monthly in arrears. This remuneration plan was decided upon by the Remuneration Committee following a market benchmarking by Pearl Meyer, to align to the new strategy and additional responsibilities. The remuneration includes the cost of any support resources required by Mr. Chin to fulfil the roles. The Committee also approved an additional annual £38,000 fee payable as a professional development allowance to Mr. Chin as Chief Executive Officer. This payment will be made on 1 January each year.

Mr. Chin is also paid an annual Chairman’s fee of £68,000 as Chairman of the Board, payable by the Company to Arowana Global Impact Pty Ltd (formerly Arowana Partners Group Pty Ltd). The fee was increased as from July 1, 2021, following a review by the Remuneration Committee of Mr. Chin’s compensation, including market benchmarking by Pearl Meyer but has been held at this level since then.

Potential Payments Upon Termination or Change in Control

Kevin Chin, Executive Chairman and Chief Executive Officer, may be terminated upon twelve months’ notice at any time, for any reason, with or without cause. Other than the twelve-month notice period, there are no other special payments upon termination or change of control.

The appointment letters of the non-executive directors of the Company are generally terminable upon one month’s written notice and do not contain provisions providing for special payments upon termination or change of control.

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D. Board Practices

Board Composition and Classification of Directors

During the year ended June 30, 2024, we had five directors on our Board. Following Ms. Godfrey’s resignation on June 13, 2024, we have four directors on our Board. We are currently in the recruitment phase to replace Ms. Godfrey with another independent director. All of the current directors are members pursuant to the Board composition provisions of our articles of association.

Staggered Board

In accordance with the terms of our articles of association, our Board is divided into three staggered classes of directors of the same or nearly the same number and each will be assigned to one of the three classes. At each annual general meeting of the shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual general meeting of stockholders to be held during the years 2024 for Class B directors, 2025 for Class C and 2026 for Class A directors:

●	our Class A directors are Peter Jeavons and Michael Hui.

●	our Class B director was Gemma Godfrey (who recently left the Board) and we are in the process of replacing her with William Langdon.

●	our Class C directors are Kevin Chin and William Langdon (noting the above comment in relation to William Langdon).

Our articles of association provide that the number of our directors shall not be subject to any maximum but shall not be less than two, unless otherwise determined by a majority of our Board.

The division of our Board into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control.

Director Independence

Rule 5605 of the Nasdaq Listing Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgement in carrying out the responsibilities of a director.

Our Board has determined that Peter Jeavons and William Langdon (and, prior to her resignation, Ms. Godfrey) are “independent directors” under Rule 5605 of the Nasdaq Listing Rules.

Corporate Governance

The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including our company, to comply with various corporate governance practices. In addition, Nasdaq rules provide that foreign private issuers may follow home country practice in lieu of the Nasdaq corporate governance requirements, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws.

Nasdaq Listing Rule 5615(a)(3) permits a foreign private issuer like us to follow home country practices in lieu of certain requirements of Listing Rule 5600, provided that certain requirements are met. Accordingly, we have elected to follow home country practice in lieu of the requirements under Nasdaq Listing Rule 5635(d), which requires companies to seek shareholder approval for the issuance of securities in connection with certain transactions other than a public offering involving the sale, issuance or potential issuance of our Ordinary Shares at a price less than certain referenced prices, if such shares equal 20% or more of the Company’s Ordinary Shares or voting power outstanding before the issuance. Instead, and in accordance with the Nasdaq home country accommodations, we comply with applicable U.K. corporate and securities laws, which do not require shareholder approval for such dilutive events.

We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable requirements of the rules adopted by the SEC.

Because we are a foreign private issuer, our directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

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Committees of the Board

We have an Audit and Risk Committee, a Remuneration Committee, a Nomination Committee and a Sustainability Committee and have a charter for each of these committees.

Audit and Risk Committee

The Audit and Risk Committee is comprised of William Langdon (who is Chair of the Audit and Risk Committee) and Peter Jeavons, each of whom the Board has determined to be independent under the applicable Nasdaq listing standards. Peter Jeavons and William Langdon joined the committee on June 16, 2020.

The Audit and Risk Committee has a written charter, a form of which is available on VivoPower’s website at www.vivopower.com.

The purpose of the Audit and Risk Committee, as specified in the Audit and Risk Committee charter, includes, but is not limited to, assisting the Board in overseeing and monitoring:

●	the Company’s accounting and financial reporting processes and internal control over financial reporting;

●	the audit and integrity of the Company’s financial statements;

●	the qualifications, independence, and performance of the Company’s registered public accounting firm;

●	the Company’s compliance with accounting, regulatory and related legal requirements;

●	risk assessment and risk management; and

●	such other duties and responsibilities as are enumerated in or consistent with the terms of reference.

The Audit and Risk Committee is required to be composed exclusively of “independent directors,” as defined under the Nasdaq listing standards and the rules and regulations of the SEC, and each of whom must be, among other requirements, “financially literate,” as defined under the Nasdaq listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, VivoPower is required to certify to Nasdaq that the committee has at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

The Board has determined that William Langdon satisfies Nasdaq’s definition of financial sophistication and also qualified as an “audit committee financial expert” as defined under rules and regulations of the SEC.

Nomination Committee

The Nomination Committee of the Board is comprised of William Langdon, the chairman of the Nomination Committe, and Peter Jeavons,  both of whom the Board has determined to be independent under the applicable Nasdaq listing standards. William Langdon and Peter Jeavons joined the committee on June 16, 2020.

The Nomination Committee has a written charter, a form of which is available on VivoPower’s website at www.vivopower.com.

The Nomination Committee is responsible for overseeing the selection of persons to be nominated to serve on VivoPower’s Board.

The Nomination Committee considers persons identified by its members, management, shareholders, investment bankers and others. Pursuant to its charter, the Nomination Committee, before any appointment is made by the Board, evaluates the balance of skills, knowledge, experience and diversity on the Board, and, in the light of this evaluation, prepares a description of the role and capabilities required for a particular appointment, and consider candidates on merit and against objective criteria and with due regard for the benefits of diversity on the Board, taking care that appointees have enough time available to devote to the position.

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The Nomination Committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board. The Nomination Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific Board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of Board members. The Nomination Committee will not distinguish among nominees recommended by shareholders and other persons.

Remuneration Committee

The Remuneration Committee is comprised of Peter Jeavons (Chair of the Remuneration Committee), and William Langdon, both of whom the Board has determined is independent under the applicable Nasdaq listing standards. Peter Jeavons and William Langdon joined the committee on June 16, 2020.

The Remuneration Committee has a written charter, a form of which is available on VivoPower’s website at www.vivopower.com.

The Remuneration Committee’s duties, which are specified in our Remuneration Committee Charter, include, but are not limited to:

●	setting the remuneration policy for all executive directors and executive officers, including pension rights and any compensation payments;

●	reviewing the appropriateness and relevance of the remuneration policy;

●	determining total individual compensation packages;

●	and designing share incentive and share option plans, determining awards thereunder and administering such plans;

●	approving design of, and targets for, performance-related pay schemes;

●	determining pension arrangements;

●	appointing compensation consultants;

●	approving contractual appointment terms for directors and senior executives; and related duties.

Sustainability Committee

The Sustainability Committee is comprised of Peter Jeavons (chair of the Sustainability Committee), and Kevin Chin.

The Sustainability Committee has a written charter, a form of which is available on VivoPower’s website at www.vivopower.com.

The Sustainability Committee’s duties, which are specified in our Sustainability Committee Charter include, but are not limited to:

●	oversee and monitor VivoPower’s Safety and Health policies, procedures and programs and track any safety and health scorecards against benchmarks;

●	review VivoPower’s B Corp certification and governance policies and initiatives with a view to continuously improving VivoPower’s B score;

●	maintain, update and review the effectiveness of VivoPower’s environmental policies and initiatives designed to ensure environmental sustainability and the minimization of the Company’s environmental footprint;

●	determining total individual compensation packages;

●	review the effectiveness of VivoPower’s policies and initiatives with regards to community and staff engagement as well as broader corporate social responsibility; and

●	oversee and monitor the reputational impacts of VivoPower’s business strategies and practices, including policies and to ensure appropriate safeguards are in place for dealing fairly and ethically with customers, suppliers, competitors and other stakeholders.

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Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to all of our directors, executive officers and employees, including our chief executive officer, chief financial officer, controller, or other persons performing similar functions, which is a “code of ethics” as defined in Item 16B of Form 20-F promulgated by the SEC. The full text of the Code of Business Conduct and Ethics is posted on the investor relations section of our website at www.vivopower.com.

If we make any amendment to the Code of Business Conduct and Ethics or grant any waivers, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics, we will disclose the nature of such amendment or waiver on our website to the extent required by the rules and regulations of the SEC. Under Item 16B of Form 20-F, if a waiver or amendment of the Code of Business Conduct and Ethics applies to our principal executive officer, principal financial officer, or controller and relates to standards promoting any of the values described in Item 16B(b) of Form 20-F, we are required to disclose such waiver or amendment on our website in accordance with the requirements of Instruction 4 to such Item 16B.

E. Employees

As of June 30, 2024, we had 92 (June 30, 2023: 108; June 30, 2022: 242; June 30, 2021: 255) employees and subcontractors, as follows:

As at June 30, 2024	Australia	US	U.K.	Netherlands	Total
Sales and Business Development	2	1			3
Central Services and Management	4	1	5		10
Engineering and Critical Power Services	68	1	8	2	79
Total employees	74	3	13	2	92

As at June 30, 2023
Sales and Business Development	3	1	-	9	13
Central Services and Management	10	1	3	4	18
Engineering and Critical Power Services	53	-	-	24	77
Total employees	66	2	3	37	108

As at June 30, 2022
Sales and Business Development	9	1	-	2	12
Central Services and Management	23	1	3	2	30
Engineering and Critical Power Services	187	-	-	14	201
Total employees	219	2	3	18	242

As at June 30, 2021
Sales and Business Development	10	1	-	2	13
Central Services and Management	22	1	4	8	35
Engineering and Critical Power Services	201	-	-	6	207
Total employees	233	2	4	16	255

J.A. Martin’s ex-solar operations contributed employees classified under the Engineering and Critical Power Services segment in prior years. However, since the financial year ended 30 June 2023, its employee numbers have been excluded given it was disposed in July 2022.

Kenshaw contributed employees classified under the Engineering and Critical Power Services segment in all financial years up to 30 June 2024. Kenshaw was divested in July 2024, and adjusting for this sale the number of employees for the financial year ended 30 June 2024 would be 27.

We have never experienced labor-related work stoppages or strikes and believe that we have good relations with our employees.

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F. Share Ownership

The following table sets forth information regarding the beneficial ownership of VivoPower Ordinary Shares as of June 30, 2024  , by:

●	each of our executive officers and directors; and

●	all of our executive officers and directors as a group.

The beneficial ownership of VivoPower’s Ordinary Shares is based on 4,439,733 Ordinary Shares issued and outstanding on June 30, 2024. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days.

Unless otherwise indicated, we believe that all persons named in the table below have significant voting and investment power with respect to all Ordinary Shares beneficially owned by them.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned		Percentage of Outstanding Shares
Kevin Chin (2)	1,153,263	(3)	26.0%
Michael Hui	11,282		<1%
William Langdon	7,020		<1%
Peter Jeavons	6,426		<1%

All Directors and Executive officers as a group (4 persons)	1,177,9914		26.5%

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o VivoPower International PLC, The Scalpel, 18th Floor, 52 Lime Street, London EC3M 7AF, United Kingdom.
(2)	The business address is at Level 11, 110 Mary Street, Brisbane, QLD 4000, Australia.
(3)	Represents shares held by Arowana Global Impact Pty Ltd (previously Arowana Partners Group Ltd), The Panaga Group Trust, KTFC Superannuation Fund and Chin Family Super Fund, of which Mr. Chin is a beneficiary and /or one of the directors of the corporate trustee of such fund, and AWN Holdings Limited for which Mr. Chin has shared voting power. However, it excludes shares held in charitable foundations, which Mr. Chin has gifted or donated shares in the Company too and where he has no beneficial interests or voting and investment power.

None of the above shareholders have different voting rights from other shareholders as of the date of this prospectus.

VivoPower Equity Incentive Plan

On July 3, 2017, the Board approved adoption of the Company’s 2017 Omnibus Incentive Plan (the “Incentive Plan”), which was subsequently approved by shareholders. The purpose of the Incentive Plan is to provide a means through which the Company and its subsidiaries may attract and retain key personnel and to provide a means whereby personnel of the Company and its subsidiaries can acquire and maintain equity interests in the Company and align their interests with those of the Company’s stockholders. Types of awards that may be granted under the Incentive Plan include options, stock appreciation rights, restricted stock and restricted stock units, stock bonus awards and performance compensation awards. The Remuneration Committee of the Board administers the Incentive Plan and determines the terms and conditions of the awards. Awards are evidenced by an award agreement containing the terms and conditions of each award. Under the Incentive Plan (or a Sub-Plan for Non-Employees that was also approved with the Incentive Plan), the Company may grant awards to employees, executives, officers, consults, or advisors of the Company or its subsidiaries.

On July 6, 2023, the shareholders approved an amendment to the Incentive Plan allowing the number of Ordinary Shares reserved under the Incentive Plan to automatically increase each July 1, beginning on July 1, 2023, and ending on July 2, 2032, by 5.0% of the outstanding number of Ordinary Shares on the immediately preceding June 30, or such lesser amount as determined by the Company’s Remuneration Committee.

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During the financial years ended 30 June 2024, 2023, 2022 and 2021, the following awards under the Incentive Plan have been granted, and have vested or forfeit:

Number of RSUs, PSUs and BSAs (thousands)
Outstanding at June 30, 2021	46.0
Granted	70.6
Vested	(75.5)
Forfeit	(13.2)
Outstanding at June 30, 2022	27.9
Granted	91.2
Vested	(35.6)
Forfeit	(17.8)
Outstanding at June 30, 2023	65.7
Granted	0
Vested	(17.4)
Forfeit	(12.5)
Outstanding at June 30, 2024	35.8

Tembo Long Term Incentive Plan

During FY2023, Tembo e-LV BV established a performance incentive plan for participants to benefit from any potential future trade sale, IPO, recapitalization or merger of Tembo e-LV and subsidiaries within the EV business unit. In the event of such an action, participants will earn Long Term Incentive (“LTI”) points according to an allocation decided by the Remuneration Committee of a profit share of 20% of the net gain made by the Company from the corporate action, less previously invested amounts.

G. Disclosure of a Registrant’s Action to Recover Erroneously Awarded Compensation

There was no erroneously awarded compensation attributable to accounting restatements during or after the fiscal year ending 30 June 2024.

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MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

The following table sets forth information with respect to beneficial ownership of our Ordinary Shares as of June 30, 2024 by each person known to us to beneficially own 5% and more of our Ordinary Shares.

The beneficial ownership of VivoPower’s Ordinary Shares is determined based on 4,439,733 Ordinary Shares issued and outstanding on June 30, 2024. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Beneficial Ownership
AWN Holdings Limited (1)	891,618	20.1%
Kevin Chin (2)	261,645	5.9%

(1)

Represents shares held by AWN and its subsidiaries including Arowana Australasian Special Situations Fund 1 Pty Limited (“Arowana Fund Co”), Arowana Australasian VCMP 2, LP (“Arowana Fund GP”), Arowana Australasian Special Situations Partnership 1, LP (“Arowana Fund”), Arowana Energy Holdings Pty Ltd. (“Arowana Energy”), AWN, as the controlling shareholder of each entity is deemed to beneficially own 891,618 Ordinary Shares. The business address of these entities is c/o AWN Holdings Limited, at Level 11, 153 Walker Street, North Sydney, New South Wales 2060, Australia.

(2)	As of 30 June 2024, Kevin Chin, through various entities, held a total of 261,645 shares of VVPR. The holdings are distributed as follows: The Panaga Group Trust holds 103,921 shares, Arowana Global Impact Pty Ltd holds 126,881 shares, the Chin Family Super Fund holds 28,275 shares, and the KTFC Super Fund holds 2,568 shares. This excludes VVPR shares held by charitable foundations which Mr. Chin has no beneficial ownership in but gifted or transferred VVPR shares to.

None of the above shareholders have different voting rights from other shareholders as of   June 30, 2024.

92% of our outstanding Ordinary Shares were held in the United States by 1 holder of record (the United States record holders include Cede & Co., the nominee of the Depositary Trust Company).

Related Party Transactions

Transactions and Balances with Related Persons

Kevin Chin, Chairman and Chief Executive Officer of VivoPower, is also Chairman and Chief Executive Officer of AWN. As of June 30, 2024, AWN held a 20.1% equity interest in the Company.

During the period, a number of services were provided to the Company from AWN and its subsidiaries; the extent of the transactions between the two groups is listed below.

On June 30, 2021, the Company agreed to refinance its existing $21.1 million shareholder loan with AWN Holdings Limited (“AWN”), with repayment of principal from January 1, 2023 in sixty monthly instalments of $0.35 million to loan maturity on December 31, 2027. The interest rate and line fee was agreed at 8% and 0.8% respectively, but no interest or line fee settlements are required until after a corporate liquidity event has occurred. In addition, the Company agreed to a refinancing fee of $0.34 million in two tranches on June 30, 2022 and December 31, 2022. Security granted to AWN comprised of the Specific Security Deed and the General Security.

On January 11, 2023, amendments to the loan were agreed with AWN:

(i)	to defer repayment of principal to commence on April 1, 2025, with repayments over 60 months to March 31, 2030.

(ii)	to defer interest payments from October 1, 2023, becoming due and payable on the earlier of a) completion by VivoPower of a debt or equity raise of at least $25 million, and b) October 1, 2024.

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(iii)	to extend the increased interest rate and line fee of 10.00% and 2.00% per annum respectively commenced on October 1, 2021 to the earlier of a) March 31, 2025 or b) the date a minimum prepayment of $1,000,000 is made.

(iv)	to extend the initial refinancing fee accruing incrementally at 1.6% per annum from July 1, 2021 and become payable at the earlier of a) $1.0 million prepayment being made or b) April 1, 2025.

(v)	to defer the repayment date of the previous fixed facility extension fee of $0.355 million, becoming payable on April 1, 2025.

(vi)	In addition to previously agreed refinancing fees, an additional $0.855 million fixed refinancing fee will accrue immediately and become payable on April 1, 2025.

On June 30, 2023, further amendments to the loan were agreed with AWN:

(i)	to defer interest payments from October 1, 2024 to April 1, 2025, and to replace the conditional requirement to repay accrued interest upon completion by VivoPower of a debt or equity raise of at least $25 million, with the conditional requirement to make repayments of interest and/or principal to meet the mandatory repayment schedule described in sections (ii) and (iii) below following a qualifying liquidity event.

(ii)	upon completion by VivoPower International PLC of a qualifying liquidity event of at least $5.0 million, Aevitas O Holdings Pty Limited are required to make mandatory prepayment of principal and interest to AWN in accordance with the following schedule:

a)	proceeds $5 million to $7.5 million - pay 25% of amounts raised;
b)	proceeds $7.5 million to $12.5 million - pay $1.875 million plus 45% of amounts raised;
c)	proceeds $12.5 million and above - pay $4.125 million plus 50% of amounts raised.

(iii)	for the purposes of the mandatory prepayment requirement, a ‘qualifying liquidity event’ excludes direct investments into VivoPower’s subsidiary, Tembo, and debt raised in respect of working capital finance facilities, but includes:

a)	equity or debt raise;
b)	trade sale of underlying subsidiary or business unit (including, for example, Aevitas and Caret); and
c)	loan repayment from Tembo to VivoPower.

(iv)	as consideration for the concessions agreed with AWN, VivoPower International PLC committed to issue AWN with 500,000 warrants, with a duration of 12 months, at an exercise price of $6.7 per share.

On June 28, 2024, VivoPower amended and extended its $34 million shareholder loan financing agreement with AWN. The agreement consolidated all shareholder loans into a single tranche and reclassified them as non-current, thereby improving VivoPower’s balance sheet. AWN also received an option to acquire 1,150,000 Tembo shares post-business combination with Cactus Acquisition Corp 1 Limited at $1.35 per share.

In December 2021, a short term loan of $1.1 million (A$1.5 million) was provided from AWN to Aevitas O Holdings Pty Limited at an interest rate of 10.0%, increasing to 12.5% from January 1, 2022. The loan is set to expire on April 1, 2025 (initially set as April 30, 2022, then extended on June 30, 2022, to October 1, 2023, then extended on January 11, 2023 to April 1, 2025). The requirement for the loan to expire upon completion by VivoPower International PLC of a debt or equity raise of at least $25 million was dropped on June 30, 2023. Facility extension fees of $29,000 (A$40,000) and $43,500 (A$60,000) are payable upon maturity, relating to the two extensions respectively.

On February 22, 2022, a short term $3.0 million loan was provided from AWN to Aevitas O Holdings Pty Limited, with interest rate of 10.00% per annum payable on the principal sum upon maturity. The loan is set to expire on April 1, 2025 (initially set as May 13, 2022, then extended on June 30, 2022, to October 1, 2023, then extended on January 11, 2023 to April 1, 2025). The requirement for the loan to expire upon completion by VivoPower of a debt or equity raise of at least $25 million was dropped on June 30, 2023. Facility extension fees of $85,000 and $110,000 are payable upon maturity, relating to the two extensions respectively.

On December 22, 2022, a short term $3.0 million loan was provided from AWN to Aevitas O Holdings Pty Limited, with interest rate of BBSY bid floating rate (on average 3.60% for the period from inception to June 30, 2023) plus fixed margin of 15.0% per annum payable on the principal sum upon maturity. A 1% facility establishment fee of $30,000 was deducted upon initial loan drawdown, and a further 3% exit fee of $90,000 is payable on expiry. The loan is set to expire on April 1, 2025 (initially set as October 1, 2023, then extended on January 11, 2023 to April 1, 2025). The requirement for the loan to expire upon completion by VivoPower of a debt or equity raise of at least $25 million was agreed on January 11, 2023, then dropped on June 30, 2023. A facility extension fee of $115,000 is payable upon maturity.

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In February and March 2023, further short term loans of A$0.5 million and A$0.25 million were established between AWN and Aevitas O Holdings Pty Limited, drawn down between February and May 2023. The loans have interest rate of BBSY bid floating rate plus fixed margin of 15.0% per annum payable on the principal sum upon maturity, with expiry dates of June 30, 2023. 1% facility establishment fees of total A$7,500 were deducted upon loan drawdowns, and further 3% exit fees of total A$22,500 are payable on expiry. On June 30, 2023, the expiry of the loans was amended to August 31, 2023.

Michael Hui, non-executive director of VivoPower International PLC, is also an employee and director of AWN. Mr. Hui is paid fees of $50,000 per annum during the year. Mr. Hui elected to receive 100% of his fees in cash. $25,000 remaining accrued and payable as at June 30, 2023. Mr. Hui also receives equity-based remuneration in relation to his involvement in management of Critical Power Services segment, and the hyper-turnaround and hyperscaling program. Of the 1,750 ($13,125) annual retention RSUs granted on April 1, 2020, vesting annually from June 2021 to June 2026, 350 RSUs ($2,625) vested in 2023. Of the 5,250 ($39,375) performance RSUs vesting quarterly from September 2020 to June 2023, dependent on meeting quarterly performance goals, 631 RSUs ($4,736) vested in 2023. A further 2,000 annual retention RSUs ($5,200) were granted to Mr. Hui on January 11, 2023, vesting annually from December 2023 to December 2025.

From time to time, costs incurred by AWN on behalf of VivoPower are recharged to the Company. During the year ended June 30, 2023, $1,138,346 was recharged to the Company (year ended June 30, 2022: $343,806, year ended June 30, 2021: $1,028,096). At June 30, 2023, the Company has a payable to AWN in respect of recharges of $1,392,303 (June 30, 2022: $313,688, June 30, 2021: $4,345).

Aevitas is indebted to The Panaga Group Trust, of which Mr. Kevin Chin is a beneficiary and one of the directors of the corporate trustee of such trust, with 4,697 Aevitas Preference Shares, of face value A$46,970. The Panaga Group Trust earned A$3,303 ($2,189) dividends on the Aevitas Preference Shares during the year ended June 30, 2023.

Mr. Chin is paid fees of £68,000 per annum as Chairman during the year, payable to Arowana Global Impact Pty Ltd (formerly Arowana Partners Group Pty Ltd).

As CEO, Mr. Chin is paid £325,000 base fees, £38,000 annual professional development allowance. Of the base salary £325,000, 4 months were paid in cash, whilst for 8 months, Mr. Chin agreed to receive payment in the form of 541,666 cashless warrants in VivoPower shares, exercisable in the period 3 June 2024 to 3 June 2029 at an exercise price of $6.0. Shares issued following exercising of warrants will remain restricted for 12 months. Mr. Chin has gifted these warrants to a benevolent foundation.

Mr. Chin receives equity-based remuneration in relation to his involvement in leading the hyper-turnaround and hyperscaling program. Of the 8,720 ($65,400) annual retention RSUs granted on April 1, 2020, vesting annually from June 2021 to June 2026, 1,744 RSUs ($13,080) vested in 2023. Of the 26,160 ($196,200) performance RSUs vesting quarterly from September 2020 to June 2023, dependent on meeting quarterly performance goals, 3,146 RSUs ($23,592) vested in 2023. In December 2021, the Remuneration Committee approved an equity award of RSUs in relation to short-term incentives for the year ended June 30, 2022, vesting in June 2023 deferred from June 2022. The award vested 9,429 RSUs ($275,330), based on Mr. Chin’s base salary £325,000 x 1.3237 exchange rate x 64% performance measurement / $2.92 VWAP (Volume weighted average price). A further 2,000 annual retention RSUs ($5,200) were granted to Mr. Chin on January 11, 2023, vesting annually from December 2023 to December 2025.

On November 26, 2021, APG provided a loan of $0.37 million to Caret, to provide working capital assistance. The loan incurred interest during the year of $22,895 at 8% plus a 2% facility fee, plus a one-off establishment fee of $7,400. The loan plus interest were repaid in August 2022.

VivoPower Policy on Conflicts of Interest

VivoPower’s Code of Business Conduct and Ethics requires that situations that could be reasonably expected to give rise to a conflict of interest be fully disclosed to the Company’s Compliance Officer and provides that conflicts of interest may only be waived by the Board or an appropriate committee of the Board. Under the Code of Business Conduct and Ethics, a conflict of interest is deemed to occur when an employee’s private interest interferes, or appears to interfere, with the interests of the Company as a whole, and in general the Code of Business Conduct and Ethics provides that, subject to certain exceptions in the Code, the following should be considered conflicts of interest: (i) no employee may be employed or engaged by a business that competes with the Company or deprives it of any business; (ii) no employee should use corporate property, information or his or her position with the Company to secure a business opportunity that would otherwise be available to the Company; (iii) no employee may obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a material customer, supplier, financing partner or competitor of the Company. This guideline does not prohibit arms-length transactions with recognized banks or other financial institutions; (iv) no employee may have any financial interest (ownership or otherwise), either directly or indirectly through a spouse or other family member, in any other business or entity if such interest adversely affects the employee’s performance of duties or responsibilities to the Company, or requires the employee to devote time to it during such employee’s working hours at the Company except that with the prior approval of the Board, an employee may hold up to 5% ownership interest in a publicly traded company that is in competition with the Company; provided that if the employee’s ownership interest in such publicly traded company increases to more than 5%, the employee must immediately report such ownership to the Compliance Officer; no employee may hold any ownership interest in a privately held company that is in competition with the Company except with the prior approval of the board; and no employee may hold any ownership interest in a company that has a business relationship with the Company if such employee’s duties at the Company include managing or supervising the Company’s business relations with that company.

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The Company’s Audit and Risk Committee, pursuant to its written charter, is responsible for maintaining oversight of conflict of interest transactions to help to ensure that they are appropriately disclosed and make recommendations to the Board regarding authorization. The Audit and Risk Committee considers all relevant factors when determining whether to approve a conflict of interest transaction, including whether the conflict of interest transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Company requires each of its directors and executive officers to complete an annual directors’ and officers’ questionnaire that elicits information about conflict of interest transactions.

These procedures are intended to determine whether any such conflict of interest impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

The Company also complies with English law provisions in relation to directors’ conflicts contained in the Companies Act 2006 and specific provisions contained in the Company’s articles of association. The Companies Act 2006 permits directors of U.K. public limited companies to have conflicts of interests provided that their articles of association permit directors to authorize a conflict and the directors do authorize any such conflict in accordance with such provision.

TAXATION

U.K. Tax Considerations

The following statements are a general guide to certain aspects of current U.K. tax law and the current published practice of HM Revenue and Customs, both of which are subject to change, possibly with retrospective effect.

The following statements are intended to apply to holders of Ordinary Shares who are only resident for tax purposes in the U.K., who hold the Ordinary Shares as investments and who are the beneficial owners of the Ordinary Shares. The statements may not apply to certain classes of holders of Ordinary Shares, such as dealers in securities and persons acquiring Ordinary Shares in connection with their employment. Prospective investors in Ordinary Shares who are in any doubt as to their tax position regarding the acquisition, ownership and disposition of the Ordinary Shares should consult their own tax advisers.

Dividends

Withholding tax

We will not be required to deduct or withhold U.K. tax at source from dividend payments we make.

Individuals

U.K. resident and domiciled holders do not have to pay tax on the first  £500 of dividend income received in the 2024/2025U.K. tax year (the “dividend allowance”). However, tax will be levied on any dividends received over the dividend allowance at 8.75% on dividend income within the basic rate band, 33.75% on dividend income within the higher rate band and 39.35% on dividend income within the additional rate band.

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Corporate shareholders within the charge to U.K. corporation tax

Holders of Ordinary Shares within the charge to U.K. corporation tax which are “small companies” for the purposes of Chapter 2 of Part 9A of the Corporation Tax Act 2009 (for the purposes of U.K. taxation of dividends) will not be subject to U.K. corporation tax on any dividend received from us provided certain conditions are met (including an anti-avoidance condition).

Other holders within the charge to U.K. corporation tax will not normally be subject to tax on dividends from us, provided that one of a number of possible exemptions applies.

If the conditions for exemption are not met or cease to be satisfied, or such a holder elects for an otherwise exempt dividend to be taxable, the holder will be subject to U.K. corporation tax on dividends received from us, at the applicable rate of U.K. corporation tax 25% for companies with profits in excess of £250,000, 19% for companies with profits below £50,000, and marginal relief for companies with profits between £50,000 and £250,000 ).

Capital gains

Individuals

For individual holders who are resident in the U.K. and individual holders who are temporarily non-resident and subsequently resume residence in the U.K. within a certain time, the principal factors that will determine the U.K. capital gains tax position on a disposal or deemed disposal of Ordinary Shares are the extent to which the holder realizes any other capital gains in the U.K. tax year in which the disposal is made, the extent to which the holder has incurred unrelieved capital losses in that or earlier U.K. tax years, and the level of the annual allowance of tax-free gains in that U.K. tax year (the “annual exemption”). The current annual exemption for the 2024/2025 tax year is £3,000 for individuals and personal representatives, and £1,500 for most trustees .

Subject to any reliefs that may be available, an individual holder will be subject to capital gains tax on any gain above the annual exemption amount at a rate of 10 % or 20% depending on the total amount of the individual’s taxable income in the same tax year as the disposal takes place.

Companies

A disposal or deemed disposal of Ordinary Shares by a holder within the charge to U.K. corporation tax may give rise to a chargeable gain or allowable loss for the purposes of U.K. corporation tax, depending on the circumstances and subject to any exemptions or reliefs that apply or may be available. UK corporation tax is charged on chargeable gains at the current main rate of 25% for companies with profits exceeding £250,000, and a lower rate of 19% for companies with profits up to £50,000. Marginal relief applies to companies with profits between these amounts, providing a gradual increase in the corporation tax rate from 19% to 25%.. Holders within the charge to U.K. corporation tax will, for the purposes of computing chargeable gains, be allowed to claim an indexation allowance which applies to reduce capital gains (but not to create or increase an allowable loss) to the extent that such gains arise due to inflation although the allowance has now been frozen and now only applies to assets acquired prior to 31 December 2017.

Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

The statements in this section entitled “Stamp Duty and Stamp Duty Reserve Tax (“SDRT”) are intended as a general guide to the current U.K. stamp duty and SDRT position. The discussion below relates to holders wherever resident, but investors should note that certain categories of person are not liable to stamp duty or SDRT and others may be liable at a higher rate or may, although not primarily liable for tax, be required to notify and account for SDRT under the Stamp Duty Reserve Tax Regulations 1986.

General

Except in relation to depositary receipt systems and clearance services (to which the special rules outlined below apply):

●	No stamp duty or SDRT will arise on the issue of our shares;

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●	An agreement to transfer our shares will normally give rise to a charge to SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer. SDRT is, in general, payable by the purchaser;
●	Instruments transferring our shares will generally be subject to stamp duty at the rate of 0.5% of the consideration given for the transfer (rounded up to the next £5). The purchaser normally pays the stamp duty;
●	If a duly stamped transfer completing an agreement to transfer is produced within six years of the date on which the agreement is made (or, if the agreement is conditional, the date on which the agreement becomes unconditional), any SDRT already paid is generally repayable, normally with interest, and any SDRT charge yet to be paid is cancelled.

Depositary Receipt Systems and Clearance Services

U.K. domestic law provides that where our Ordinary Shares are issued or transferred to a depositary receipt system or clearance service (or their nominees or agents) SDRT (in the case of an issue of shares) and stamp duty or SDRT (in the case of a transfer of shares) may be payable, broadly at the higher rate of 1.5% of the amount or value of the consideration given (or, in certain circumstances, the value of the shares) (rounded up to the nearest £5 in the case of stamp duty). Generally, transfers within such depositary receipt system or clearance service are thereafter not subject to stamp duty or SDRT, provided that (in the case of a clearance service) no election under section 97A of the Finance Act 1986 has been made (as to which, see further below).

However, following the European Court of Justice decision in C-569/07 HSBC Holdings Plc, Vidacos Nominees Limited v. The Commissioners of Her Majesty’s Revenue & Customs and the First-tier Tax Tribunal decision in HSBC Holdings Plc and The Bank of New York Mellon Corporation v. The Commissioners of Her Majesty’s Revenue & Customs (“HMRC”), HMRC (now His Majesty’s Revenue and Customs) has confirmed that a charge to 1.5% SDRT is no longer payable when new shares are issued to a depositary receipt system or clearance service (such as, in our understanding, DTC). Following the UK’s exit from the European Union on 31 January 2020, HMRC has confirmed that the 1.5% charges on the issue of new shares will remain disapplied unless and until such time as UK domestic legislation is amended to the contrary.

HMRC remains of the view that where our shares are transferred (a) to, or to a nominee or an agent for, a person whose business is or includes the provision of clearance services or (b) to, or to a nominee or an agent for, a person whose business is or includes issuing depositary receipts, stamp duty or SDRT will generally be payable at the higher rate of 1.5% of the amount or value of the consideration given or, in certain circumstances, the value of our shares.

There is an exception from the 1.5% charge on the transfer to, or to a nominee or agent for, a clearance service where the clearance service has made and maintained an election under section 97A(1) of the Finance Act 1986 which has been approved by HMRC. In these circumstances, stamp duty or SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer will arise on any transfer of our shares into such a clearance service and on subsequent agreements to transfer such shares within such clearance service. It is our understanding that DTC has not made an election under section 97A(1) of the Finance Act of 1986, and that therefore transfers or agreements to transfer shares held in book entry (i.e., electronic) form within the facilities of DTC should not be subject to U.K. stamp duty or SDRT.

Any liability for stamp duty or SDRT in respect of a transfer into a clearance service or depositary receipt system, or in respect of a transfer within such a service, which does arise will strictly be accountable by the clearance service or depositary receipt system operator or their nominee, as the case may be, but will, in practice, be payable by the participants in the clearance service or depositary receipt system.

Certain Material U.S. Federal Income Tax Considerations

The following discussion is a summary of certain material U.S. federal income tax considerations to U.S. holders (as defined below) of the purchase, ownership and disposition of our Ordinary Shares issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case, in effect as of the date hereof. Except as expressly described herein, this discussion does not address the U.S. federal income tax considerations that may apply to U.S. holders under the “Convention Between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and on Capital Gains” (the “Treaty”). All of the foregoing authorities are subject to change or differing interpretations, which change or differing interpretation could apply with retroactive effect and could affect the tax consequences described below. We have not sought nor intend to seek an opinion from counsel or a ruling from the IRS regarding the matters discussed below. There can be no assurances that the IRS or a court will not take a contrary or different position to that discussed below concerning the tax consequences of the purchase, ownership and disposition of our Ordinary Shares.

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This discussion addresses only the U.S. federal income tax considerations for U.S. holders that hold our Ordinary Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a U.S. holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, . this discussion does not address tax considerations applicable to a U.S. holder of our Ordinary Shares that may be subject to special tax rules including, without limitation, the following:

●	banks, financial institutions or insurance companies;

●	brokers, dealers or traders in securities, currencies, commodities, or notional principal contracts;

●	tax-exempt entities or organizations, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively, or governmental organizations;

●	real estate investment trusts, regulated investment companies or grantor trusts;

●	persons that hold our Ordinary Shares as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

●	partnerships (including entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or persons that will hold our Ordinary Shares through such an entity;

●	S corporations;

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	persons that received our Ordinary Shares through the exercise of an employee stock option or otherwise as compensation;

●	persons that received our Ordinary Shares through the exercise of an employee stock option or otherwise as compensation;

●	persons that own directly, indirectly, or through attribution ten percent (10%) or more of the total voting power or value of all our outstanding shares; and

●	U.S. holders that have a “functional currency” other than the U.S. dollar.

Further, this summary does not address the U.S. federal estate, gift, or alternative minimum tax considerations, or any U.S. state, local, or non-U.S. tax considerations of the acquisition, ownership and disposition of our Ordinary Shares. It also does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

In addition, this summary does not include any tax consequences of the potential merger of Tembo with Cactus Acquisition Corp 1 Limited (CCTS) or any other transactions undertaken in connection with.

For the purposes of this summary, a “U.S. holder” is a beneficial owner of our Ordinary Shares that is (or is treated as), for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or,

●	a trust, if (i) a court within the United States is able to exercise primary supervision over its administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all of the substantial decisions of such trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

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If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our Ordinary Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships hold our Ordinary Shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax considerations to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR ORDINARY SHARES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Distributions

Subject to the discussion below under “ “—Passive Foreign Investment Company Rules,” the gross amount of any distribution of cash or property paid to a U.S. holder with respect to our Ordinary Shares will generally be included a U.S. holder’s gross income as a dividend on the date actually or constructively received to the extent such distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits will be treated first as a non-taxable return of capital to the U.S. holder, thereby reducing the U.S. holder’s adjusted tax basis in our Ordinary Shares (but not below zero), and, to the extent in excess of such basis, will generally be taxable to the U.S. holder as either long-term or short-term capital gain depending upon whether the U.S. holder has held our Ordinary Shares for more than one year as of the time such distribution is actually or constructively received. However, since we do not calculate our earnings and profits under U.S. federal income tax principles, it is expected that any distribution generally will be taxable to U.S. holders as dividends for U.S. federal income tax purposes.

Dividends on our Ordinary Shares will be taxable to a corporate U.S. holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations with respect to dividends received from other U.S. corporations. With respect to our non-corporate U.S. holders, including individual U.S. holders, dividends will be taxed at the lower applicable long-term capital gains rate applicable to “qualified dividend income” only if our Ordinary Shares are readily tradable on an established securities market in the United States, including the Nasdaq (on which our Ordinary Shares are currently listed but the market price of our Ordinary Shares has frequently been highly volatile and has fluctuated in a wide range, which potentially could result in delisting of our Ordinary Shares from the Nasdaq]), or we are eligible for benefits of the Treaty, we are not a PFIC (as defined below) at the time the dividend was paid or in the previous year, and certain holding and other requirements are met. U.S. holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to our Ordinary Shares.

[The amount of any distribution paid in Great British pounds will be the U.S. dollar value of the Great British pound calculated by reference to the spot rate of exchange in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars on such date. If the distribution is converted into U.S. dollars on the date of receipt, a U.S. holder should not be required to recognize foreign currency gain or loss in respect of the distribution. A U.S. holder may have foreign currency gain or loss if the distribution is converted into U.S. dollars after the date of receipt. In general, foreign currency gain or loss will be treated as U.S.-source ordinary income or loss. U.S. holders should consult their own tax advisors regarding the treatment of any foreign currency gain or loss.

Sale, Exchange or Other Taxable Disposition of Our Ordinary Shares

Subject to the discussion below under “ “—Passive Foreign Investment Company Rules,”, a U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes upon the sale, exchange or other taxable disposition of our Ordinary Shares in an amount equal to the difference between the amount realized from such sale, exchange or other taxable disposition and the U.S. holder’s adjusted tax basis in such Ordinary Shares disposed of. Such gain or loss generally will be a capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such Ordinary Shares exceeds one year. Long-term capital gains realized by a non-corporate U.S. holder may be taxed at reduced rates of taxation. The deductibility of capital losses for U.S. federal income tax purposes is subject to certain limitations.

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A U.S. holder’s adjusted tax basis in our Ordinary Shares generally will equal the cost of such Ordinary Shares, adjusted by the amount, if any, of distributions in excess of our current and accumulated earnings and profits, and the amount realized on a sale, exchange or other taxable disposition of our Ordinary Shares will be the amount received determined on the date of disposition.

Passive Foreign Investment Company Rules

In general, a corporation organized outside the United States will be treated as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes in any taxable year in which (a) 75% or more of its gross income is “passive income” (as defined in the Code) or (b) 50% or more of its assets by value either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets. For this purpose, “gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. For purposes of the PFIC tests described above, if we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, we will be treated as if we (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.

If we were a PFIC for any taxable year during which a U.S. holder owned our Ordinary Shares, we would generally continue to be treated as a PFIC with respect to such U.S. holder for all succeeding taxable years during which such U.S. holder held our Ordinary Shares, even if we ceased to meet the threshold requirements for PFIC status.

We do not believe that we were a PFIC for the taxable year that ended immediately prior to the taxable year that includes this offering and do not expect to be treated as a PFIC for the current taxable year that includes this offering or future taxable years. Whether we are treated as a PFIC is a factual determination that must be made annually after the end of each taxable year. This determination, and our PFIC status for each taxable year, will depend on the composition of our and our subsidiaries’ income and assets and the value of our and our subsidiaries’ assets (which may be determined in part by reference to our market capitalization) at such time, including the relative value of our passive investment assets compared to the value of our goodwill and going concern value relating to our active business operation. Moreover, the application of the PFIC rules is unclear in certain respects. The IRS or a court may disagree with our determinations, including the manner in which we determine the value of our assets and the percentage of our assets that are passive assets under the PFIC rules. Therefore, there can be no assurance that we will not be a PFIC for the current taxable year that includes this offering or any future taxable year.

Under attribution rules, if we were a PFIC for any taxable year and any subsidiary or other entity in which we held a direct or indirect equity interest is also a PFIC (a “Lower-tier PFIC”), U.S. holders would be deemed to own their proportionate share of any such Lower-tier PFIC and would be subject to U.S. federal income tax according to the rules described in the following paragraph on (i) certain distributions by the Lower-tier PFIC and (ii) a disposition of equity interests of the Lower-tier PFIC, in each case, as if the U.S. holders held such interests directly, even though the U.S. holders have not received the proceeds of those distributions or dispositions directly.

If we are a PFIC for any taxable year during which a U.S. holder holds our Ordinary Shares, the U.S. holder may be subject to adverse tax consequences. Generally, gain recognized by a U.S. holder upon a disposition (including, under certain circumstances, a pledge) of our Ordinary Shares by the U.S. holder would be allocated ratably over the U.S. holder’s holding period for such Ordinary Shares. The amounts allocated to the taxable year of disposition and to taxable years before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to the allocated amount. Further, to the extent that any distribution received by a U.S. holder on our Ordinary Shares exceeds 125% of the average of the annual distributions on such Ordinary Shares received during the preceding three years or the U.S. holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above.

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If we are considered a PFIC for a taxable year, certain elections may be available that would result in alternative treatments (such as mark-to-market treatment, as discussed below) of our Ordinary Shares. U.S. Holders should consult their own tax advisors to determine whether any of these alternative treatments would be available if we were to be considered a PFIC for a taxable year and, if so, what the consequences of the alternative treatments would be in their particular circumstances and regarding the application of the PFIC rules to their investment in our Ordinary Shares generally. U.S. holders should assume, however, that a “qualified electing fund election” to treat us as a “qualified electing fund” will not be available with respect our Ordinary Shares because we do not intend to provide the necessary information to allow U.S. holders to make such an election.

If a U.S. holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. holder may make a mark-to-market election with respect to such shares for such taxable year (but not with respect to any Lower-tier PFICs, if any). If a U.S. holder makes a valid mark-to-market election for the first taxable year of the U.S. holder in which the U.S. holder holds (or is deemed to hold) our Ordinary Shares in us and for which we are determined to be a PFIC, such U.S. holder generally will not be subject to the PFIC rules described above with respect to our Ordinary Shares. Instead, in general, the U.S. holder will include as ordinary income in each taxable year the excess, if any, of the U.S. holder’s fair market value of our Ordinary Shares at the end of its taxable year over the U.S. holder’s adjusted basis in our Ordinary Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains, as described above under “—Distributions” and “—Sale, Exchange or Other Taxable Disposition of Our Ordinary Shares,” respectively. The U.S. holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in our Ordinary Shares over the fair market value of our Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in our Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of our Ordinary Shares will be treated as ordinary income. However, because a mark-to-market election generally cannot be made for equity interests in a Lower-tier PFIC, the rules described above that apply if no election were made may continue to apply with respect to a U.S. holder’s indirect interest in any Lower-tier PFIC, even if a U.S. holder were to make a valid mark-to-market election with respect to our Ordinary Shares. As a result, it is possible that any mark-to-market election will be of limited benefit. The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the Nasdaq (on which our Ordinary Shares are currently listed but there is potential risk of a delisting of our Ordinary Shares from the Nasdaq, as discussed above under “—Distributions”), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless our Ordinary Shares ceased to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consented to the revocation of the election. U.S. holders are urged to consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our Ordinary Shares under their particular circumstances.

If a U.S. holder owns our Ordinary Shares during any taxable year in which we are a PFIC, the U.S. holder generally may be required to file an IRS Form 8621 (whether or not a mark-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs are complex and are affected by various factors in addition to those described above. Accordingly, U.S. holders are urged to consult with their own tax advisers regarding our PFIC status for any taxable year, the availability of mark-to-market election described above and the potential application of the PFIC rules.

Backup Withholding and Information Reporting

U.S. holders generally will be subject to information reporting requirements with respect to dividends on our Ordinary Shares and on the proceeds from the sale, exchange or taxable disposition of our Ordinary Shares that are paid within the United States, by a U.S. payor or through certain U.S.-related financial intermediaries, unless the U.S. holder is a corporation or other exempt recipient. In addition, a U.S. holder may be subject to backup withholding on such payments, unless the U.S. holder provides a correct taxpayer identification number and makes other required certifications or otherwise establishes an exemption. Backup withholding is not an additional tax, and the amount of any backup withholding will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

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Foreign Financial Asset Reporting

Certain U.S. holders may be required to file IRS Form 926 reporting the payment of the offer price for our Ordinary Shares to us. Substantial penalties may be imposed upon a U.S. holder that fails to comply. Each U.S. holder should consult its own tax advisor as to the possible obligation to file IRS Form 926 with this reporting requirement, and the period of limitations on assessment and collection of United States federal income taxes will be extended in the event of a failure to comply.

Furthermore, certain U.S. holders who are individuals and certain entities will be required to report information with respect to such U.S. holder’s investment in “specified foreign financial assets” on IRS Form 8938, subject to certain exceptions. Specified foreign financial assets generally include any financial account maintained with a non-U.S. financial institution and should also include our Ordinary Shares if they are not held in an account maintained with a U.S. financial institution. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended in the event of a failure to comply. U.S. holders are urged to consult their own tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in our Ordinary Shares.

THIS DISCUSSION ABOVE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR ORDINARY SHARES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement, we have engaged Chardan to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus. The placement agent is not purchasing or selling any securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, it is possible that we will not sell the entire amount of securities being offered. There is no minimum amount of proceeds that is a condition to closing of this offering. Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all investors in this offering under federal securities and state law, the investors which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. Investors who do not enter into a securities purchase agreement with us shall rely solely on this prospectus in connection with the purchase of our securities in this offering. The placement agent may engage one or more subagents or selected dealers in connection with this offering.

The placement agency agreement provides that the placement agent’s obligations are subject to conditions contained in the placement agency agreement.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus starting on or about [●], 2024.

Placement Agent Fees, Commissions and Expenses

Upon the closing of this offering, we will pay the placement agent a cash transaction fee equal to up to 7% of the aggregate gross cash proceeds to us from the sale of the securities in the offering. In addition, we will reimburse the placement agent for its accountable expenses incurred in connection with this offering, including the fees and expenses of the counsel for the placement agent, up to $[●].

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The following table shows the public offering price, placement agent fees and proceeds, before expenses, to us.

	Per Ordinary Share	Total
Public offering price
Placement agent fees
Proceeds to us (before expenses)

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding placement agent fees, will be approximately $ all of which are payable by us. This figure includes the placement agent’s accountable expenses, including, but not limited to, legal fees for placement agent’s legal counsel, that we have agreed to pay at the closing of the offering up to an aggregate expense reimbursement of $[●]. We have agreed to the payment of $[●] to be applied against the placement agent’s expenses, or the Advance. Such Advance will be applied against the placement agent’s expenses in connection with the offering, and to the extent not actually incurred, such Advance shall be reimbursed to us.

Lock-Up Agreements

We and each of our officers and directors and certain shareholders have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of  or otherwise dispose of any of our ordinary shares or other securities convertible into or exercisable or exchangeable for our ordinary shares for a period of [●] days after this offering is completed. We have agreed to not issue any securities that are subject to a price reset based on the trading prices of our Ordinary Shares or upon a specified or contingent event in the future, or enter into any agreement to issue securities at a future determined price for a period of 6 months following the closing date of this offering.

Other Compensation

[●]

Listing

Our Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “VVPR.”

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of the Ordinary Shares by the Placement Agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the placement agent, or by its affiliates. Other than this prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as an underwriter, and should not be relied upon by investors.

Certain Relationships

The Placement Agent and its affiliates have and may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

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DESCRIPTION OF OUR SECURITIES BEING REGISTERED

The securities to be registered on this registration statement on Form F-1 include up to an aggregate amount of [●] Ordinary Shares.

General

We are incorporated as a public company with limited liability and our affairs are governed by our articles of association and the laws of England.

The following description summarizes the most important terms of our share capital. We have adopted an amended and restated articles of association, and this description summarizes the provisions that are included therein. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this “Description of Securities Being Registered” section, you should refer to our amended and restated articles of association, which is included as an exhibit to the registration statement of which this prospectus is part, and to the applicable provisions of the Companies Act 2006 (the “Companies Act”).

Our Ordinary Shares have the rights and restrictions described in the subsection entitled “Key Provisions in our Articles of Association.”

We are not permitted under English law to hold our own shares unless they are repurchased by us and held in treasury.

Key Provisions in our Articles of Association

The following is a summary of certain key provisions of our articles of association.

Objects and Purposes

The Companies Act abolished the need for an objects clause and, as such, our objects are unrestricted.

Shares and Rights Attaching to Them

General

Other than the voting rights described herein, all Ordinary Shares have the same rights and rank pari passu in all respects. Subject to the provisions of the Companies Act and any other relevant legislation, our shares may be issued with such preferred, deferred or other rights, or such restrictions, whether in relation to dividends, returns of capital, voting or otherwise, as may be determined by ordinary resolution (or, failing any such determination, as the directors may determine). We may also issue shares, which are, or are liable to be, redeemed at the option of us or the holder.

Voting Rights

The holders of Ordinary Shares are entitled to vote at general meetings of shareholders. Each ordinary shareholder is entitled, on a show of hands, to one vote; and on a poll, to one vote for each Ordinary Share held. For as long as any Ordinary Shares are held in a settlement system by the Depository Trust Company, all votes shall take place on a poll.

In the case of joint holders of a share, the vote of the joint holder whose name appears first on the register of members in respect of the joint holding shall be accepted to the exclusion of the votes of the other joint holders.

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A shareholder is entitled to appoint another person as his proxy (or in the case of a corporation, a corporative representative) to exercise all or any of his rights to attend and to speak and vote at a general meeting.

Capital Calls

Under our articles of association, the liability of our shareholders is limited to the amount, if any, unpaid on the shares held by them.

The directors may from time to time make calls on shareholders in respect of any monies unpaid on their shares, whether in respect of nominal value of the shares or by way of premium. Shareholders are required to pay called amounts on shares subject to receiving at least 14 clear days’ notice specifying the time and place for payment. “Clear days” notice means calendar days and excludes the date of mailing, the date of receipt or deemed receipt of the notice and the date of the meeting itself. If a shareholder fails to pay any part of a call, the directors may serve further notice naming another day not being less than 14 clear days from the date of the further notice requiring payment and stating that in the event of non-payment the shares in respect of which the call was made will be liable to be forfeited. Subsequent forfeiture requires a resolution by the directors.

Restrictions on Voting Where Sums Overdue on Shares

None of our shareholders (whether in person by proxy or, in the case of a corporate member, by a duly authorized representative) shall (unless the directors otherwise determine) be entitled to vote at any general meeting or at any separate class meeting in respect of any share held by him unless all calls or other sums payable by him in respect of that share have been paid.

Dividends

The directors may pay interim and final dividends in accordance with the respective rights and restrictions attached to any share or class of share, if it appears to them that they are justified by the profits available for distribution.

Unless otherwise provided by the rights attaching to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid, and apportioned and paid proportionally to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

Any dividend which has remained unclaimed for 12 years from the date when it became due for payment shall, if the directors resolve, be forfeited and cease to remain owing by us. In addition, we will not be considered a trustee with respect to, or liable to pay interest on, the amount of any payment into a separate account by the directors or any unclaimed dividend or other sum payable on or in respect of a share.

We may cease to send any payment in respect of any dividend payable in respect of a share if:

●	in respect of at least two consecutive dividends payable on that share the check or warrant has been returned undelivered or remains uncashed (or another method of payment has failed);

●	in respect of one dividend payable on that share the check or warrant has been returned undelivered or remains uncashed, or another method of payment has failed, and reasonable inquiries have failed to establish any new address or account of the recipient; or

●	a recipient does not specify an address, or does not specify an account of a type prescribed by the directors, or other details necessary in order to make a payment of a dividend by the means by which the directors have decided that a payment is to be made, or by which the recipient has elected to receive payment, and such address or details are necessary in order for us to make the relevant payment in accordance with such decision or election, but, subject to the articles of association, we may recommence sending checks or warrants or using another method of payment for dividends payable on that share if the person(s) entitled so request and have supplied in writing a new address or account to be used for that purpose.

The directors may, with the authority of an ordinary resolution of the Company, offer to shareholders the right to elect to receive, in lieu of a dividend, an allotment of new shares credited as fully paid. The directors may also direct payment of a dividend wholly or partly by the distribution of specific assets.

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Distribution of Assets on Winding-up

If the Company is wound up, the liquidator may, with the sanction of a special resolution and any other sanction required by law, divide among the members in specie the whole or any part of the assets of the Company and may, for that purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he may with the like sanction determine, but no member shall be compelled to accept any assets upon which there is a liability.

Variation of Rights

The rights attached to any class may be varied, either while we are a going concern or during or in contemplation of a winding up (a) in such manner (if any) as may be provided by those rights; or (b) in the absence of any such provision, with the consent in writing of the holders of three-quarters in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares), or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class, but not otherwise.

Transfer of Shares

All of our shares in certificated form may be transferred by an instrument of transfer in any usual or common form or any form acceptable to the directors and permitted by the Companies Act and any other relevant legislation.

The directors may, in their absolute discretion, refuse to register the transfer of a share in certificated form which is not fully paid. They may also refuse to register a transfer of a share in certificated form (whether fully paid or not) unless the instrument of transfer: (a) is lodged, duly stamped, at our registered office or at such other place as the directors may appoint and (except in the case of a transfer by a financial institution where a certificate has not been issued in respect of the share) is accompanied by the certificate for the share to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer; (b) is in respect of only one class of share; and (c) is in favor of not more than four transferees.

Alteration of Capital

We may, by ordinary resolution, consolidate and divide all or any of our share capital into shares of larger amount than our existing shares; and sub-divide our shares, or any of them, into shares of a smaller amount than our existing shares; and determine that, as between the shares resulting from the sub-division, any of them may have any preference or advantage as compared with the others.

Pre-emption Rights

There are no rights of pre-emption under our articles of association in respect of transfers of issued Ordinary Shares. In certain circumstances, our shareholders may have statutory pre-emption rights under the Companies Act in respect of the allotment of new shares in our company. These statutory pre-emption rights, when applicable, would require us to offer new shares for allotment to existing shareholders on a pro rata basis before allotting them to other persons. In such circumstances, the procedure for the exercise of such statutory pre-emption rights would be set out in the documentation by which such Ordinary Shares would be offered to our shareholders. These statutory pre-emption rights may be disapplied by a special resolution passed by shareholders in a general meeting or a specific provision in our articles of association.

Directors

Number

Subject to the provisions of the Companies Act, a majority of the directors may from time to time fix the maximum number of directors and unless so fixed the number of directors (other than alternate directors) shall not be subject to any maximum. The minimum number shall not be less than two.

Classification

The directors of VivoPower shall be divided into three classes, as nearly equal in number as possible and designated as Class A, Class B and Class C. At each succeeding annual general meeting of VivoPower, successors to the class of directors whose term expires at that annual general meeting shall be elected for a three-year term.

Appointment of Directors

The directors may appoint a person who is willing to act as a director, and is permitted by law to do so, to be a director, either to fill a vacancy or as an additional director.

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Termination of a Director’s Appointment

A director may be removed with the approval of all of the other directors and a person would cease to be a director as the result of certain other circumstances as set out in our articles of association, including resignation, by law and continuous non-attendance at board meetings. Directors are not subject to retirement at a specified age limit under our articles of association.

Borrowing Powers

Under our directors’ general power to manage our business, our directors may exercise all our powers to borrow money and to mortgage or charge our undertaking, property and uncalled capital or parts thereof and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of ours or of any third party.

Quorum

The quorum necessary for the transaction of business of the directors may be fixed from time to time by the directors and unless so fixed shall be two. Provided that a director declares his interest (as outlined in the subsection entitled “Directors’ Interests and Restrictions” below) a director may vote as a director in regard to any transaction in which he is interested or upon any matter arising therefrom and if he shall so vote his vote shall be counted and he shall be counted in the quorum present at the meeting (aside from in relation to counting towards quorum in relation to the authorization of a director’s conflict).

Directors’ Interests and Restrictions

Subject to the provisions of the Companies Act, and provided that he has disclosed in accordance with English law the nature and extent of any material interests of his, a director notwithstanding his office:

●	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested;

●	may be a director or other officer of, or be employed by, or hold any position with, or be a party to any transaction or arrangement with, or otherwise interested in, anybody corporate in which the Company is interested; and

●	notwithstanding the fact that a proposed decision of the directors concerns or relates to any matter in which a director has, or may have, directly or indirectly, any kind of interest whatsoever, that director may participate in the decision-making process for both quorum and voting purposes although any director facing such a conflict is not to be counted as participating in the decision to authorize the conflict for quorum or voting purposes.

A director shall not, by reason of his office, be accountable to the Company for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

Remuneration

Until otherwise determined by ordinary resolution, the directors may determine the amount of fees to be paid to the directors for their services provided that any fees paid to the directors shall not exceed the amounts set out in the then applicable directors’ remuneration policy approved by members for the purposes of section 439A of the Companies Act 2006.

Any director who holds any other office with us, or who serves on any committee of the directors, or who performs, or undertakes to perform, services which the directors consider go beyond the ordinary duties of a director may be paid such additional remuneration as the directors may determine.

The directors may also be paid all reasonable expenses properly incurred by them in connection with the exercise of their powers and the discharge of their responsibilities as directors.

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Share Qualification of Directors

Our articles of association do not require a director to hold any shares in us by way of qualification. A director who is not a member shall nevertheless be entitled to attend and speak at general meetings.

Indemnity of Officers

Subject to the provisions of any relevant legislation, each of our directors and other officers (excluding an auditor) may be entitled to be indemnified by us against all liabilities incurred by him in the execution and discharge of his duties or in relation to those duties. The Companies Act renders void an indemnity for a director against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director.

Shareholders Meetings

Calling of General Meetings

A general meeting may be called by a majority of the directors, the chairman of the board of directors or the chief executive officer. The directors are also required to call a general meeting once we have received requests to hold a general meeting from shareholders representing at least 5% of the paid up capital of the company entitled to vote at a general meeting.

Quorum of Meetings

No business shall be transacted at any meeting unless a quorum is present. Two persons entitled to vote upon the business to be transacted, each being a member or a proxy for a member or a duly authorized representative of a corporation which is a member (including for this purpose two persons who are proxies or corporate representatives of the same member), shall be a quorum.

Attendance

The directors or the chairman of the meeting may direct that any person wishing to attend any general meeting should submit to and comply with such searches or other security arrangements as they consider appropriate in the circumstances.

The directors may make arrangements for simultaneous attendance and participation by electronic means allowing persons not present together at the same place to attend, speak and vote at general meetings.

Limitation on Owning Securities

Our articles of association do not restrict in any way the ownership or voting of our shares by non-residents.

Disclosure of Interests in Shares

If we serve a demand on a person under section 793 of the Companies Act (which requires a person to disclose an interest in shares), that person will be required to disclose any interest he has in our shares. Failure to disclose any interest can result in the following sanctions: suspension of the right to attend or vote (whether in person or by representative or proxy) at any general meeting or at any separate meeting of the holders of any class or on any poll; and where the interest in shares represent at least 0.25% of their class (excluding treasury shares) also the withholding of any dividend payable in respect of those shares and the restriction of the transfer of any shares (subject to certain exceptions).

Exchange Controls

Other than applicable taxation, anti-money laundering and counter-terrorist financing law and regulation and certain economic sanctions which may be in force from time to time, there are no English laws or regulation, or any provision of our articles of association, which would prevent the import or export of capital or the remittance of dividends, interest or other payments by us to holders of our Ordinary Shares who are not residents of the U.K. on a general basis.

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Differences in Corporate Law

The applicable provisions of the Companies Act 2006 differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act 2006 applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and English law.

	England and Wales	Delaware
Number of Directors	Under the Companies Act 2006, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association.	Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

Removal of Directors	Under the Companies Act 2006, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company and its shareholders. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act 2006 must also be followed such as allowing the director to make representations against his or her removal either at the meeting or in writing.	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Vacancies on the Board of Directors	Under English law, the procedure by which directors (other than a company’s initial directors) are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders at a general meeting, resolutions appointing each director must be voted on individually unless the shareholders present vote to disapply this requirement without any vote in opposition.	Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual General Meeting	Under the Companies Act 2006, a public limited company must hold an annual general meeting in each six-month period following the company’s annual accounting reference date.	Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

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	England and Wales	Delaware
General Meeting

Under the Companies Act 2006, a general meeting of the shareholders of a public limited company may be called by the directors.

Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings can require the directors to call a general meeting and, if the directors fail to do so within a prescribed period, may themselves call a general meeting.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings	Under the Companies Act 2006, 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company’s articles of association providing for a longer period, at least 14 clear days’ notice is required for any other general meeting. In addition, certain matters, such as resolutions to remove directors or auditors, require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the shareholders having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.	Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Proxy	Under the Companies Act 2006, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Pre-emptive Rights	Under the Companies Act 2006, “equity securities”, being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution (“Ordinary Shares”) or (ii) rights to subscribe for, or to convert securities into, Ordinary Shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise (in each case in accordance with the provisions of the Companies Act 2006).	Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

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	England and Wales	Delaware
Authority to Allot	Under the Companies Act 2006, the directors of a company must not allot shares or grant rights to subscribe for or to convert any security into shares unless an exception applies or an ordinary resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise (in each case in accordance with the provisions of the Companies Act 2006).	Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Directors and Officers

Under the Companies Act 2006, any provision (whether contained in a company’s articles of association or any contract or otherwise) that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act 2006, which provides exceptions for the company to (a) purchase and maintain insurance against such liability; (b) provide a “qualifying third party indemnity”(being an indemnity against liability incurred by the director to a person other than the company or an associated company as long as he is successful in defending the claim or criminal proceedings or in obtaining relief from the court); and (c) provide a “qualifying pension scheme indemnity”(being an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan)

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

		●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

		●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

		●	intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

		●	any transaction from which the director derives an improper personal benefit.

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	England and Wales	Delaware
Voting Rights	Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or by the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act 2006, a poll may be demanded by (a) not fewer than five shareholders having the right to vote on the resolution; (b) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution; or (c) any shareholder(s) holding shares in the company conferring a right to vote on the resolution being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll. Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy, who, being entitled to vote, vote on the resolution. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting.	Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Shareholder vote on Certain Transactions	The Companies Act 2006 provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors that are used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:	Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

	● the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders, or class thereof present and voting, either in person or by proxy; and	● the approval of the board of directors; and

	● the approval of the court.	● approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

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		England and Wales	Delaware
Standard of Conduct for Directors	Under English law, a director owes various statutory and fiduciary duties to the company, including:

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

●

to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its shareholders as a whole, subject in certain specified circumstances to consider or act in the interests of the creditors of the company;

	●	to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;
	●	to act in accordance with the company’s constitution and only exercise his powers for the purposes for which they are conferred;
	●	to exercise independent judgement;
	●	to exercise reasonable care, skill and diligence;
	●	not to accept benefits from a third party conferred by reason of his being a director or doing, or not doing, anything as a director; and
	●	a duty to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

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	England and Wales	Delaware
Shareholder Litigation	Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act 2006 provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from an act or omission involving a director’s negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some or all of its shareholders.	●	Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:
		●	state that the plaintiff was a shareholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and
		●	allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or
		●	State the reasons for not making the effort.
Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

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Other UK Law Considerations

Squeeze-out

Under the Companies Act, if a takeover offer (as defined in section 974 of the Companies Act) is made for the shares of a company and the offeror were to acquire, or unconditionally contract to acquire:

●	not less than 90% in value of the shares to which the takeover offer relates (the “Takeover Offer Shares”); and

●	where those shares are voting shares, not less than 90% of the voting rights attached to the Takeover Offer Shares, the offeror could acquire compulsorily the remaining 10% within three months of the last day on which its offer can be accepted. It would do so by sending a notice to outstanding shareholders telling them that it will acquire compulsorily their Takeover Offer Shares and then, six weeks later, it would execute a transfer of the outstanding Takeover Offer Shares in its favor and pay the consideration to the company, which would hold the consideration on trust for outstanding shareholders. The consideration offered to the shareholders whose Takeover Offer Shares are acquired compulsorily under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.

Sell-out

The Companies Act also gives minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer (as defined in Section 974 of the Companies Act). If a takeover offer related to all the shares of a company and, at any time before the end of the period within which the offer could be accepted, the offeror held or had agreed to acquire not less than 90% of the shares to which the offer relates, any holder of the shares to which the offer related who had not accepted the offer could by a written communication to the offeror require it to acquire those shares. The offeror is required to give any shareholder notice of his or her right to be bought out within one month of that right arising. The offeror may impose a time limit on the rights of the minority shareholders to be bought out, but that period cannot end less than three months after the end of the acceptance period. If a shareholder exercises his or her rights, the offeror is bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.

Disclosure of Interest in Shares

Pursuant to Part 22 of the Companies Act, a company is empowered by notice in writing to require any person whom the company knows to be, or has reasonable cause to believe to be, interested in the company’s shares or at any time during the three years immediately preceding the date on which the notice is issued to have been so interested, within a reasonable time to disclose to the company details of that person’s interest and (so far as is within such person’s knowledge) details of any other interest that subsists or subsisted in those shares.

If a shareholder defaults in supplying the company with the required details in relation to the shares in question (the “Default Shares”), the shareholder shall not be entitled to vote or exercise any other right conferred by membership in relation to general meetings. Where the Default Shares represent 0.25% or more of the issued shares of the class in question, the directors may direct that:

●	any dividend or other money payable in respect of the Default Shares shall be retained by the company without any liability to pay interest on it when such dividend or other money is finally paid to the shareholder; and/or

●	no transfer by the relevant shareholder of shares (other than a transfer approved in accordance with the provisions of the company’s articles of association) may be registered (unless such shareholder is not in default and the transfer does not relate to Default Shares).

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Dividends

Under English law, before a company can lawfully make a distribution, it must ensure that it has sufficient distributable reserves. A company’s distributable reserves are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made.

In addition to having sufficient distributable reserves, a public company will not be permitted to make a distribution if, at the time, the amount of its net assets (that is, the aggregate of the company’s assets less the aggregate of its liabilities) is less than the aggregate of its issued and paid-up share capital and undistributable reserves, or if the distribution would result in the amount of its net assets being less than that aggregate.

Purchase of Own Shares

Under English law, a public limited company may purchase its own shares only out of the distributable profits of the company or the proceeds of a new issue of shares made for the purpose of financing the purchase. A public limited company may not purchase its own shares if as a result of the purchase there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares.

Subject to the foregoing, because the Nasdaq Capital Market is not a “recognized investment exchange” under the Companies Act, a company may purchase its own fully paid shares only pursuant to a purchase contract authorized by ordinary resolution of the holders of its Ordinary Shares before the purchase takes place. Any authority will not be effective if any shareholder from whom the company proposes to purchase shares votes on the resolution and the resolution would not have been passed if such shareholder had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

A share buy back by a company of its Ordinary Shares will give rise to UK stamp duty at the rate of 0.5% of the amount or value of the consideration payable by the company, and such stamp duty will be paid by the company.

Our articles of association do not have conditions governing changes in our capital which are more stringent than those required by law.

Statutory Pre-emption Rights

Under English law, a company must not allot equity securities to a person on any terms unless the following conditions are satisfied:

●	it has made an offer to each person who holds Ordinary Shares in the company to allot to them on the same or more favorable terms a proportion of those securities that is as nearly as practicable equal to the proportion in nominal value held by them of the Ordinary Share capital of the company; and

●	the period during which any such offer may be accepted has expired or the company has received notice of the acceptance or refusal of every offer so made.

For these purposes “equity securities” means Ordinary Shares in the company or rights to subscribe for, or to convert securities into, Ordinary Shares in the company. “Ordinary Shares” means shares other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution.

The statutory pre-emption rights are subject to certain exceptions, including the issue of Ordinary Shares for non-cash consideration, an allotment of bonus shares and the allotment of equity securities pursuant to an employees’ share scheme. The statutory pre-emption rights may also be disapplied with the approval of 75% of shareholders.

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Shareholder Rights

Certain rights granted under the Companies Act, including the right to requisition a general meeting or require a resolution to be put to shareholders at the annual general meeting, are only available to our members. For English law purposes, our members are the persons who are registered as the owners of the legal title to the shares and whose names are recorded in our register of members. In the case of shares held in a settlement system operated by the Depository Trust Company (“DTC”), the registered member will be DTC’s nominee, Cede & Co. If a person who holds their Ordinary Shares in DTC wishes to exercise certain of the rights granted under the Companies Act, they may be required to first take steps to withdraw their Ordinary Shares from the settlement system operated by DTC and become the registered holder of the shares in our register of members. A withdrawal of shares from DTC may have tax implications.

UK City Code on Takeovers and Mergers

The Company does not believe that it is subject to the Takeover Code as it considers that it falls outside of the types of company the Takeover Panel specifies it regulates (set out in Section 3(a) of the Code). However, as a UK public limited company, VivoPower may, in certain limited circumstances, become subject to the Takeover Code. VivoPower will keep this matter under review.

Any takeover proposal for the company would not, therefore, at the present time be governed by the Takeover Code and the Panel would not have jurisdiction in relation to any such transaction.

History of Security Issuances

We were incorporated on February 1, 2016 with an issued share capital of 5,000 Ordinary Shares of nominal value of £1.00 each. Since incorporation there have been the following changes to our issued share capital:

●	pursuant to the authority granted by a resolution, passed as an ordinary resolution by our shareholders on August 3, 2016: that the existing 5,000 Ordinary Shares of £1 each in the capital of the Company be sub-divided into 551,438 Ordinary Shares of £ 0.0906721 each;

●	pursuant to the authority granted by a resolution, passed as an ordinary resolution by our shareholders on August 3, 2016: that a further 20,450 Ordinary Shares of £ 0.0906721 each be allotted up to an aggregate nominal amount of £1,854.29;

●	pursuant to the authority granted by a resolution, passed as an ordinary resolution by our shareholders on August 3, 2016 that the share capital be redenominated from Great British Pounds to U.S. Dollars;

●	pursuant to the authority granted by a resolution, passed as an ordinary resolution by our shareholders on October 6, 2020: that shares in the Company be allotted up to an aggregate nominal amount of $18,000; and

●	pursuant to the authority granted by a resolution, passed as an ordinary resolution by our shareholders on November 10, 2022: that shares in the Company be allotted up to an aggregate nominal amount of US $18,000;

●	pursuant to the authority granted by a resolution, passed as an ordinary resolution by our shareholders on July 6, 2023: that a reverse stock split of its outstanding Ordinary Shares be implemented;

●	pursuant to the authority granted by a resolution, passed as an ordinary resolution by our shareholders on December 28, 2023: that shares in the Company be allotted up to an aggregate nominal amount of US $3,600,000

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 33 N. LaSalle St., 11th Floor, Chicago, IL 60602.

Listing

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “VVPR.”

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EXPENSES

The following are the estimated expenses of this offering payable by us, excluding placement agent fees, with respect to the sale of our Ordinary Shares in this offering. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates and may change:

Amount
SEC registration & FINRA fees	$5,387.22
Legal fees & expenses	$25,000.00
Accounting fees & expenses	$10,000.00
Miscellaneous costs	$4,612.78
Total	$45,000.00

LEGAL MATTERS

The validity of our Ordinary Shares and certain matters governed by English law will be passed on for us by Shoosmiths LLP. White & Case LLP will pass upon certain matters of New York law for us in connection with this offering. Hunter Taubman Fischer & Li LLC is acting as counsel for the Placement Agent in connection with certain U.S. legal matters related to this offering.

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EXPERTS

The consolidated financial statements of VivoPower International PLC appearing in this prospectus for the year ended June 30, 2023 have been audited by PKF Littlejohn LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The registered business address of PKF Littlejohn LLP is 15 Westferry Circus, Canary Wharf, London E14 4HD.

ENFORCEMENT OF JUDGMENTS

We are a public limited company incorporated under the laws of England and Wales. Certain of our directors and executive officers and experts named in this prospectus reside outside of the United States, and all or a substantial portion of our assets and the assets of such persons are located outside the United States. As a result, it may be difficult for an investor to serve process on us or our directors and executive officers or to compel any of them to appear in Court in the United States or to enforce judgments obtained in U.S. courts against them or us, including judgments based on civil liability provisions of the securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in the United Kingdom. An award for monetary damages under the U.S. securities laws would be considered punitive in the United Kingdom if it does not seek to compensate the claimant for loss or damage suffered and is intended to punish the defendant. The enforceability of any judgment in the United Kingdom will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and the United Kingdom do not currently have a treaty providing for the mutual recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting and other informational requirements of the Exchange Act. Under the Exchange Act, we file Annual Reports and other information with the SEC. As a foreign private issuer, we are exempt from, among other things, the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains a web site that contains reports and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement of which this prospectus forms a part. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

We also maintain a website at www.vivopower.com through which you can access our SEC filings. The information set forth on our website is not part of this prospectus.

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Ordinary Shares

VIVOPOWER INTERNATIONAL PLC

(Incorporated in England and Wales)

PROSPECTUS

The date of this prospectus is         July 26, 2024.

Chardan

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of directors and officers

The Registrant’s articles of association provide that, subject to the Companies Act 2006, every person who is or was of any time a director of the Registrant or a director of an associated company of the Registrant may be indemnified against losses or liabilities incurred by him in relation to the Registrant or any associated company of the Registrant.

The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

Item 7. Recent sales of unregistered securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

On July 29, 2022, we issued to an investor in a private placement Series A Warrants exercisable for an aggregate of 423,077 Ordinary Shares at an exercise price of $13.0 per share. Each Series A Warrant was exercisable on February 2, 2023 and will expire on February 2, 2028.

From September 1, 2019 through the filing date of this registration statement, we granted to our directors, officers, employees, consultants and other service providers an aggregate of 207,800 restricted stock units, performance stock units and stock options to be settled in shares of our Ordinary Stock under our 2017 Omnibus Incentive Plan and award agreements.

The offers, sales and issuances of the securities described above were deemed to be exempt from registration either under Rule 701 promulgated under the Securities Act, in that the transactions were under compensatory benefit plans and contracts relating to compensation, or under Section 4(a)(2) in that the transactions were between an issuer and members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2). The recipients of such securities were our employees, directors, or consultants and received the securities under our equity incentive plans. Appropriate legends were affixed to the securities issued in these transactions.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offers, sales and issuances of the above securities were exempt from registration under the Securities Act (or Regulation D or Regulation S promulgated thereunder) by virtue of Section 4(a)(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

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Item 8. Exhibits

(a)	Exhibits

Exhibit Number	Description
3.1	Articles of Association (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-4 (File No. 333-213297), filed with the SEC on November 16, 2016).
4.1	Form of Specimen Certificate Evidencing Ordinary Shares. (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form F-4 (File No. 333-213297), filed with the SEC on August 24, 2016).
5.1*	Opinion of Shoosmiths LLP, U.K. counsel to the Registrant, with respect to the legality of securities being registered.
10.1	Omnibus Incentive Plan, adopted September 5, 2017 and amended July 28, 2023 (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 (File No. 333-273520), filed with the SEC on July 28, 2023).
10.2	Equity Distribution Agreement, dated November 12, 2021, between VivoPower International PLC and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 10.1 to the Current Report on Form 6-K (File No. 001-37974), filed with the SEC on November 21, 2021).
10.3	Amendment No. 1 to Equity Distribution Agreement, dated July 29, 2022, between VivoPower International PLC and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 10.1 to the Current Report Form 6-K (File No. 001-37974), filed with the SEC on July 29, 2022).
10.4	Strategic Direct Investment in Tembo dated June 28, 2023 (incorporated by reference to Exhibit 99.1 to the Current Report on Form 6-K (File No. 001-37974), filed with the SEC on June 28, 2023).
10.5	Placement Agency Agreement, dated July 29, 2022, between VivoPower International PLC and A.G.P./Alliance Global Partners (incorporated by reference to Exhibit 1.1 to the Current Report on Form 6-K (File No. 001-37974), filed with the SEC on August 2, 2022).
10.6	Form of Series A Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 6-K (File No. 001-37974), filed with the SEC on August 2, 2022).
10.7	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 to the Current Report on Form 6-K (File No. 001-37974), filed with the SEC on August 2, 2022).
10.8	Form of Securities Purchase Agreement, dated July 29, 2022, between VivoPower International PLC and the purchaser identified therein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 6-K (File No. 001-37974), filed with the SEC on August 2, 2022).
10.9	Refinancing of Loan Arrangements, dated June 30, 2023, between AWN Holdings Limited and Aevitas O Holdings Pty Ltd. (incorporated by reference to Exhibit 4.9 to the Annual Report on Form 20-F/A, filed with the SEC on March 20, 2024).
10.10	Advance Subscription Agreement, dated June 23, 2023, between TAG Intl DMCC and Tembo E-LV (incorporated by reference to Exhibit 4.10 to the Annual Report on Form 20-F/A, filed with the SEC on March 20, 2024).
10.11	Form of Subscription Agreement, dated June 9, 2023, between VivoPower International PLC and ASEAN Foundation (incorporated by reference to Exhibit 10.1 to the Current Report on Form 6-K (File No 001-37974), filed with the SEC on June 13, 2023).
10.12	Form of Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 6-K (File No. 001-37974), filed with the SEC on June 13, 2023).
21.1	List of Subsidiaries.
23.1	Consent of PFK Littlejohn LLP.
23.2*	Consent of Shoosmiths LLP (see Exhibit 5.1).
24.1	Powers of Attorney (See signature page).
107	Fee Filing Table.

*	To be filed by an amendment.

(b)	Financial Statement Schedules

All Schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financial statements or related notes.

Item 9. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by section 10(a)(3) of the Securities Act;

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(e) That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(g) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(h) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of London, United Kingdom, on July 26, 2024.

VIVOPOWER INTERNATIONAL PLC

By:	/s/ Kevin Chin
Name:	Kevin Chin
Title:	Chief Executive Officer, Executive Chairman and Director

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POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin Chin and Gary Challinor , and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin Chin	Chief Executive Officer, Executive
Kevin Chin	Chairman and Director (Principal Executive Officer)	July 26, 2024

/s/ Gary Challinor	Chief Financial Officer (Principal
Gary Challinor	Financial and Accounting Officer)	July 26, 2024

/s/ Michael Hui
Michael Hui	Director	July 26, 2024

/s/ Peter Jeavons
Peter Jeavons	Director	July 26, 2024

/s/ William Langdon
William Langdon	Director	July 26, 2024

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of VivoPower International PLC has signed this registration statement or amendment thereto on July 26, 2024.

VIVOPOWER INTERNATIONAL PLC

By:	/s/ Gary Challinor
Name:	Gary Challinor
Title:	Chief Financial Officer

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